UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
FIRST FREEDOM BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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First Freedom Bancshares, Inc.
1620 West Main Street
Lebanon, Tennessee 37088
Dear Shareholder:
          You are cordially invited to attend a special meeting of shareholders of First Freedom Bancshares, Inc. (“First Freedom”) to be held at 1620 West Main Street, Lebanon, Tennessee, on December ___, 2008, beginning at 10:30 a.m. Central Standard Time.
          At this important meeting, you will be asked to vote on the following matters:
          1. Blank Check Preferred Stock. To amend our charter to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the company’s board of directors.
          2. Amendments to our Charter. To amend our charter to provide for the authorization of two new classes of common stock and one series of preferred stock.
          3. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
          4. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrant agreements, which will have the effect of reclassifying certain warrants into Class A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.
          5. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.
          6. Adjournment or Postponement. To consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment or postponement to approve one or more of them.
          The principal purposes of the special meeting are as follows: (1) to amend our charter to authorize blank check preferred stock in order for the company to be able to participate, if approved for participation, in the Capital Purchase Program (“CPP”) offered by the United States Department of the Treasury (“Treasury Department”); and (2) for shareholders to vote on the reclassification of certain shares of our common stock (the “reclassification transaction”) that is designed to take First Freedom private by reducing its number of shareholders of record below 300. Once First Freedom becomes a private company, it will realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”).

          UNLESS PROPOSALS 2, 3, AND 4 ARE ALL APPROVED, NONE OF THESE THREE PROPOSALS WILL BE EFFECTUATED. HOWEVER, PROPOSALS 1, 5 AND 6 ARE NOT CONTINGENT ON THE APPROVAL OF ANY OTHER PROPOSAL, AND WILL BE EFFECTUATED EVEN IF THE OTHER PROPOSALS ARE NOT APPROVED.
          Upon approval by the company’s shareholders, Proposal 1 would amend the company’s charter to provide for the creation of a class of preferred stock in the amount of two million five-hundred thousand (2,500,000) authorized shares, having such rights, preferences, privileges, and restrictions as may need to be determined by the board of directors. It is anticipated that the board of directors would authorize the issuance of this stock in connection with the Treasury Department’s CPP initiative. Participation in this program would generate additional capital for the company and increase its capacity for internal or external growth.
          In connection with the proposals to amend our charter and to reclassify our common stock, shares of our existing common stock held by shareholders who own between 900 and 2,499 shares will be reclassified into shares of Class A common stock. Shares of our existing common stock held by shareholders who own between 225 and 899 shares will be reclassified into shares of Class B common stock. Shares of our existing common stock held by shareholders who own 244 shares or less will be reclassified into shares of Series A Preferred Stock. The reclassification will be made on the basis of one share of Class A common stock, Class B common stock, or Series A Preferred Stock for each share of common stock held. The purpose of amending our charter and reclassifying our common stock is to discontinue the registration of our common stock under the Securities Exchange Act and to no longer be a “public” company. The purpose of reclassifying our common stock warrants and amending the transfer restrictions in our bylaws is to ensure that we remain a “non-public” company after the reclassification transaction.
          If approved at the special meeting, the reclassification transaction will affect you as follows:

If, on the record date, you are a
shareholder with:	Effect:
2,500 or more shares of common stock:	You will continue to hold the same number of shares of common stock that you held before the reclassification transaction. You will continue to hold the same number of common stock warrants.

Between 900 and 2,499 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class A common stock equal to the same number of warrants that you held before the reclassification transaction.

Between 225 and 899 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class B common stock equal to the same number of warrants that you held before the reclassification transaction.

If, on the record date, you are a
shareholder with:	Effect:
224 shares of common stock or less:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Series A Preferred Stock equal to the same number of warrants that you held before the reclassification transaction.
          Our principal reasons for the reclassification transaction are the direct and indirect cost savings of over $201,000 per year that we expect to realize as a result of the deregistration of our common stock under the Exchange Act. We also believe that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock. Our board of directors has concluded, after careful consideration, that the costs and other disadvantages associated with being a reporting company with the Securities and Exchange Commission (“SEC”) outweigh any of the advantages. Our reasons for reaching this conclusion are based on:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management and employees which arises from increasingly stringent SEC reporting requirements, thus allowing management to focus more of its attention on our customers and the community in which we operate;

•	the fact that management will have increased flexibility to consider and initiate actions that may produce long-term benefits and growth;

•	the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a going private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a going private transaction; and

•	the fact that the reclassification transaction will allow us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A common stock, Class B common stock or Series A Preferred Stock to retain an equity interest in First Freedom Bancshares at the same value per share as holders of common stock in the event of any sale of the company.
          Except for the effects described in the accompanying proxy statement, we do not expect the reclassification transaction to adversely affect our operations.
          In the event the proposals to amend our charter and to reclassify our common stock are adopted and your shares are exchanged for Class A common stock, Class B common stock or Series A Preferred Stock:

•	you will receive no consideration for your shares of common stock when they are reclassified into shares of Class A common stock, Class B common stock or Series A Preferred Stock;

•	you will hold shares that may be even less liquid than the shares you currently hold since there is no existing market for the Class A common stock, Class B common stock or Series A Preferred Stock;

•	you will receive a security with limited or no voting rights; and

•	all of our shareholders will lose the benefits of holding securities registered under Section 12 of Exchange Act.
          Dissenters’ rights are available to all shareholders who vote against Proposals 1, 2, 3, 4, or 5. Because Class A common stockholders, Class B common stockholders, and Series A Preferred Stock holders will have decreased voting rights after the reclassification and because of the decrease in liquidity of your shares following the reclassification, exercising your dissenters’ rights may be the last opportunity for such shareholders to receive cash for their shares. In order to receive dissenters’ payment, you must strictly comply with the steps required under Tennessee law. In order to exercise your dissenter’s rights and receive the fair value of your shares of common stock in cash:

•	You must not vote in favor of Proposals 1, 2, 3, 4, or 5;

•	Before the vote is taken, you must deliver a written notice to us of your intent to demand payment for your shares if proposals to amend our charter or to reclassify our common stock are approved; your written notice must be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to John Lancaster, our President and CEO, at 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088;

•	If you satisfy the requirements listed above, within ten (10) days after the approval by our shareholders of the charter amendments and the reclassification transaction, we will send you a dissenter’s notice, which will include directions about where to send a payment demand, where and when the certificates for your shares must be deposited, and will include a form for demanding payment; the dissenter’s notice we send to you will also set a date by which we must receive your payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date we deliver the dissenter’s notice to you;

•	You must execute and return the payment demand form to us, and deposit your share certificates in accordance with the terms of the dissenter’s notice before the date specified in the dissenter’s notice;

•	As soon as the charter amendments and reclassification transaction are effectuated, or upon receipt of your payment demand, whichever is later, we will pay you, if you have complied with the above requirements, the amount we estimate to be the fair value of your shares, plus accrued interest;

•	You may notify us in writing of your own estimate of the fair value of your shares and amount of interest due and either (1) demand payment of your estimate (less any payment previously made by us) or (2) reject our offer under Section 48-23-208 of the Tennessee Business Corporations Act and demand payment of the fair value of your shares and interest due, so long as the following conditions are met: (i) you believe that the amount we paid or offered is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the charter amendments and reclassification transaction, do not return the deposited share certificates within two (2) months after the date set for demanding payment. In order to demand payment, you must notify us of your demand in writing within one (1) month after we made or offered payment for your shares;

•	If you make a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition a court of competent jurisdiction to determine the fair value of your shares and accrued interest. If we do not commence the proceeding within the two-month period, we must pay you the amount you demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. Each dissenter made a party to the proceeding is entitled to judgment for either the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by us.

          You must strictly comply with the above requirements in order to exercise your dissenter’s rights. Please read “Dissenters’ Rights” beginning on page ___ of the proxy statement in its entirety for complete disclosure on your dissenters’ rights. We have not yet determined the amount of cash we will offer our shareholders who exercise their dissenters’ rights. We plan to determine “fair value” based on the book value of our stock, the value of our stock using a multiple of earnings, or the value of our stock based on a review of comparative financial institutions. Our board may also choose to rely on independent third parties to determine the “fair value” of our shares.
          Our board of directors believes the terms of the charter amendments and the reclassification transaction are fair and are in the best interest of our shareholders, and unanimously recommends that you vote “FOR” all of the proposals. We encourage you to read carefully the proxy statement and attached appendices.
          Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign, and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy.
          On behalf of our board of directors, I would like to express our appreciation for your continued interest in the affairs of First Freedom Bank and First Freedom Bancshares, Inc.
          This proxy statement is dated                     , and is being mailed to shareholders on or about                     .

Sincerely,
/s/ John Lancaster
John Lancaster, President & CEO

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the amendments to our charter or bylaws or the reclassification transaction, passed upon the merits or fairness of the amendments to our charter or bylaws or the reclassification transaction or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

First Freedom Bancshares, Inc.
1620 West Main Street
P.O. Box 100
Lebanon, Tennessee 37088
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER ___, 2008
          Notice is hereby given of a special meeting of shareholders of First Freedom Bancshares, Inc. to be held at 1620 West Main Street, Lebanon, Tennessee, on December ___, 2008, beginning at 10:30 a.m. Central Standard Time for the following purposes:
          1. Blank Check Preferred Stock. To amend our charter to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors.
          2. Amendments to our Charter. To amend our charter to provide for the authorization of two new classes of common stock and one series of preferred stock.
          3. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
          4. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrant agreements, which will have the effect of reclassifying certain warrants into Class A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.
          5. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.
          6. Adjournment or Postponement. To consider and vote on any proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment or postponement to approve one or more of them.
          Shareholders of record at the close of business on December ___, 2008 are entitled to notice of and to vote at the special meeting of shareholders and any adjournment or postponement of the special meeting of shareholders. We will not use discretionary authority granted by proxies voting against any of the proposals.
          Dissenters’ rights are available to you under Tennessee law. Please see the section entitled “Dissenters’ Rights” beginning on page ___of the accompanying proxy statement for a discussion of the availability of dissenters’ rights and the procedures required to be followed to assert these rights dissenters’ rights.

By order of the board of directors
/s/ John Lancaster
John Lancaster, President & CEO

YOUR VOTE IS IMPORTANT
WHETHER YOU EXPECT TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE COMPLETE,
SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE
ENCLOSED ENVELOPE.

i

(continued)

ii

First Freedom Bancshares, Inc.
1620 West Main Street
P.O. Box 100
Lebanon, Tennessee 37088
PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
          Your vote is very important. For this reason, the board of directors is requesting that if you are not able to attend the special meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This proxy statement and the form of proxy will be mailed to all of our shareholders on or about December ___, 2008.
          First Freedom Bancshares, Inc. (“First Freedom”) is a bank holding company for First Freedom Bank headquartered in Lebanon, Tennessee. We have tried to make this proxy statement simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively. We will refer to First Freedom as “we,” “us,” the “company” or “First Freedom.”
SUMMARY TERMS OF THE PROPOSALS
QUESTIONS AND ANSWERS

Q:	When is the special meeting?

A:	December __, 2008, 10:30 a.m. Central Standard Time.

Q:	Where will the special meeting be held?

A:	At First Freedom Bank, located at 1620 West Main Street, Lebanon, Tennessee 37088.

Q:	What items will be voted upon at the special meeting?

A:	You will be voting upon the following matters:
          1. Blank Check Preferred Stock. To amend our charter to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors.
          2. Amendments to our Charter. To amend our charter to provide for the authorization of two new classes of common stock and one series of preferred stock.
          3. Reclassification of Common Stock. To reclassify certain of our shares of existing common stock into Class A common stock, Class B common stock, and Series A Preferred Stock for the purpose of discontinuing the registration of our common stock under the Securities Exchange Act of 1934.
          4. Reclassification of Common Stock Warrants. To consent to the amendment of Bank common stock warrant agreements, which will have the effect of reclassifying certain warrants into Class

A common stock warrants, Class B common stock warrants, and Series A Preferred Stock warrants for the purpose of ensuring that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 in the future.
          5. Amendments to the Stock Transfer Restrictions in our Bylaws. To consent to an amendment of the stock transfer restrictions in our bylaws which adds additional restrictions to the transfer of our stock in order to ensure that we maintain our status as a non-reporting company under the Securities Exchange Act of 1934 after the reclassification of our common stock.
          6. Adjournment or Postponement. To consider and vote on any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment or postponement to approve one or more of them.

Q:	Who can vote?

A:	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on December ___, 2008, the record date.

Each shareholder is entitled to one vote for each share of common stock held on December ___, 2008. On that date, there were 2,036,213 shares of our common stock outstanding and entitled to vote. The common stock is our only class of outstanding voting securities. Our shareholders are not entitled to cumulative voting rights.

Q:	How do I vote by proxy?

A:	If you sign, date and return your proxy card before the special meeting, we will vote your shares as you direct. For the amendments to our charter and bylaws and the reclassification of our common stock, you may vote “for,” “against,” or you may “abstain” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them “for” each of the proposals.

Q:	How do I change or revoke my proxy?

A:	You can change or revoke your proxy at any time before it is voted at the special meeting by:
1.	submitting another proxy with a more recent date than that of the proxy first given; or

2.	attending the special meeting and voting in person, although attendance by itself will not revoke a previously granted proxy; or

3.	sending written notice of revocation to our President and CEO, John Lancaster, at First Freedom Bank, 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088.

We recommend that you revoke or amend your prior instructions in the same way you initially gave them. This will help ensure that your shares are voted the way you wish for them to be voted.

Q:	If I return my proxy can I still attend the special meeting?

A:	Yes. You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly in the enclosed postage-paid envelope, so that your shares will be represented at the special meeting. However, returning a proxy does not affect your right to attend the special meeting and vote your shares in person.

Q:	How many votes are required?

A:	If a quorum is present at the special meeting, each proposal will require the affirmative vote of a majority of our shares of outstanding common stock.

Q:	What constitutes a “quorum” for the special meeting?

A:	A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum. We need 1,018,108 shares of our common stock, present or represented by proxy, to have a quorum. A quorum is necessary to conduct business at the special meeting. You are part of the quorum if you have voted by proxy. Abstentions will be treated as present for purposes of determining a quorum, but as unvoted shares for purposes of determining the approval of any matter submitted to the shareholders for a vote. Because approval of the proposals requires a majority of shares of outstanding common stock, abstentions will have the same effect as a “NO” vote. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter. Broker non-votes will also have the same effect as a “NO” vote for any proposal.

Q:	Who pays for the solicitation of proxies?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile, electronic mail, or telegraph by officers, directors, and employees of First Freedom who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection. We have not retained any outside party to assist in the solicitation of proxies.

Q:	When are shareholder proposals for next year’s annual meeting due?

A:	Any proposal a shareholder wished to include in our proxy materials for the 2009 Annual Meeting of Shareholders would be subject to the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2009 annual meeting is held within thirty days of April 17, 2009, shareholder proposals must have been received by President and CEO, John Lancaster, at First Freedom Bank, 1620 West Main Street, P.O. Box 100, Lebanon, Tennessee 37088 no later than November 28, 2008. Any such proposals must also be presented in person at next year’s annual meeting.

Q:	What is the CPP?

A:	The Capital Purchase Program is the acronym for the Treasury Department’s Capital Purchase Program, part of its efforts designed to stabilize the U.S. economy and its financial sector in light of deteriorating economic conditions. As part of this program, the Treasury Department it invests in the preferred stock of eligible financial institutions that are chosen to participate.

Q	Why is a shareholder approval required for the company to participate in the CPP?

A:	The shareholders of the company must approve an amendment to the our charter that will allow the issuance of preferred stock meeting the characteristics required by the Treasury Department in order to participate in the CPP.

Q:	If the company is approved for participation in the CPP how much capital will the Treasury Department invest?

A:	There is no assurance that the company will be approved for participation in the CPP, or if approved, at what level we will participate. However, financial institutions may apply for participation between 1% and 3% of their risk-weighted assets. The Company has applied to participate at the 3% level which would be $4.8 million.

Q:	What is the proposed reclassification transaction?

A:	We are proposing that our shareholders approve amendments to our charter which provide for the creation of three new classes of stock: Class A common stock, Class B common stock, and a class of blank check preferred stock, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as may be fixed by the company’s board of directors. The amendment to our charter will also create a new series of preferred stock, entitled Series A Preferred Stock. Additionally, we are proposing the reclassification of shares of common stock held by holders of between 900 and 2,499 shares of common stock into shares of Class A common stock, holders of between 225 and 899 shares of common stock into shares of Class B common stock and holders of 224 or less shares of common stock into shares of Series A Preferred Stock on the basis of one share of Class A common stock, Class B common stock, or Series A Preferred Stock for each share of common stock held by such shareholders.

Q:	What is the purpose and effect of the proposed reclassification transaction?

A:	The purpose of the reclassification transaction is to allow us to terminate our SEC-reporting obligations (referred to as “going private”) by reducing the number of our record shareholders of common stock to less than 300, and by having under 500 record shareholders of each of our Class A common stock, Class B common stock, and Series A Preferred Stock. After the reclassification transaction, we anticipate having 209 shareholders of record of common stock, 315 holders of Class A common stock, 300 holders of Class B common stock, and 344 holders of Series A Preferred Stock.

As a result of the reclassification transaction, we will be able to terminate our registration under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and relieve us of the costs typically associated with the preparation and filing of public reports and other documents. The potentially negative effects of the reclassification transaction include the fact that holders of Class A and Class B common stock and Series A Preferred Stock will no longer have any voting control over the general affairs of the company and will be entitled to vote only in limited circumstances. Additionally, all of our shareholders will have reduced access to our financial information once we are no longer an SEC-reporting company. Our officers, directors and principal shareholders will no longer be required to comply with reporting obligations under Section 16 of the Exchange Act, and shareholders will also lose certain statutory safeguards since we will no longer be subject to the requirements of the Sarbanes-Oxley Act and the Exchange Act.

Q:	What is the purpose of the reclassification of common stock warrants?

A:	First Freedom currently has approximately 364,475 common stock warrants outstanding, which entitle the holder to purchase one share of common stock for $12.50. If, following the reclassification, all of these warrants were exercised in exchange for common stock, then we might have more than 300 shareholders of common stock again, which would subject the company once again to registration under the Securities Exchange Act of 1934. We propose to reclassify the common stock warrants held by holders of between 900 and 2,499 shares of common stock into Class A common stock warrants, holders of between 225 and 899 shares of common stock into Class B common stock warrants, and holders of 224 or less shares of common stock into Series A Preferred Stock warrants. By reclassifying our common stock warrants in the same way that we propose to reclassify shares of common stock, we hope to be able to continue to avoid the registration requirements under the Securities Exchange Act of 1934 in the future.

Q:	What is the purpose and effect of the change to the stock transfer restrictions in our bylaws?

A:	The bylaws of First Freedom currently provide that, generally, no person may transfer common stock to any transferee if after the transfer the transferee, either alone or together with the transferee’s affiliates in the aggregate, would own more than 9.0% of the company’s total common stock. We propose to amend our bylaws by adding additional restrictions on the transfer of our stock. The proposed restrictions would prohibit any transfer of the company’s stock that does not meet one or more of the following conditions: (i) the transfer is of 500 or more shares of the class or series of stock being transferred to one (1) transferee, or of all the transferor’s shares to one (1) transferee if the transferor owns less than 500 shares; (ii) prior to the transfer, the transferee of the shares is a shareholder of the company who owns the same class or series of stock being transferred; (iii) the transfer will not result in an increase in the number of holders of record of any class or series of stock of the company, as determined in accordance with Rule 12g5-1 of the Securities Exchange Act of 1934; or (iv) the transfer has been approved by vote of our board of directors. The proposed restrictions would also give us a right of first refusal with respect to all transfers of company stock other than lifetime transfers by gift and transfers upon the death of a shareholder by will or the laws of intestate succession. The purpose of amending our bylaws to include these transfer restrictions is to prohibit certain transfers of our stock that could jeopardize our ability to maintain our status as a non-reporting company under the Exchange Act after the reclassification transaction. The primary effect of amending our bylaws to include these additional stock transfer restriction will be that our stock will be less freely transferable and, subject to regulatory approval, we will have the right to purchase any stock proposed to be transferred by any means other than by gift, by will, or pursuant to the laws of intestate succession.

Q:	What is the recommendation of our board of directors regarding the proposals?

A:	Based on a careful review of the facts and circumstances relating to the CPP and the reclassification transaction, our board of directors believes that amending the charter to allow participation in the CPP, amending the charter to allow for the reclassification transaction, and the terms and provisions of the reclassification transaction are substantively and procedurally fair to, and in the best interests of, all of our shareholders. Our board of directors unanimously approved both participation in the CPP and the reclassification transaction, and recommends that you vote “FOR” approval of these matters at the special meeting. We believe that each executive officer and director will vote to approve each of the proposals. See “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page ____.

Q:	What will I receive in the reclassification transaction?

A:

If, on the record date, you are a
shareholder with:	Effect:
2,500 or more shares of common stock:	You will continue to hold the same number of shares of common stock and common stock warrants that you held before the reclassification transaction. We estimate that approximately 209 shareholders will remain common stock holders after the reclassification transaction.

between 900 and 2,499 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class A common stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 357 holders of Class A Common Stock after the reclassification.

between 225 and 899 shares of common stock:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Class B common stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 300 holders of Class B Common Stock after the reclassification.

224 shares of common stock or less:	You will no longer hold shares of common stock, but rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Additionally, you will no longer hold warrants for common stock, but rather, will hold a number of warrants for Series A Preferred Stock equal to the same number of warrants that you held before the reclassification transaction. We estimate that we will have approximately 344 holders of Series A Preferred Stock after the reclassification.

Because Class A common stockholders, Class B common stockholders, and Series A Preferred Stock holders will have decreased voting rights after the reclassification and because of the decrease in liquidity of your shares following the reclassification, exercising your dissenters’ rights may be the last opportunity for such shareholders to receive cash for their shares. In order to receive dissenters’ payment, you must strictly comply with the steps required under Tennessee law including voting against the reclassification and/or blank check preferred stock proposals.

Q:	What are the terms of the Class A common stock, Class B common stock, and Series A Preferred Stock?

A:	The following table sets forth the principal differences between our common stock and the Class

A common stock, Class B common stock, and Series A Preferred Stock:

	Common Stock	Common Stock		Class B	Series A
	Before	After	Class A	Common	Preferred
	Reclassification	Reclassification	Common Stock	Stock	Stock
Voting Rights	Entitled to vote on all matters for which shareholder approval is required pursuant to our governing documents, and under Tennessee law	Entitled to vote on all matters for which shareholder approval is required pursuant to our governing documents, and under Tennessee law	Entitled to vote only on any merger, share exchange, sale of substantially all the assets, voluntary dissolution or as required by law[1]	Only entitled to vote as may be required by law[1]	Only entitled to vote as may be required by law[1], and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock

Dividends	If and when declared by our board of directors	If and when declared by our board of directors	3% premium on any dividends paid on our common stock	5% premium on any dividends paid on our common stock	10% premium on any dividends paid on our common stock

Liquidation Rights	Entitled to distribution of assets on a pro rata basis	Entitled to distribution of assets on same basis as holders of Class A common stock and Class B common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets (i) on same basis as holders of common stock, or (ii) equal to the book value of the common stock, whichever is greater

[1]	Tennessee Code Annotated Section 48-20-104 requires that a class of shares with limited or no voting rights is nonetheless entitled to vote on amendments to the charter that would result in any of the following actions: 1) increase or decrease the aggregate number of authorized shares of that class; 2) effect an exchange or reclassification of all or part of the shares of that class into shares of another class; 3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class; 4) change the designation, rights, preferences, or limitations of all or part of the shares of that class; 5) change the shares of all or part of that class into a different number of shares of the same class; 6) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of that class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class; 7) limit or deny an existing preemptive right of all or part of the shares of that class; 8) authorize the issuance as a share dividend of shares of such class in respect of shares of another class; or 9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of that class.

	Common Stock	Common Stock		Class B	Series A
	Before	After	Class A	Common	Preferred
	Reclassification	Reclassification	Common Stock	Stock	Stock
Conversion Rights	None	None	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control

For a complete description of the terms of the Class A common stock, Class B common stock, and Series A Preferred Stock, including specific voting rights of the Class B common stock, and Series A Preferred Stock “as required by law,” please refer to “Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to be Issued in Reclassification Transaction” beginning on page ____.

Q:	When is the reclassification transaction expected to be completed?

A:	If the proposed reclassification transaction is approved at the special meeting, we expect to complete such reclassification transaction as soon as practicable following the special meeting. Although Tennessee law allows our board to abandon the proposed reclassification transaction after shareholder approval but prior to filing the amendment to our charter with the Tennessee Secretary of State, we have no plans to do so, and see no circumstances that would cause the board to abandon the reclassification transaction in the event it is approved by our shareholders.

Q:	What if the proposed reclassification transaction is not completed?

A:	It is possible that the proposed reclassification transaction will not be completed. The proposed reclassification transaction will not be completed if, for example, the holders of a majority of our outstanding common stock do not vote to adopt the reclassification transaction. If the reclassification transaction is not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:	What will happen if, through negotiated trades, First Freedom gains additional security holders requiring SEC registration?

A:	If the number of shareholders of record for the common stock ever rises above 300 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d). If the holders of record for any class of our securities ever exceed 500, then we will again become fully regulated under additional disclosure provisions of the Exchange Act as we are now.

Q:	Should I send in my stock certificates now?

A:	No. After the reclassification transaction is completed, we will send you written instructions for exchanging your stock certificates for shares of Class A common stock, Class B common stock, or Series A Preferred Stock, and, if you own 2,500 or more shares of common stock, for new stock certificates representing the common stock.

Q:	Do your directors and officers have different interests in the reclassification transaction?

A:	Possibly. You should be aware that our directors and executive officers have interests in the reclassification transaction that may present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the reclassification transaction.

Q:	Where can I find more information about First Freedom?

A:	We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).

Additionally, prior to forming First Freedom in 2008, the Bank filed periodic reports, proxy statements, and other information required by securities laws with the Federal Deposit Insurance Corporation (FDIC) instead of the SEC. You can obtain paper copies of these filings from the FDIC by emailing the FDIC’s filing desk at mfields@fdic.gov or by fax at (202) 898-8505 or by calling (202) 898-8908 or (202) 898-8913. Written requests should be sent to: Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Rm. F-6043, Washington, D.C. 20429. You can also receive copies of reports by writing to the Bank at 1620 West Main Street, Lebanon, Tennessee 37088 or by calling the Bank at (615) 444-1280. For a more detailed description of the information available, please see “Where You Can Find More Information” on page ____.

Q:	Will I have appraisal or dissenters’ rights in connection with the charter amendments and reclassification transaction?

A:	Yes. Under Tennessee law, you have the right to demand that the fair value of your shares be paid to you in cash if you do not vote for the charter amendment authorizing the blank check preferred stock or if you do not vote for the proposed reclassification transaction and you comply with all procedural requirements of Tennessee law, the relevant sections of which are attached to this proxy statement as Appendix C. Failure to precisely follow these requirements will result in the loss of your dissenters’ rights.

A vote in favor of the proposals will constitute a waiver of your dissenters’ rights. Additionally, even if you vote against one of the proposals you must also meet the other requirements, including sending us notice of your intent to dissent prior to the special meeting, will not perfect your dissenter’s rights. Your rights are described in more detail under “Dissenters’ Rights” beginning on page _____.

Q:	What specific procedures must shareholders follow in order to perfect their dissenters’ rights?

A:	In order to exercise your dissenters’ rights and receive the fair value of your shares in cash:

•	You must not vote in favor of Proposals 1, 2, 3, 4 or 5;

•	Before the vote is taken, you must deliver a written notice to us of your intent to demand payment for your shares if the amendment to our charter and the reclassification transaction is approved; your written notice must be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to John Bradshaw, our Secretary, at 1620 West Main Street, Lebanon, Tennessee 37088;

•	If you satisfy the requirements listed above, within ten (10) days after the approval by our shareholders of the proposals, we will send you a dissenters’ notice, which will include directions about where to send a payment demand, where and when the certificates for your shares must be deposited, and will include a form for demanding payment; the dissenters’ notice from us will also set a date by which we must receive your payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date we deliver the dissenters’ notice to you;

•	You must execute and return the payment demand form to us, and deposit your share certificates in accordance with the terms of the dissenters’ notice before the date specified in the dissenters’ notice;

•	As soon as the proposals are effectuated, or upon receipt of your payment demand, whichever is later, we will pay you, if you have complied with the above requirements, the amount we estimate to be the fair value of your shares, plus accrued interest;

•	You may notify us in writing of your own estimate of the fair value of your shares and amount of interest due and either (1) demand payment of your estimate (less any payment previously made by us) or (2) reject our offer under Section 48-23-208 of the Tennessee Business Corporation Act, which we refer to as the TBCA, and demand payment of the fair value of your shares and interest due, so long as the following conditions are met: (i) you believe that the amount we paid or offered is less than the fair value of your shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the charter amendment and reclassification transaction, do not return the deposited share certificates within two (2) months after the date set for demanding payment. In order to demand payment, you must notify us of your demand in writing within one (1) month after we made or offered payment for your shares; and

•	If you make a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition a court of competent jurisdiction to determine the fair value of your shares and accrued interest. If we do not commence the proceeding within the two-month period, we must pay you the amount you demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by us.

Q:	What was the finding of the fairness opinion regarding the reclassification transaction?

A:	Professional Bank Services, Inc., an outside consulting firm, has delivered to the board its written opinion issued effective October 24, 2008, which states that the reclassification is fair, from a financial point of view, to all company shareholders. This fairness opinion was one of the factors considered by our board in approving the reclassification transaction. A copy of the fairness opinion is attached as Appendix F to this Proxy Statement. The fairness opinion is based upon and subject to the various assumptions and limitations described therein. Please read the fairness opinion in its entirety.

Q:	Who can help answer my questions?

A:	If you have questions about the reclassification transaction, or any other matter to be voted upon at the special meeting, after reading this proxy statement or need assistance in voting your shares, you should contact John Lancaster, our President and CEO, at (615) 444-1280.
PROPOSAL 1: AMENDMENT TO OUR CHARTER
TO AUTHORIZE BLANK CHECK PREFERRED STOCK
Description of the Proposal
          This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors at a special meeting at which our shareholders will be asked to consider and vote on a proposal to amend our charter. Upon approval by the company’s shareholders, this proposal would amend the our charter to provide for the creation of a class of preferred stock in the amount of two million five hundred thousand (2,500,000) authorized shares, having such rights, preferences, privileges and restrictions as may need to be determined by the board of directors.
          The term “blank check” is often used to refer to preferred stock, the creation and issuance of which is authorized by the shareholders in advance and the terms, rights and features of which are determined by the board of directors from time to time. The authorization of blank check preferred stock would permit the board of directors to create and issue preferred stock from time to time in one or more series without further shareholder approval. Subject to the company’s charter, as amended from time to time, and the limitations prescribed by law or by any stock exchange or national securities association trading system on which the company’s securities may be listed, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue preferred shares, to fix the number of shares and to change designations, preferences and relative, participating, optional or other special rights, qualifications limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, voting rights, conversion rights, and liquidation preferences of the shares constituting any series of preferred stock, in each case without any further action by the shareholders. The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment that doing so would be in the best interests of the company and its shareholders.
Rationale for Creating Blank Check Preferred Stock
          Recent economic developments have adversely affected the capital markets and the availability of capital for financial institutions. The market for trust-preferred securities has been particularly impacted. In addition, the emergence of credit problems in the banking industry suggests that the industry is entering a period where capital conservation and augmentation will be critically important. In light of these trends, the board of directors has concluded that the company should have a full range of capital financing alternatives available in its charter.
          The proposed amendment to the company’s charter will provide the company with increased flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow the company to issue preferred stock from time to time with such features as may be determined by the board of directors for any proper corporate purpose. Such uses may include, without limitation, issuance for cash as a means of obtaining capital for use by the company, or issuance as all or part of the consideration to be paid by the company for acquisitions of other businesses or their assets. The board of directors could create, among other things, a series of preferred stock that is convertible into common stock on the basis of either a fixed or floating conversion rate.
          The board of directors has authorized the company’s management to explore participating in the voluntary Capital Purchase Program offered by the Treasury Department as part of its Capital Purchase Program (“CPP”), and on November 14, 2008 the company applied to participate in the program. Under the program, as modified for application to companies, like the company, that do not have their securities listed on a national securities exchange, the Treasury Department will purchase an amount of Senior Preferred stock (“Senior Preferred”) from participating financial institutions in amounts ranging from not less than one percent (1%) to the lesser of $25 billion or not more than three percent (3%) of the institution’s risk-weighted assets on standardized terms pursuant to a public term sheet issued by the Treasury Department on November 17, 2008. These Senior Preferred shares will qualify as Tier 1 capital and will rank senior to the institution’s common stock. The Senior Preferred shares will pay a cumulative dividend rate of five percent (5%) per annum for the first five years and will reset to a rate of nine percent (9%) per annum after year five. The Senior Preferred shares will be non-voting, other than class voting rights on matters that could adversely affect the shares. The Senior Preferred shares will be callable at 100% of the issue price after three years. Prior to the end of three years, the shares may be redeemed for 100% of their issue price, with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock, the aggregate gross proceeds of which exceed 25% of the issue price of the Senior Preferred shares.
          If the company were to issue the Senior Preferred shares, the company would be prohibited from paying or declaring dividends on any junior preferred shares, preferred shares with equal ranking, or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. The company would also be prohibited from repurchasing or redeeming any junior or pari passu preferred shares, or common shares during periods dividends on the Senior Preferred shares are unpaid.
          During the initial three-year term, any increase in the company’s common stock dividends, would need to be approved by the Treasury Department unless it had transferred all of the Senior Preferred shares and Warrant Preferred (as defined below) it acquired from the company to third parties or all of the Senior Preferred shares and Warrant Preferred shares had been redeemed by the company. Similarly, the Treasury Department’s consent would be required for the company to increase dividends by more than 3% in the aggregate over the prior year’s dividends from after the third anniversary and prior to the tenth anniversary of the Treasury Department’s initial investment unless all of the Senior Preferred shares and Warrant Preferred shares have been transferred by the Treasury Department to third parties or redeemed by the company. However, no increase in common dividends may be made between year three and year ten as a result of any dividend paid in common shares, any stock split or similar transaction. From and after the tenth anniversary of the Treasury Department’s initial investment, the company is prohibited from paying any common dividends until all equity securities issued by the company that are held by the Treasury Department are redeemed in whole or the Treasury Department has transferred all of such securities to third parties.
          For as long as the Senior Preferred shares initially issued to Treasury Department are outstanding, the company will not be able to repurchase or redeem preferred shares ranking junior or pari passu with the Senior Preferred shares or common shares unless all accrued and unpaid dividends for all past dividend periods have been declared and paid in full. Until the tenth anniversary of the date of the Treasury Department’s initial investment, the Treasury Department’s consent is required for the company to be allowed to repurchase any of its outstanding equity securities or trust preferred securities, other than repurchases of the Senior Preferred shares or Warrant Preferred shares and repurchases of preferred stock ranking junior to the Senior Preferred shares or Warrant Preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice. The Treasury Department’s consent is not required if the Senior Preferred shares or Warrant Preferred shares are redeemed in whole or the Treasury Department has transferred all of the Senior Preferred shares or Warrant Preferred shares to third parties.
          In addition to the Senior Preferred shares that it must initially issue to the Treasury Department, if the company participates in the program it would be required to issue the Treasury Department 10-year warrants to purchase additional shares of the company’s preferred stock equal to 5% of the value of the Senior Preferred shares. These shares are called the “Warrant Preferred” shares and will have the same rights and preferences as the Senior Preferred shares except that the dividend rate for these shares of Warrant Preferred will be 9%. The initial exercise price of these warrants will be $0.01 per share and the warrants will permit net exercise meaning that the Treasury Department will not be required to pay cash to exercise the warrants. The Treasury Department has indicated that it will immediately exercise these warrants after the closing of its initial investment, so that both the Senior Preferred shares and Warrant Preferred shares will be outstanding.
          The Senior Preferred shares as well as the warrants (if exercised) and the Warrant Preferred shares, will be freely transferable and the company will have to file a registration statement with the SEC covering the Senior Preferred shares, the warrants and the Warrant Preferred shares if requested to do so by the Treasury Department.
          In addition, if the company fails to pay dividends on the Senior Preferred shares for a total of six quarters, whether or not consecutive, the company’s board of directors will automatically be increased by two members and the holders of the Senior Preferred shares, voting together with any other holders of preferred shares ranking pari passu with the Senior Preferred shares, will have the right to elect two directors to fill the vacancies on the board of directors created by the increase. These directors will serve on the board of directors until such time as the company has paid in full all dividends not previously paid, at which time these directors’ terms of office shall terminate immediately.
     For as long as the Treasury Department owns any debt or equity securities of the company issued in connection with the company’s participation in the Capital Purchase Program, the company will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008, and the regulations issued and in effect thereunder as of the closing date of the sale of the preferred shares to the Treasury Department. This means that, among other things, while the Treasury Department owns debt or equity securities issued by the company in connection with the CPP, the company must:

•	ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the company;

•	implement a required clawback of any bonus or incentive compensation paid to the company’s senior executive officers based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any of the company’s senior executive officers; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the company’s senior executive officers.

     The company is currently reviewing its benefit plans and contracts to determine whether any amendments or modifications will be required to comply with the limits on executive compensation established by Section 111 of the Emergency Economic Stabilization Act of 2008. If any such modifications or amendments are required, the company and its senior executive officers, if necessary, will modify or amend such plans and agreements prior to the company’s entering into the definitive documentation necessary to consummate the investment.
     While the company has applied to participate in the CPP, the company has not yet been informed by the Treasury Department that it has been accepted for participation in the program. The company can give you no assurance that the company will ultimately be selected by the Treasury Department for participation in the program, or that, if selected, it will choose to participate. If the company were to participate, the minimum amount of Senior Preferred shares issuable would be approximately $1.6 million and the maximum amount would be approximately $4.8 million, based on the company’s risk-weighted assets as of September 30, 2008. In its application, the company requested that it be allowed to participate at the maximum amount. The company does not yet know how many shares of Senior Preferred, and related warrants, that it would issue to the Treasury Department if it does participate.
     The board of directors, in determining whether to participate in the program if the company is accepted, will consider various factors, including but not limited to the ultimate terms of any preferred stock issuable, the impact of additional capital on the company’s strategic plans, growth opportunities, competitive position and safety and soundness, the impact of preferred stock dividends on earnings available to common shareholders, the dilutive impact of the common stock warrants, the restrictions associated with participation in the program, including restrictions on executive compensation and severance payments to executive officers and any other matters relevant.
Anti-Takeover Effects of the Proposed Amendment
          This proposal will, if approved, supplement and strengthen the company’s existing takeover defenses. The issuance of preferred stock with voting rights could have, under certain circumstances, the effect of delaying or preventing a change of control of the company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change of control of the company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to make it more difficult to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise. The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage potential acquirors, and could therefore deprive shareholders of benefits they might otherwise obtain from an attempt to acquire ownership or control of the company, such as selling their shares at a premium over market price. Moreover, the issuance of such additional shares to persons friendly to the board of directors could make it more difficult to remove incumbent directors from office in the event such change were to be deemed advisable by the shareholders.
          While the proposed amendment to the company’s charter may have anti-takeover consequences, the board of directors believes that the benefits it would confer on the company outweigh any disadvantages. In addition to the ability to participate in the Capital Purchase Program component of the CPP to support potential growth, to finance purchases and secure capital, the company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the company and the shareholders. The board of directors believes it is in the best interest of the company and the shareholders to encourage potential acquirers to negotiate directly with the board of directors rather than taking unilateral action. Only when empowered to negotiate on behalf of the company can the board of directors have the best possible opportunity to secure the terms that best serve the interests of the company and all the shareholders.

          Although the company believes that the material provisions of the amendment to the charter are set forth above, reference should be made to the text of the amendment, a copy of which is attached to this proxy statement as Appendix A.
Board Recommendation
          Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the amendment to our charter that will authorize blank check preferred stock.
PROPOSALS 2 AND 3: AMENDMENTS TO OUR CHARTER
AND RECLASSIFICATION TRANSACTION
SPECIAL FACTORS
Overview of the Reclassification Transaction
          This proxy statement is also being furnished in connection with the solicitation of proxies by our board of directors at a special meeting at which our shareholders will be asked to consider and vote on a proposal to amend our charter in order to facilitate a reclassification of our stock and a “going private” transaction. If approved, the amendments will provide for (a) the creation of two new classes of common stock and one series of preferred stock: Class A common stock, Class B common stock, and Series A Preferred Stock; and (b) the reclassification of shares of our common stock held by shareholders who own between 900 and 2,499 shares into shares of Class A common stock; shares of our common stock held by shareholders who own between 225 and 899 shares into shares of Class B common stock; and shares of our common stock held by shareholders who own 224 shares or less into shares of Series A Preferred Stock. The reclassification transaction will be made on the basis of one share of Class A common stock, Class B common stock, or Series A Preferred Stock as described above for each share of common stock held.
          Record shareholders holding 2,500 or more shares of common stock before the reclassification transaction will hold the same number of shares of common stock following the reclassification transaction, and record holders of less than 2,500 shares of common stock will no longer hold common stock in the company. We intend, immediately following the reclassification transaction, to terminate the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended.
          If approved by our shareholders at the special meeting and implemented by our board of directors, the reclassification transaction will generally affect our shareholders as follows:

IF, PRIOR TO THE TRANSACTION,
YOU ARE A RECORD
SHAREHOLDER WITH:	AFTER THE TRANSACTION:
2,500 or more shares:	Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will no longer make a market in our common stock. Sales may continue to be made in privately negotiated transactions.

IF, PRIOR TO THE TRANSACTION,
YOU ARE A RECORD
SHAREHOLDER WITH:	AFTER THE TRANSACTION:
Between 900 and 2,499 shares:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class A common stock equal to the same number of shares of common stock that you held before the reclassification transaction Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

Between 225 and 899 shares:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Class B common stock equal to the same number of shares of common stock that you held before the reclassification transaction. Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

224 shares or less:	You will no longer hold shares of our common stock but, rather, will hold a number of shares of Series A Preferred Stock equal to the same number of shares of common stock that you held before the reclassification transaction. Your shares will no longer be eligible for public trading; although our shares are not actively traded currently, this means that brokers will not make a market in our Class A common stock. Sales may continue to be made in privately negotiated transactions.

Common stock held in “street name” through a nominee (such as a bank or broker):	The reclassification transaction will be effected at the record shareholder level. Therefore, regardless of the number of beneficial holders or the number of shares held by each beneficial holder, shares held in “street name” will be subject to the reclassification transaction, and the beneficial holders who hold their shares in “street name” will be continuing shareholders with the same number of shares as before the reclassification transaction.
          Because Class A common stockholders, Class B common stockholders, and Series A Preferred Stock holders will have decreased voting rights after the reclassification and because of the decrease in liquidity of your shares following the reclassification, exercising your dissenters’ rights may be the last opportunity for such shareholders to receive cash for their shares. In order to receive dissenters’ payment, you must strictly comply with the steps required under Tennessee law including voting against the reclassification and blank check preferred stock proposals.
          The effects of the reclassification transaction on each group of shareholders are described more fully below under “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page ___ and the effects on the company are described more fully below under “Effects of the Reclassification Transaction on First Freedom” beginning on page ___.

Background of the Reclassification Transaction
          The company’s wholly-owned subsidiary, First Freedom Bank (the “Bank”), was formed as a state-chartered bank in April 2006. The Bank was subject to the information requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with Section 12(i) thereof, was required to file reports and other financial information with the Federal Deposit Insurance Corporation (“FDIC”). The Bank was required to prepare and file with the FDIC, among other items, the following filings:
•	Annual Reports on Form 10-K;

•	Quarterly Reports on Form 10-Q and 10-QSB;

•	Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act; and

•	Current Reports on Form 8-K.
          In 2006, the Bank engaged James L West, CPA to assist the Bank with internal controls and procedures for financial reporting. The Bank investigated the time and costs that would be incurred to implement the requirements of Section 404 of the Sarbanes-Oxley Act, which will require, in part, the preparation of an annual report to assess the effectiveness of First Freedom’s internal control structure and procedures for financial reporting. Management became concerned that resources would be taken away from bank operations in order to address compliance issues. Management was even more concerned about potential problems and delays once the provision in Section 404 was implemented that requires our independent auditors to attest in 2009 to management’s internal financial controls.
          In light of these concerns, the board and management began to have discussions on ways to manage the costs of being a public company, including the possibility of a going private transaction. Also, management became aware of other bank holding companies located in Tennessee which had become non-SEC reporting companies by reducing the number of common stock shareholders of record to below 300 in order to terminate their periodic reporting obligations to the SEC. Management then began to discuss this same strategy for the company since other Tennessee bank holding companies had successfully completed deregistration with the SEC. At the end of 2007, management began working to effectuate a means of terminating our periodic reporting obligations with the FDIC.
          In April 2008, the shareholders of the Bank approved a plan of share exchange between First Freedom and the Bank whereby the shares of common stock of the Bank were exchanged, on a one for one basis, for shares of common stock in First Freedom. The exchange became effective on October 17, 2008, and, as a result, the Bank became a wholly-owned subsidiary of First Freedom. The company undertook the share exchange in order to take advantage of the benefits of the bank holding company structure, which allows for more options in accessing capital.
          After consummation of the share exchange between the Bank and First Freedom, the Bank was no longer required to file reports with the FDIC; instead, First Freedom was required to become a publicly reporting company with the Securities and Exchange Commission. The company filed a Form 8-K as the initial report with the SEC and as notice that the company was the successor issuer to the Bank under Rule 12g-3 of the Exchange Act. Pursuant to Rule 12g-3, the common stock of the company was deemed to be registered under Section 12(g) of the Exchange Act. As a result, the company became subject to the information requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, in accordance therewith, was then required to file reports, proxy statements and other information with the SEC.

          At the board of directors meeting held in December of 2007, John Lancaster, President and CEO, reported to the board of directors on the status of compliance with Section 404. Management reported on the costs and administrative burdens associated with being a public company and that the company receives little benefit in being a public company. In particular, under the Bank’s current projections, earnings will be sufficient to support our growth without accessing public markets, and there is little trading volume with our common stock. Our board of directors discussed these burdens, costs, and lack of benefits, and it became clear that the recurring expense and burden of our securities reporting requirements are not cost efficient and that becoming a non-reporting company would allow us to avoid these costs and expenses. Our board concluded that the benefits of being a reporting company are substantially outweighed by the burden on management and the expense related to reporting obligations. As a result of the board’s conclusions, our board directed that management explore ways for the company to cease being a reporting company.
          At a meeting of our management and legal counsel held on December 3, 2007, counsel explained the procedure for reducing our number of record holders of common stock to below 300. Present at this meeting were John Lancaster, President and CEO, John Bradshaw, COO, and counsel from Miller & Martin, PLLC. Our management had substantial discussions regarding the costs associated with going private and the ongoing costs of remaining a reporting company. Management and counsel also discussed alternatives to a stock reclassification, including a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholder owning less than a certain number of shares would be “cashed out.” The approximate cost to cash-out enough holders of our common stock to bring the number of our record holders to below 300 would be approximately $11.4 million (the purchase of about 600,000 shares of common stock at $19.00 per share, which is an approximate price based on trade prices of our stock during 2008). A reclassification was preferable, however, because a “cash out” was cost prohibitive and a reclassification allowed our existing shareholders to maintain an equity position in the company. An equity position in the company would allow the shareholders to participate and share in any profits should a sale of the company occur. At this meeting, management and counsel also discussed the potential negative consequences of this transaction to our shareholders, and in particular, the shareholders who would be reclassified into new classes of stock. However, management felt that although our shareholders will lose the benefits of holding publicly registered stock and shareholder of the new classes of stock will additionally lose their voting rights (except under certain circumstances), the reclassification transaction would still allow the holders of the new classes of stock to maintain an equity position in the company. Management and counsel discussed the fact that with the reduced liquidity and no trading market for our common stock, an equity ownership in the company will be beneficial because of the value a shareholder may receive based on future earnings and equity growth of the company.
          At a meeting of the board of directors in January of 2008, John Lancaster and John Bradshaw reported on the recommendations of counsel to our board, and the board discussed the costs and benefits associated with a potential going private transaction and the ongoing costs of remaining a reporting company. The board of directors then engaged in discussions as to whether it was in our best interests and the best interests of our shareholders to engage in the going private transaction. After lengthy discussion, the Board unanimously determined that we would go forward with the going private proposal in the form of a reclassification transaction and unanimously approved the amendments to the charter, including the initial terms of the Class A common stock, Class B common stock, and Series A Preferred Stock.
          The board’s engaged in a detailed discussion of and based its decision on the following factors:
•	the administrative burden and expense of making our periodic filings with the SEC;

•	the fact that operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, which include, in part, compliance with (i) Section 302 of the Sarbanes-Oxley Act, which requires

(a) both the CEO and CFO to certify that each has reviewed the filed report, that the report contains no untrue statement of material fact or an omission to state a material fact, and that the financial statements and other financial information in the report fairly present the financial condition of the issuer and (b) both the CEO and CFO to also be responsible for establishing and maintaining internal controls, and in the certification, these officers must certify that each has evaluated the effectiveness of the issuer’s internal controls, that they have designed the internal controls in such a way as to ensure that material information relating to the issuer will be brought to the attention of these officers during the period for which the report is being issued, and that they have included their conclusions about the effectiveness of the internal controls in their report; and (ii) Section 407 of the Sarbanes-Oxley Act, which requires that the issuer’s audit committee contain at least one member who is a financial expert as defined by the SEC, and if it does not, it must disclose why not. Thus, as a non-SEC reporting company that will not have to expend time and money on compliance matters, our management will be able to focus more of its attention on our customers and the community in which we operate;
•	the fact that management will have increased flexibility to consider and initiate certain corporate actions without having to file a preliminary proxy statement with the SEC and otherwise comply with Regulation 14A of the Securities Exchange Act, which actions may produce long-term benefits and growth for our shareholders;

•	the low trading volume of our common stock and the resulting lack of an active market for our shareholders;

•	the fact that a going private transaction could be structured in a manner that all shareholders would still retain an equity interest in the company, and would not be forced out by means of a cash reverse stock split or other transaction;

•	the estimated expense of a going private transaction; and

•	the fact that the reclassification transaction proposal will allow us to discontinue our reporting obligations with the SEC, while still allowing those shareholders receiving shares of Class A common stock or Class B common stock to retain an equity interest in First Freedom at the same value per share as holders of common stock in the event of any sale of First Freedom.
          The board considered the reclassification of the common stock into four classes of stock (common stock, Class A common stock, Class B common stock, and Series A Preferred Stock), because in the event that certain stock options were exercised, our number of holders of record of common stock could rise above 300. At such time, legal counsel instructed management that if the number of shareholders of record for the common stock ever rises above 300 as of the last day of any fiscal year, then we will again be responsible for making filings in compliance with Section 15(d), and subject to the costs and administrative burdens of filing periodic reports with the SEC. At that time, management decided it would be in the best interests of the shareholders to reclassify the common stock into Class A common stock, Class B common stock, and Series A Preferred Stock in order to minimize the likelihood we would go over the threshold amounts again.
          Alternative methods of becoming a non-reporting company were discussed by the board at this meeting, including a reverse stock split. Another method consisted of issuing “trust preferred securities” and using the proceeds to buy out a large enough number of existing shareholders to reach the desired level. Trust preferred securities are a vehicle for a bank holding company to raise regulatory capital without reducing existing shareholders’ ownership interests The securities are treated as debt for tax purposes, but count as Tier I capital, within limits, for bank regulatory purposes. In essence, an issuance of trust preferred securities is a borrowing since the payment of interest on trust preferred securities is generally deductible for tax purposes. The board felt these methods were not fair to small shareholders who would be forced out of an ownership position in the company. The division of stock into multiple classes appealed to management because all existing shareholders would continue to own shares in the company. Once the possibility of utilizing separate stock classes was explored, it was determined by our board of directors to proceed with the reclassification transaction.
          At this meeting, the board also approved the proposal to reclassify our outstanding shares of common stock as follows: (i) shareholders holding 2,500 shares of common stock or more will continue to be classified as holders of common stock; (ii) shareholders of common stock holding 900 to 2,499 shares will be reclassified as holders of Class A common stock; (iii) shareholders of common stock holding 225 to 899 shares will be reclassified as holders of Class B Common Stock; and (iv) shareholders of common stock holding 224 shares or less will be reclassified as holders of Series A Preferred Stock. The approval of the amendments to our charter and the reclassification transaction, including the issuance of Series A Preferred Stock, was based upon the factors discussed above.
          After this discussion, the board instructed management and counsel to proceed with reclassifying our shares of common stock in order to no longer be a publicly reporting company. In July, 2008, counsel with Miller & Martin, PLLC notified First Freedom that certain bank regulatory filings may be required under the Change in Bank Control Act as a result of the reclassification, and recommended that board of directors consider obtaining a fairness opinion in order to ensure that the reclassification transaction was fair to the company’s unaffiliated shareholders who will receive Class A common stock, Class B common stock, or Series A Preferred Stock. At the August, 2008 meeting of the board of directors, the board discussed the value of obtaining a fairness opinion, and after deliberation, instructed the company’s management to obtain such an opinion. In August, 2008, the company’s management engaged Professional Bank Services, Inc. (“PBS”) to provide an opinion as to the fairness of the reclassification to First Freedom’s shareholders. PBS submitted a draft of the opinion to the company’s board in September, 2008.
          In October 2008, the board reviewed the terms of the proposed new classes of stock, approved the addition of the blank check preferred stock, and authorized management to proceed with an application to the Treasury’s Capital Purchase Program. The final terms of the Class A common stock, Class B common stock, and Series A Preferred Stock are set forth under “Description of Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to be Issued in the Reclassification Transaction.” The terms of the blank check preferred stock and the terms of the potential Capital Purchase Program stock are set forth under “Description of Blank Check Preferred Stock and the Potential Issuance of Senior Preferred Stock.”
Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation
          Reasons for the Reclassification Transaction
          We were required to register with the SEC in August 2008 because we completed a share exchange with the Bank and became subject to the SEC. As a locally owned community bank whose shares are not listed on any exchange or traded on any quotation system, we have struggled to maintain the costs associated with being a public company, while not enjoying many of the benefits associated with being a public company. In addition, in 2003, the SEC proposed rules to implement Section 404 of the amendments to the Securities Exchange Act of 1934 made by the Sarbanes-Oxley Act of 2002. The initial reaction to the proposal by the banking industry was that compliance with Section 404 would greatly increase the time of management and out-of-pocket costs spent on compliance for community banks. The banking industry became concerned about these rules, and began to look for ways to reduce the burdens imposed, while still providing the necessary disclosures that the public and the bank regulators demanded from the industry. In 2005, the bank regulators began highlighting these burdens, especially as they would apply to community banks.
          Under the current rules implemented under Section 404, for our annual report on Form 10-K for the year ending December 31, 2008, we will be required to prepare and provide a report of management on our internal controls over financial reporting. The time and resources it will take to comply with the new Section 404 requirements far outweigh the benefits we receive from being a public company. In the fall of 2007, based upon (i) the new requirements that will be applicable to us next year under Section 404 of the Sarbanes-Oxley Act; and (ii) our review of transactions by other community banks, which have since been approved by the shareholders of public companies after their proxy statements received SEC review, we began to pursue the currently proposed reclassification transaction. We are undertaking the reclassification transaction at this time to end our SEC reporting obligations in order to save the company and our shareholders the substantial costs associated with being a reporting company, and these costs are only expected to increase over time.
          The specific factors considered in electing at this time to undertake the reclassification transaction and become a non-SEC reporting company are as follows:
•	We estimate that we will eliminate anticipated one-time costs of $37,500 and anticipated ongoing costs of $201,000 by eliminating the requirement to make periodic SEC reports, including the 10K, 10Q, SEC 16, and eliminating the requirement to comply with the Sarbanes-Oxley Act of 2002, which costs would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404. The anticipated ongoing annual expenses include legal expenses ($58,500); accounting expenses related to filing the SEC reports and attesting to the compliance of Section 404 of the Sarbanes-Oxley Act ($64,500); consultants regarding Sarbanes-Oxley compliance ($27,500); and internal auditor expenses ($5,000) We will also realize cost savings by avoiding the need to add additional staff and from reduced staff and management time ($45,500) spent on reporting and securities law compliance matters. Although we plan to continue having our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be substantially less than our anticipated future costs of $201,000 per year if we do not become a non-SEC reporting company;

•	We believe that, as a result of the recent disclosure and procedural requirements resulting from the Sarbanes-Oxley Act, the legal, accounting and administrative expense, and diversion of our board of directors, management and staff effort necessary to continue as an SEC-reporting company will continue to increase, without a commensurate benefit to our shareholders. We expect to continue to provide our shareholders with company financial information by disseminating our annual reports, but, as noted above, the costs associated with these reports are substantially less than those we incur currently;

•	In our board of directors’ judgment, little or no justification exists for the continuing direct and indirect costs of registration with the SEC, which costs have recently increased as a result of heightened government oversight under the Sarbanes-Oxley Act, given the low trading volume in our common stock and given that our earnings are sufficient to support growth and we therefore do not depend on raising capital in the public market, and do not expect to do so in the near future. If it becomes necessary to raise additional capital, we believe that there are adequate sources of additional capital available, whether through borrowing at the holding company level or through private or institutional sales of equity or debt securities, although we recognize that there can be no assurance that we will be able to raise additional capital when required, or that the cost of additional capital will be attractive;
•	Operating as a non-SEC reporting company will reduce the burden on our management that arises from the increasingly stringent SEC reporting requirements, which include, in part, compliance with (i) Section 302 of the Sarbanes-Oxley Act, which requires (a) both the CEO and CFO to certify that each has reviewed the filed report, that the report contains no untrue statement of material fact or an omission to state a material fact, and that the financial statements and other financial information in the report fairly present the financial condition of the issuer and (b) the CEO and CFO to also be responsible for establishing and maintaining internal controls, and in the certification, these officers must certify that each has evaluated the effectiveness of the issuer’s internal controls, that they have designed the internal controls in such a way as to ensure that material information relating to the issuer will be brought to the attention of these officers during the period for which the report is being issued, and that they have included their conclusions about the effectiveness of the internal controls in their report; and (ii) Section 407 of the Sarbanes Oxley Act, which requires that the issuer’s audit committee contain at least one member who is a financial expert as defined by the SEC, and if it does not, it must disclose why not. Thus, as a non-SEC reporting company that will not have to expend time and money on compliance matters, our management will be able to focus more of its attention on our customers and the community in which we operate;

•	Operating as a non-SEC reporting company will increase management’s flexibility to consider and initiate actions such as a merger or sale of the company without having to file a preliminary proxy statement with the SEC and otherwise comply with Regulation 14A of the Securities Exchange Act, which actions may produce future benefits and growth;

•	The reclassification transaction proposal allows us to discontinue our reporting obligations with the SEC, and allows those shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock to still retain an equity interest in First Freedom and therefore participate at the same value per share as holders of common stock in the event of any sale of First Freedom; and

•	Completing the reclassification transaction at this time will allow us to begin to realize the cost savings, and will allow our management to redirect its focus to our customers and communities.
          We considered that some shareholders may prefer that we continue as an SEC-reporting company, which is a factor weighing against the reclassification transaction. However, we believe that the disadvantages of remaining a public company subject to the registration and reporting requirements of the SEC outweigh any advantages. Historically, our shares of common stock have been inactively traded. For example, for the nine months ended September 30, 2008, only 61,099 or approximately 3%, of our outstanding shares of common stock were traded. Also, we have no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using stock as the consideration for such acquisition. Accordingly, we are not likely to make use of any advantage that our status as an SEC-reporting company may offer.
          Other than the cost savings and other benefits associated with becoming a non-SEC reporting company, as outlined above, we do not have any other purpose for engaging in the reclassification transaction at this particular time.
          In view of the wide variety of factors considered in connection with its evaluation of the reclassification transaction, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations. As a general matter, however, the board of directors weighed the tangible economic value of the percentage increase in dividend rights associated with the Class A common stock, Class B common stock, and Series A Preferred Stock against the corresponding decreases in voting rights with respect to the Class A common stock, Class B common stock, and Series A Preferred Stock, and determined that a 3%, 5% and 10% increase in economic benefits was a fair exchange for the corresponding decreases in voting rights associated with the Class A common stock, Class B common stock, and Series A Preferred Stock, respectively, and, therefore, that the transaction was fair to all unaffiliated holders.
          The reclassification transaction, if completed, will have different effects on the holders of common stock and those receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock. You should read “Our Position as to the Fairness of the Reclassification Transaction” beginning on page ___ and “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page ___ for more information regarding these effects of the reclassification transaction.
          We considered the following alternative transactions in order to accomplish the proposed transaction: a tender offer, a stock repurchase on the open market or a reverse stock split whereby shareholder owning less than a certain number of shares would be “cashed out.” Ultimately, however, we elected to proceed with the reclassification transaction because the alternatives would be more costly, might not have reduced the number of shareholders below 300 and would not allow all shareholders to retain an equity interest in First Freedom. We have not sought, and have not received, any proposals from third parties for any business combination transactions, such as a merger, consolidation or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. Our board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate, and expenses will be reduced. See “Purpose and Structure of the Reclassification Transaction” beginning on page ___ for further information as to why this reclassification transaction structure was chosen.
          The board is currently not contemplating engaging in any merger or sale of the company.
Our Position as to the Fairness of the Reclassification Transaction
          Based on a careful review of the facts and circumstances relating to the reclassification transaction, our board of directors believes that the “going private” transaction (i.e., the Rule 13e-3 transaction), including all the terms and provisions of the reclassification transaction, are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved the reclassification transaction and has recommended that our shareholders vote “FOR” the reclassification transaction.
          Substantive Fairness
          In concluding that the terms and conditions of the Rule 13e-3 transaction and the reclassification transaction are substantively fair to unaffiliated shareholders who will receive Class A common stock, Class B common stock, or Series A Preferred Stock, and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the board considered all of the factors as a whole, and did not assign specific weights to particular factor. our board of directors considered a number of factors, all of which are described below. See “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page ___. In reaching its conclusions as to fairness of the reclassification, the board adopted the fairness opinion of Professional Bank Services. A copy of the fairness opinion is attached as Appendix F to this Proxy Statement.
          The factors that our board of directors considered positive for all shareholders, including both those that will continue to hold common stock as well as those will have their shares converted into Class A common stock, Class B common stock, or Series A Preferred Stock, included the following:

•	our common stock trades infrequently, with only 70 reported trades occurring within the nine month period ended September 30, 2008, involving only 61,099 shares, or approximately 3%, of our outstanding common stock, a volume that our board felt did not provide our shareholders with sufficient opportunity to easily obtain cash for their shares. Thus, the board believed that the reclassification would not materially affect the liquidity of the shares to be exchanged by those existing common shareholders who will receive Class A or Class B common stock, or Series A Preferred Stock because there is not a market for the common stock in the first place. In the event you elect to dissent from the reclassification, as fully described beginning on page ___, this event will allow you to obtain the “fair value” of your shares in cash;

•	our smaller shareholders who prefer to remain as holders of common stock of the company, despite the board’s recommendation, may elect to do so by acquiring sufficient shares so that they hold at least 2,500 shares of common stock in their own names immediately prior to the reclassification transaction. The price to purchase 2,500 shares (using a price of $19.00 per share, which is an approximate price based on trade prices of our stock during 2008) is about $47,500; provided, however, that the actual cost to acquire a total of 2,500 shares would be less due to the fact that a shareholder would already own some shares. However, it may be difficult to acquire a sufficient number of shares of our common stock due to its illiquidity. While the board considered the difficulty in acquiring a sufficient number of shares of common stock to obtain the necessary threshold to be a negative factor due to the illiquidity of such stock, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller, as the case may be. Further, while the board considered the common stock’s illiquidity to be a factor that could hamper a buyer or seller, the company’s offer to assist buyers and sellers, combined with a holder’s right to dissent from the reclassification and receive cash in exchange for his common stock, afforded sufficient liquidity for the board to consider the reclassification fair to all of our unaffiliated holders;

•	beneficial owners who hold their shares in “street name,” who would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock if they were record owners instead of beneficial owners, and who wish to receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock as if they were record owners instead of beneficial owners, can work with their broker or nominee to transfer their shares into a record account in their own name so that they receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock;

•	shareholders receive limited benefit from our being an SEC-reporting company because of our small size, the lack of analyst coverage and the very limited trading of our common stock compared to the costs associated with the disclosure and procedural requirements of the Sarbanes-Oxley Act, in addition to the legal, accounting, and administrative costs in being a public company; accordingly, we believe that the costs to our shareholders of being a public company are not commensurate with the benefits to our shareholders of being a public company; and
•	all shareholders will realize the potential benefits of termination of registration of our common stock, including reduced expenses as a result of no longer needing to comply with SEC reporting requirements.
          In addition to the positive factors applicable to all of our shareholders set forth above, the factors that our board of directors considered positive for those shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock included:
•	They would continue to have an equity interest in First Freedom and therefore participate in any future value from potential growth of the company which would be received as a result of any sale of the company at the same value per share as holders of common stock;

•	The holders would receive a premium in the payment of any dividends by the company. However, neither the Bank nor First Freedom has paid any dividends since inception. The Bank was formed in 2006, and state law prohibits banks from paying any dividends during the first three years of existence. Beginning in 2009, the Bank will be legally able to pay dividends if it has retained earnings, which will, in turn, allow First Freedom to pay dividends. We anticipate that the cost savings from stock reclassification will allow us to pay dividends sooner than we would be able to without the reclassification. However, we may never pay dividends if the Bank lacks sufficient earnings or if the board determines it is in the best interests of the company to retain earnings; and

•	No brokerage or other transaction costs are to be incurred by them in connection with the reclassification of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock.
          Our board considered each of the foregoing factors to weigh in favor of the substantive fairness of the reclassification transaction to all of our shareholders, whether they are shareholders continuing to hold common stock or shareholders having their shares of common stock converted into Class A common stock, Class B common stock, or Series A Preferred Stock.
          In concluding that the terms and conditions of the Rule 13e-3 transaction and the reclassification transaction are substantively fair to unaffiliated holders of each class, our board of directors further considered the fact that the holders of the common stock are being offered multiple forms of consideration in connection with the reclassification transaction, and our board believes that the transaction is fair to all holders, regardless of which class of stock the holders will receive in connection with the reclassification transaction. Specifically, the board considered the following factors when making its determination that the reclassification transaction is substantively fair to the unaffiliated holders of each class:

Holders of Common Stock:	The board believes the reclassification transaction is fair to those holders who will continue to hold shares of common stock following the reclassification transaction because, while the holders of the common stock will not be entitled to any dividend premium, the holders of the common stock will be entitled to voting rights which exceed the voting rights of the holders of the Class A common stock, Class B common stock, and Series A Preferred Stock.

Holders of Class A Common Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Class A common stock following the reclassification transaction because, while the holders of the Class A common stock will not be entitled to a dividend premium over the holders of the Class B common stock or Series A Preferred Stock, the holders of the Class A common stock will have voting rights which exceed the voting rights of the Class B common stock and the Series A Preferred Stock. In addition, although the holders of the Class A common stock will have fewer voting rights than the holders of the common stock, the holders of the Class A common stock will be entitled to a dividend premium over the holders of the common stock.

Holders of Class B Common Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Class B common stock following the reclassification transaction because, while the holders of the Class B common stock will have fewer voting rights than the holders of the common stock and Class A common stock, the holders of the Class B common stock will be entitled to a dividend premium over the holders of the common stock and the Class A common stock. In addition, although the holders of the Class B common stock will not have a dividend premium over the holders of the Series A Preferred Stock, the holders of the Class B common stock represent a larger group of shareholders than the holders of the Series A Preferred Stock, and therefore, as a group, have greater voting power with respect to those matters on which they are entitled to vote.

Holders of Series A Preferred Stock:	The board believes the reclassification transaction is fair to those holders who will receive shares of Series A Preferred Stock following the reclassification transaction because, while the holders of the Series A Preferred Stock will have fewer voting rights than the holders of the common stock and Class A common stock, the holders of the Series A Preferred Stock will be entitled to a dividend premium over the holders of other classes of stock. The holders of Series A Preferred Stock will also have a liquidation preference over other shares of stock in the company, provided, however, this characteristic was not a material factor in the board’s determination of fairness of the re-classification transaction to the Series A Preferred Shareholders because the liquidation of the Bank, and thus the company, is improbable.
          Our board is aware of, and has considered, the impact of certain potentially countervailing factors on the substantive fairness of the reclassification transaction to our shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock. In particular, the factors that our board of directors considered as potentially negative for those shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock included:
•	they will be required to surrender their shares involuntarily in exchange for the Class A common stock, Class B common stock, or Series A Preferred Stock, although they will still have the opportunity to participate in any future growth and earnings of the company in the event the board declares dividends on the company’s stock or in the event of a sale of the company. In addition, such shareholders have the opportunity to liquidate their shares of common stock through the exercise of dissenters’ rights; and
•	they will lose voting rights except in certain limited situations, which loss may result in making these shares of Class A common stock, Class B common stock, or Series A Preferred Stock less valuable; although the board considered the potential loss in value, the board took into account the fact that the premium on the dividends for the Class A common stock, Class B common stock, and Series A Preferred Stock may have the countervailing effect of making this stock more valuable.
          The factors that our board of directors considered as potentially negative for all shareholders included:
•	following the reclassification transaction, you will have restrictions on your ability to transfer your shares of stock because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock, Class A common stock, Class B common stock, or Series A Preferred Stock, although, based on the historically low trading volume for the common stock, this factor is expected to have a limited impact;

•	because of the illiquidity of your stock, you will not be able to easily liquidate your investment in the company and will have to share in any potential future losses in the company’s value;

•	you will have reduced access to our financial information once we are no longer a reporting company, although shareholders will continue to have access to First Freedom Bank’s quarterly reports to banking regulators (our “call report”) and to our annual reports and other information which we intend to continue to make available to our shareholders (e.g., shareholder letters which would include information updating our financial performance and any other news affecting First Freedom, such as new offices, acquisitions, economic updates or new product offerings);

•	you will lose certain statutory safeguards because we will no longer be subject to the requirements of the Sarbanes-Oxley Act, which require our CEO & CFO to certify as to our financial statements and internal controls over financial reporting and as to the accuracy of our reports filed with the SEC; and

•	you will lose certain protections currently provided under the Securities Exchange Act of 1934, as amended, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended.
          The factors that our board of directors considered as potentially negative for unaffiliated shareholders included the fact that such shareholders will have reduced access to our financial information once we are no longer an SEC-reporting company. Our officers, directors and principal shareholders will no longer be required to comply with reporting obligations under Section 16 of the Exchange Act.
          Our board of directors believes that these potentially countervailing factors do not, individually or in the aggregate, outweigh the overall substantive fairness of the reclassification transaction to our shareholders and that the foregoing factors are outweighed by the positive factors previously described.

          Our board of directors believes that the exchange of one share of common stock for one share of Class A common stock, one share of Class B common stock, or one share of Series A Preferred Stock, depending on the number of shares of common stock held prior to the reclassification transaction, is fair to our unaffiliated shareholders. In concluding that the one-for-one exchange ratio is fair to our unaffiliated shareholders, our board of directors considered the following factors:
•	With respect to the value placed on voting rights, the board believes that the difference in value created from the reclassification transaction between the common stock with voting rights and the Class A common stock, Class B common stock, and Series A Preferred Stock without voting rights or with limited voting rights is not significantly material because the holders of common stock whose shares would be converted into Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction currently own only about 29% of the outstanding shares of common stock and voting rights. Because most actions requiring shareholder consent provide that a majority of common stock must approve the matter, those holders of 29% of the common stock would not be able to control the outcome of a vote by themselves (without at least 21% of the holders of the common stock joining the vote). Because these shareholders do not hold a majority of the company’s outstanding stock, their ability to control any vote on matters brought before the shareholders is limited. Conversely, the holders of our common stock whose shares will remain shares of common stock following the reclassification currently own shares representing approximately 71% of the outstanding voting rights, so after the reclassification transaction, those holders of common stock will continue to own a sufficient number of shares to control any vote, although there is no evidence that these shareholders have historically voted as one group. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.

•	The board believes that any potential decrease in value from the exchange of common stock for Class A common stock, Class B common stock, or Series A Preferred Stock associated with the loss of voting rights (except in certain limited situations) is offset by the premium on dividends given to holders of Class A common stock, Class B common stock, and Series A Preferred Stock, and that the dividend premiums being offered to holders of Class A common stock, Class B common stock, and Series A Preferred Stock will be more valuable to such holders than the voting rights being taken away from such holders. This is in part because such holders represent only approximately 29% of the outstanding shares of common stock and voting rights, and thus, are not able to control any votes on matters brought before the shareholders. In addition, historically, the holders of common stock whose shares will be reclassified into shares of Class A common stock, Class B common stock, and Series A Preferred Stock have voted with the holders of the 71% of the common stock, or not at all, and therefore the loss of voting rights (except in certain limited circumstances) is unlikely to have any practical effect on such holders. Because the bank is within its first three years of operation, it is prohibited under state banking rules from paying dividends to its shareholders, either in the form of cash or stock. While it is the board’s and management’s intention to eventually pay dividends, there can be no assurance this will, in fact, occur. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.

•	Our shareholders have the opportunity to exercise dissenters’ rights under Tennessee law in the event that they do not believe that the charter amendment or the one-for-one exchange ratio of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them. It should be noted, however, that there may be a significant delay in payment for those shareholders exercising these rights. For example, there are several procedural requirements involved in exercising dissenters’ rights under Tennessee law. If you satisfy all these requirements, within ten (10) days after the approval by the shareholders of the charter amendments and reclassification transaction, we will send you a dissenters’ notice. This notice will include the date by which we must receive payment demand, which will be not fewer than one (1) nor more than two (2) months after the delivery of such notice. After such time, if you have complied with all the necessary requirements under Tennessee law, we will pay you the amount we estimate to be the fair value of your shares. If you disagree with this amount you may dispute it. If within two (2) months after receiving your payment demand the amount remains unsettled, we will commence court proceedings to determine the fair value of your shares. Because of these procedural hurdles, there may be a significant time delay in your receiving cash for your shares and ultimately the issue may have to be resolved by a court.

•	Our smaller shareholders who do not believe the one-for-one exchange ratio of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them, or otherwise prefer to remain holders of common stock after the reclassification transaction, may elect to do so by acquiring a sufficient number of shares so that they hold at least 2,500 shares of common stock immediately prior to the reclassification transaction, although the board did consider the fact that it may be difficult for some smaller shareholders to purchase a sufficient number of shares, but in that situation, they may exercise their dissenters’ rights as noted above.

•	Our shareholders who prefer to receive a premium on dividends in lieu of voting rights may elect to do so by selling a sufficient number of shares so that they hold less than 2,500 shares of common stock, less than 900 shares of common stock, or less than 225 shares of common stock immediately prior to the reclassification transaction. It may be difficult to sell a sufficient number of our shares of common stock due to its illiquidity however. While the board considered the difficulty in selling a sufficient number of shares to obtain the necessary amounts to be a negative factor, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller, as the case may be.
          In reaching a determination as to the substantive fairness of the reclassification transaction, we did not consider the liquidation value of our assets, the current or historical market price of our shares, our net book value, or our going concern value to be material for the reasons described in further detail below, because shareholders are not being “cashed out” in connection with the reclassification transaction and because the shares of Class A common stock, Class B common stock, and Series A Preferred Stock afford those holders the right to participate equally with the holders of common stock in any sale of the company.
          In determining that the historical and current market prices for the common stock were not material to the overall substantive fairness of the transaction, our board of directors considered that all of the purchases and sales of our common stock, of which management is aware within the last 18 months, have occurred in a price range of $18 to $25 per share. The board determined that even though the current market price for the company’s common stock is not anticipated to change materially as a result of the reclassification transaction, there can be no assurance that the price of our common stock will not fall, and, in fact, the board has no way to know the effect on the market price of stock post-reclassification. Moreover, because there is no market for our shares, there is no way to predict at what prices the Class A common stock, Class B common stock, and Series A Preferred Stock will trade following the reclassification transaction. Accordingly, historical and current market prices of our stock were not a consideration in the board’s determination of substantive fairness.
          The book value per share of our common stock was $8.78 as of November 30, 2008. The book value would not change for any class or series of stock immediately following the reclassification transaction because the exchange ratio is one-for-one. Moreover, the book value would change in the future as a direct result of the reclassification transaction only in the event that the company were to declare a dividend in stock of the company since certain holders of reclassified stock will be entitled to a dividend preference. In particular, in the event of a stock dividend, the net book value of the common stock would decrease because the holders of Class A common stock, Class B common stock, and Series A Preferred Stock would receive more shares than the holders of common stock in connection with any dividend declaration, and, therefore, the aggregate net book value for a holder of Class A common stock, Class B common stock, and Series A Preferred Stock would increase. The board of directors determined, however, that any potential change in net book value as a result of a future dividend is not material to the substantive fairness of the reclassification transaction as a whole because there can be no assurances of any dividends in the future, whether in the form of stock or cash.
          Our board of directors also did not view the liquidation value of the company as a representative value to determine the fairness of the transaction since the majority of our assets are financial assets, and their book value roughly approximates their liquidation value. In the event the company’s assets were sold in an orderly liquidation, some portion of the company’s loans and deposits may be sold at a slight premium or discount to book value depending on applicable interest rates. However, any premium which might be paid over book value, if any, would not be material, particularly when considering the discount for which certain other assets may be sold and the expense of the liquidation process. As a result, our board of directors estimates that the liquidation value would not be materially different from the book value and, for the reasons described above, is not material to the substantive fairness of the reclassification.
          Our board of directors did not consider the “going concern value” of the company to be material to the substantive fairness of the transaction since the shareholders are not being “cashed out,” and all shareholders will continue to participate in any sale of the company. Further, based on the knowledge and judgment of the board of directors with regard to trading prices in the banking industry, and the company’s operations and business plans, the board of directors is of the opinion that the historical and current trading price better reflects the value of our common stock, as compared to any discounted dividend model, on a going concern basis.
          Because of the foregoing, we also did not consider any repurchases by the company of its stock over the past two years (since there were none) or any report, opinion or appraisal or firm offers by unaffiliated parties within the past two years.
          Opinion of the Bank’s Financial Advisor
          Professional Bank Services, Incorporated (“PBS”) was engaged by First Freedom to advise the board of directors as to the fairness of the proposed stock reclassification, from a financial perspective, as described this proxy statement.

          PBS is a bank consulting firm with offices located throughout the United States. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution transactions. Neither PBS nor any of its affiliates has a material financial interest in the Bank. PBS was selected to advise the board of directors of the Bank and the company based upon its familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole.
          PBS performed certain analyses and presented its opinion to the board of directors as to the fairness of the proposed stock reclassification in the form of a Fairness Opinion dated October 24, 2008. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix F and should be read in its entirety.
          In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to the Bank and the company. PBS considered certain financial and stock market data of the Bank and the company, compared that data with similar data for certain other banks and bank holding companies and considered the financial terms of certain comparable stock reclassifications that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Bank or the company.
          PBS reviewed and analyzed the historical performance of the Bank including the December 31, 2006 and 2007 audited annual reports of the Bank; Consolidated Report of Condition and Income (CALL REPORT) dated December 31, 2006 and 2007, March 31, 2008, June 30, 2008, and September 30, 2008 filed by the Bank and the Bank’s operating budget; and various internal reports. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, its experience in other similar transactions, and its knowledge of the banking industry generally.
          Financial Analysis
          In connection with rendering the Fairness Opinion, PBS performed a variety of financial analyses. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Bank. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.
          PBS opined that the consideration proposed to be received by the First Freedom shareholders in the reclassification transaction is fair from a financial perspective. PBS analyzed the present value of projected future cash flows to First Freedom shareholders, assuming alternatively that the reclassification transaction is consummated and that it is not. The cash flow analyses were performed on both a five year and a twenty year basis. Based on the amount of annual cost savings estimated by First Freedom management, the cash flows increase under the reclassification transaction scenario and thus that scenario has a greater present value. PBS assumed there would be no dividends paid during the first five years, so all classes of First Freedom stock shared in this increase equally. For years six through twenty, dividend payments were assumed and, because of the dividend preferences, the increase in present value was slightly greater for Series A Preferred Stock, Class B common stock, and Class A common stock (in descending order) than for common stock. The following table depicts the relative values of the First Freedom shares for both the status quo and reclassification scenarios.
RELATIVE PRESENT VALUE

	Projected Present Value of Reclassified Shares as a Percentage of
	Projected Value of Status Quo Shares
	Common	Class A	Class B	Preferred A
Five Year Projection	106%	106%	106%	106%
Twenty Year Projection	102%	102%	103%	104%
Compensation Paid to PBS
          PBS received a total of $9,000 from First Freedom for its work in connection with issuing the fairness opinion. The payment due to PBS was not contingent on the completion of the reclassification. Over the past two years, not including payments received by PBS for its work in connection with the fairness opinion, First Freedom has paid PBS approximately $35,000 for other consulting services.
          Procedural Fairness
          We believe that the reclassification transaction is procedurally fair to all of our unaffiliated shareholders. In concluding that the reclassification transaction, including the Class A common stock, Class B common stock, or Series A Preferred Stock to be received by holders of common stock, is procedurally fair to our unaffiliated shareholders, our board of directors considered a number of factors. The factors that our board of directors considered positive for all shareholders included the following:
•	Tennessee law allows for dissenters’ rights in the event that a shareholder no longer wants to retain an equity interest in the company or does not believe the exchange ratio to be fair;

•	our board discussed the possibility of forming an independent special committee to evaluate the reclassification transaction because all of our board members will continue to own common stock after the reclassification transaction since they all currently own more than 2,500 shares of common stock. However, the board gave no consideration to the share cutoff number relative to the share ownership of the board members, as evidenced by the fact that certain of our board members will be required to exchange their common stock for Class B common stock and Series A Preferred Stock. In particular, directors Bender, Dixon, and Laine may also receive Class A common stock, Series A Preferred Stock or Class B common stock, as the case may be, in addition to retention of a portion of their common stock, due to how their shares of common stock are held of record. Accordingly, the board members believed a special committee for the reclassification transaction to represent those holders who will receive a different security was not needed because the board members will not be afforded any special consideration in the reclassification transaction;

•	management and our board considered alternative methods of effecting a transaction that would result in our becoming a non-SEC reporting company, each of which was determined to be impractical, more expensive than the reclassification transaction, involving a cash-out of certain of our shareholders, or potentially ineffective in achieving the goals of allowing shareholders to retain an equity ownership in the company while at the same time eliminating the costs and burdens of public company status;

•	shareholders will have the opportunity to determine whether or not they will remain shareholders owning solely common stock or shares of Class A common stock, Class B common stock, or Series A Preferred Stock after the reclassification transaction by acquiring sufficient shares so that they hold at least 2,500 shares of common stock immediately prior to the reclassification transaction or selling sufficient shares so that they hold less than 2,500 shares of common stock immediately prior to the reclassification transaction, so long as they act sufficiently in advance of the reclassification transaction so that the sale or purchase is reflected in our shareholder records by the close of business (local time) on December ___, 2008, the expected effective date of the reclassification transaction. It may be difficult to acquire or sell a sufficient number of shares of our common stock due to its illiquidity; however, management plans to assist any shareholders wishing to buy or sell common stock by putting together any buyers or sellers of which management may be aware. In particular, you may contact John Bradshaw at (615) 444-1280 and let him know if you want to buy or sell common stock in order to meet any requisite threshold for owning a particular class or series of stock. If the company is aware or becomes aware of a buyer or seller, as the case may be, you will be given contact information for that buyer or seller. Further, while the board considered the common stock’s illiquidity to be a factor that could hamper a buyer or seller, the company’s offer to assist buyers and sellers, combined with a holder’s right to dissent from the reclassification and receive cash for the holder’s common stock, afforded sufficient liquidity for the board to consider the reclassification procedurally fair to all of our unaffiliated holders; and

•	the Fairness Opinion prepared by PBS concluded that the reclassification transaction is fair from a financial perspective.

          Our board of directors considered each of the foregoing factors to weigh in favor of the procedural fairness of the reclassification transaction to all of our shareholders, whether they are receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to hold shares of common stock.
          The board is aware of, and has considered, the impact of the following potentially countervailing factors, which affect both shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock, as well as those continuing to own common stock to the same degree, on the procedural fairness of the reclassification transaction:
•	both executive management and the board own more than 2,500 shares of common stock, so they will be able to effectuate whether to cause their existing shares of common stock to be reclassified by changing how those shares are held of record better than, for example, a shareholder who owns only 100 shares of common who may have a more difficult time acquiring a sufficient number of shares of common stock to hold the same security after the reclassification transaction;

•	although the interests of the shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock are different from the interests of the shareholders continuing to own common stock, which may create actual or potential conflicts of interest in connection with the reclassification transaction, neither the full board nor any of the independent directors retained an independent, unaffiliated representative to act solely on behalf of the shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock for the purpose of negotiating the terms of the reclassification transaction or preparing a report concerning the fairness of the reclassification transaction;

•	we did not solicit any outside expressions of interest in acquiring the company;

•	the reclassification transaction is not structured so that majority approval of the unaffiliated shareholders is required; and

•	we did not receive a report, opinion, or appraisal from an outside party as to the value of our common stock or the Class A common stock, Class B common stock, or Series A Preferred Stock, the fairness of the transaction to those shareholders receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock, or the fairness of the transaction to First Freedom.
          Our board of directors believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the reclassification transaction to our shareholders, whether they will be receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to own shares of common stock, and the foregoing factors are outweighed by the procedural safeguards previously described. With reference to the lack of a special committee, the board felt that because its sole conflict of interest is a relatively insignificant increase in its aggregate share ownership following the reclassification transaction (equaling an increase of almost 9% from 23% to 32% in total share ownership for all directors and executive officers) and because members of the board were not afforded any special consideration with respect to the share cut-off number in the reclassification transaction, it was unnecessary to form a special committee or retain an independent fairness advisor and that the procedural safeguards described above were sufficient to protect the unaffiliated holders.
          In addition, with respect to the determination not to seek a valuation, our board felt that the fact that shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock would continue to retain an equity interest in the company and also would receive premiums to holders of common stock in any payment of dividends by the company, presented sufficient protection in value to such shareholders. After the Bank is able to pay dividends under Tennessee law, dividends may be paid annually, unless capital levels should fall below acceptable levels. There can be no guarantee, however, that the company will issue any dividends, either in the form of stock or cash.
          The board also considered the difference in value between the common stock with voting rights and Class A common stock, Class B common stock, or Series A Preferred Stock without such voting rights or with limited voting rights not to be significantly material since the holders of common stock whose shares would be converted into Class A common stock, Class B common stock, or Series A Preferred Stock in the transaction currently own only about 29% of the outstanding shares of common stock and voting rights. Because most actions requiring shareholder consent provide that a majority of common stock must approve the matter, those holders of 29% of the common stock would not be able to control the outcome of a vote by themselves (without at least 71% of the holders of the common stock joining the vote). Because these shareholders do not hold a majority of the company’s outstanding stock, their ability to control any vote on matters brought before the shareholders is limited. Conversely, the holders of our common stock whose shares will remain shares of common stock following the reclassification currently own shares representing approximately 71% of the outstanding voting rights, so after the reclassification transaction, those holders of common stock will continue to own a sufficient number of shares to control any vote, although there is no evidence that these shareholders have historically voted as one group. The board determined that the loss of certain voting rights in connection with the reclassification of common stock to Class A common stock, Class B common stock, and Series A Preferred Stock would be offset by the economic gains those holders will receive from the dividend preference associated with the reclassification, making the transaction, as a whole, fair to the unaffiliated holders.
          Shareholders also have the opportunity to exercise dissenters’ rights under Tennessee law to the extent that they do not believe that the charter amendment or the conversion of their shares of common stock into Class A common stock, Class B common stock, or Series A Preferred Stock is acceptable or fair to them.
          We therefore believe that the reclassification transaction is substantively and procedurally fair to all shareholders, for the reasons and factors described above. In reaching this determination, we have not assigned specific weights to particular factors, and we considered all factors as a whole. None of the factors that we considered led us to believe that the reclassification transaction is unfair to any of our shareholders.
          We have not made any provision in connection with the reclassification transaction to grant you access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to access to our corporate files, under Section 48-26-102 of the TBCA, shareholders of a corporation are entitled to inspect and copy, during regular business hours, records of the corporation that are required to be kept at the corporation’s principal office, which include: 1) current charter; 2) current bylaws; 3) resolutions relating to the rights and preferences of the outstanding stock of the corporation; 4) minutes of shareholder meetings and records of all actions taken without a meeting for the past three years; 5) all written communications to shareholders over the last three years; 6) names and business addresses of the corporation’s officers and directors; and 7) the most recent annual report delivered to the Secretary of State.  A shareholder must give the corporation written notice at least five business days in advance of any inspection. In addition, a shareholder may inspect the following records only if the shareholder’s demand to see such records is made in good faith and for a proper purpose, that purpose is described with reasonable specificity, the records inspected are directly connected to that purpose, and the shareholder gives the corporation written notice at least five business days beforehand: excerpts of any meeting of the board of directors, records of any action of a board committee, records of any action taken without a meeting, accounting records, and the record of shareholders. In light of the extensive access Tennessee shareholders are given to our records, the board believed these statutory safeguards adequately protect shareholders’ ability to access information on First Freedom. Furthermore, our board determined that this proxy statement, together with our other securities filings with the SEC and the FDIC, and shareholders’ ability to access our corporate records under Tennessee law, as described above, provide you with adequate information. With respect to obtaining counsel or appraisal services at our expense, the board did not consider these actions necessary or customary.
          Board Recommendation
          Our board of directors believes the terms of the reclassification transaction are fair and in the best interests of our shareholders and unanimously recommends that you vote “FOR” the proposal to adopt the amendments to our charter that will allow us to effect the reclassification transaction.

Purpose and Structure of the Reclassification Transaction.
The purposes of the reclassification transaction are to:
•	consolidate ownership of our common stock in under 300 record shareholders of common stock, which will discontinue our SEC reporting requirements and thereby achieve significant cost savings;

•	allow all of our shareholders to retain an equity interest in the company; and

•	allow our management to refocus time spent on SEC-reporting obligations and shareholder administrative duties to our business.
          For further background on the reasons for undertaking the reclassification transaction at this time, see “Background of the Reclassification Transaction” beginning on page ___ and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page ___.
          The proposed transaction has been structured as a stock reclassification transaction to allow small shareholders the opportunity to retain an equity interest in the future value of the company by receiving the shares of Class A common stock, Class B common stock, or Series A Preferred Stock, to avoid disruption to shareholders of 2,500 or more shares of common stock who would remain unaffected in the transaction, and to limit the costs of the reclassification transaction by avoiding costs associated with cashing out the shares of the holders of 2,500 or less shares of common stock.
          Our board elected to structure the transaction to take effect at the record shareholder level, meaning that we will look at the number of shares registered in the name of a single holder to determine if that holder’s shares will be reclassified into shares of Class A common stock, Class B common stock, or Series A Preferred Stock. The board chose to structure the transaction this way in part because it determined that this method would provide us with the best understanding at the effective time of how many shareholders would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock, because we will be able to have a complete and final list of all record shareholders at the effective time. In addition, the board considered that effecting the transaction at the record shareholder level would allow shareholders some flexibility with respect to whether they will be receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock or will continue to hold shares of common stock. See “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page ___. Our board felt that this flexibility would help to enhance the substantive fairness of the transaction to all shareholders. Overall, the board determined that structuring the reclassification transaction as one that would affect shareholders at the record holder level would be the most efficient and cost-effective way to achieve its goals of deregistration, notwithstanding any uncertainty that may be created by giving shareholders the flexibility to transfer their holdings. For further background on the alternative structures considered by our board of directors please see “Background of the Reclassification Transaction” beginning on page ___ and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page ___.
Effects of the Reclassification Transaction on First Freedom
          The reclassification transaction will have various positive and negative effects on First Freedom, which are described below.

          Effect of the Proposed Transaction on Our Outstanding Common Stock
          Our charter currently authorizes the issuance of 10,000,000 shares of common stock. The number of authorized shares of common stock will remain unchanged after completion of the reclassification transaction. As of the record date, the number of outstanding shares of common stock was 2,036,213. Based upon our best estimates, if the reclassification transaction had been consummated as of the record date, and assuming no shareholders exercised dissenters’ rights, the number of outstanding shares of common stock would be reduced to approximately 1,424,005. The shares of common stock that will be reclassified as Class A Common Stock, Class B Common Stock, or Series A Preferred Stock will be retired and held as authorized but unissued common stock.
          We have no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to our stock option plans.
          Effect of the Proposed Transaction on Our Class A common stock, Class B common stock, and Series A Preferred Stock
          Our charter does not currently authorize us to issue any shares of Class A common stock, Class B common stock, or Series A Preferred Stock. The amendments to our charter will authorize the issuance of up to 1,000,000 shares of Class A common stock, up to 1,000,000 shares of Class B common stock, and Series A Preferred Stock. Please refer to the Charter Amendment attached Appendix B.
          After completion of the reclassification transaction, and assuming no shareholders exercise dissenters’ rights, we will have approximately 514,308 shares of Class A common stock outstanding; 136,877 shares of Class B common stock outstanding; and 48,338 shares of Series A Preferred Stock outstanding following the reclassification transaction. For additional information regarding our capital structure after the reclassification transaction, see “Description of Capital Stock” beginning on page ___.
          Effect of the Proposed Transaction on Differently Situated Unaffiliated Holders
          The rights and preferences associated with the common stock, Class A common stock, Class B common stock, and Series A Preferred Stock are as follows:

			Class B	Series A
		Class A	Common	Preferred
	Common Stock	Common Stock	Stock	Stock
Voting Rights	Entitled to vote on all matters for which shareholder approval is required pursuant to our governing documents, and under Tennessee law	Entitled to vote only on any merger, share exchange, sale of substantially all the assets, voluntary dissolution or as required by law	Only entitled to vote as may be required by law	Only entitled to vote as may be required by law, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock

			Class B	Series A
		Class A	Common	Preferred
	Common Stock	Common Stock	Stock	Stock
Dividends	If and when declared by our board of directors	3% premium on any dividends paid on our common stock	5% premium on any dividends paid on our common stock	10% premium on any dividends paid on our common stock

Liquidation Rights	Entitled to distribution of assets on same basis as holders of Class A common stock and Class B common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets on same basis as holders of common stock	Entitled to distribution of assets (i) on same basis as holders of common stock, or (ii) equal to the book value of the common stock, whichever is greater

Conversion Rights	None	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control	Convertible to common stock upon a change in control
          Termination of Securities Exchange Act Registration and Reporting Requirements
          Upon the completion of the reclassification transaction, we expect that our common stock will be held by fewer than 300 record shareholders and each of the Class A common stock, Class B common stock, and Series A Preferred Stock will be held by fewer than 500 record shareholders. Accordingly, our obligation to continue to file periodic reports with the SEC will terminate pursuant to Rule 12h-3 of the Securities Exchange Act of 1934, as amended.
          The termination of the filing requirements will substantially reduce the information required to be furnished by us to our shareholders and to the SEC. Therefore, we estimate that we will eliminate costs and avoid immediately anticipated future costs associated with these filing requirements, which we estimate to be approximately $72,000 on an annual basis. These annual costs are broken down as follows:

Independent Auditors	$24,500
SEC Counsel	38,500
Current and Additional Staff Time	6,500
Internal Auditor	2,500

Total	$72,000

          Although we plan to have our financial statements audited going forward and will prepare an annual report for our shareholders, we expect these costs to be approximately $55,000 per year, which is substantially less than our current costs of $80,000 per year. These savings relate to the elimination of review by our auditors of our quarterly and annual reports to the SEC.
          In addition to those annual costs, we estimate saving approximately $37,500 of one-time costs and $129,000 of on-going annual costs associated with implementing the requirements of the Sarbanes-Oxley Act which costs would consist principally of our external audit under Section 404 of the Sarbanes-Oxley Act, hiring a consultant to assist with Section 404 compliance and the internal cost of our staff’s time associated with compliance with Section 404.
          We will apply for termination of our reporting obligations as soon as practicable following completion of the reclassification transaction. Following completion of the reclassification transaction, we intend to continue to provide our shareholders with financial information by continuing to disseminate our annual reports on a regular basis.
          Effect on Trading of Common Stock
          Our common stock is not actively traded. Once we stop filing reports with the SEC, our common stock will no longer be available for public trade.
          Effect on Statutory Anti-Takeover Protections
          The reclassification transaction will affect the applicability of certain statutory protections under Tennessee law afforded to corporations which have shares registered with the SEC. In particular, the provisions of the Tennessee Business Combination Act and the Greenmail Act, both summarized below, will no longer apply since we will not have any class of securities registered with the SEC following the reclassification transaction.
          The Tennessee Business Combination Act prohibits the company from entering into any business combination involving an interested shareholder for a period of five years from the date such interested shareholder acquired its shares, unless such business combination or the transaction in which such shareholder became an interested shareholder is approved by the board of directors prior to the share acquisition date. In addition, if such prior approval has not been obtained, the business combination is prohibited unless it is approved by the affirmative vote of two-thirds (2/3rd) of the voting stock not beneficially owned by the interested shareholder. This requirement does not apply if the business combination is consummated no less than five years from such shareholder’s share acquisition date and the shareholders of the corporation receive a fair price for their shares, as described in the statute. The Tennessee Business Combination Act also places requirements on the type of consideration which must be paid to shareholders in connection with any such business combination and further limits business combinations if an interested shareholder acquired its shares under certain circumstances. For purposes of the statute, an “interested shareholder” is one who beneficially owns, or an affiliate of one who beneficially owns, at least 10% of the voting power of any class or series of shares. None of the protections afforded under the Tennessee Business Combination Act will apply after the reclassification transaction is completed and we cease to be an SEC reporting company.
          The Greenmail Act provides that it is unlawful for a corporation to purchase any of its shares at a price above the market value of such shares from any person who holds more than three percent (3%) of the class of the securities to be purchased if such person has held the shares for less than two (2) years, unless approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class. The protections afforded by the Greenmail Act will no longer apply after the reclassification transaction is completed and the company ceases to be an SEC reporting company.
          All other anti-takeover protections afforded under Tennessee law will remain applicable after the reclassification transaction to the same extent as before the transaction.
          Other Financial Effects of the Reclassification Transaction
          We expect that the professional fees and other expenses related to the reclassification transaction of approximately $50,000 will not have any material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. Each shareholder’s interest in the net book value of the company will not be affected because the reclassification is a one-for-one stock exchange (assuming no holders exercise dissenters’ rights, in which case the shareholder’s interests in net book value will proportionately increase). Additionally, earnings per share will be affected only if the company issues stock dividends because, in that case, the beneficial owners of Class A and B common stock and Series A Preferred Stock will receive a disproportionate number of shares in relation to the holders of common stock due to the dividend preference. There can be no assurance, however, that the company will, in fact, make any dividend payments, either in the form of stock or cash.
          Effect on Outstanding Options
          In April 2006, the stockholders of the Bank approved the First Freedom Stock Option Plan (the Plan). The Plan was adopted and assumed by First Freedom as part of the share exchange to form our bank holding company earlier in 2008. The Plan provides for the granting of stock options, and authorizes the issuance of common stock upon the exercise of such options, for up to 500,000 shares of common stock to organizers of the Bank, senior management and other officers and employees from time to time. As of June 30, 2008, 426,500 options had been granted of which 3,312 have been forfeited. As of June 30, 2008, 274,825 options were vested and exercisable and 188 options had been exercised.
          The reclassification will not affect any outstanding options and each option, after the reclassification transaction, will continue to be exercisable for one share of common stock. As of September 30, 2008, there are outstanding, vested options to purchase 272,825 shares of common stock at $10.00 per share. Additionally, there were vested options to purchase 3,063 shares of common stock at prices ranging from $12.50 to $12.83 per share.
          Effect on Outstanding Warrants
          Subject to the approval of the shareholders at the Meeting, the board of directors has determined that the reclassification of certain of the Bank’s existing and outstanding common stock warrants will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. This proposal will reclassify those common stock warrants in the same manner as shares of common stock will be reclassified. If approved, those common stock warrants held by shareholders who receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification will be converted into an equal number of Class A Common Stock Warrants, Class B Common Stock Warrants, or Series A Preferred Stock Warrants, respectively. Shareholders who hold common stock after the reclassification will continue to hold the same number of common stock warrants following the reclassification transaction. Shareholders who do not hold warrants prior to the reclassification will be unaffected by this reclassification of warrants. Those individuals who hold warrants but are not shareholders of the Bank (if any) will be unaffected by the warrant reclassification.

          For every five shares of common stock that a subscriber purchased under our initial stock offering, the subscriber received a warrant to purchase one share of common stock for $12.50 per share. The warrants are exercisable in whole or in part for up to three years, or until April 3, 2009. Currently, there are approximately 364,475 warrants outstanding. Holders of warrants do not have any voting or other rights as shareholders of the Bank. The warrants are detachable from the shares of common stock and, thus, may be transferred separately. Each outstanding warrant is subject to the First Freedom Bank Common Stock Warrant Agreement (the “Warrant Agreement”), which will be amended as a result of the reclassification transaction. The First Amendment to the Warrant Agreement is attached as Appendix D to this proxy statement.
          Under the terms of the Warrant Agreement, both the purchase price and the number of shares available for purchase under the Warrant Agreement are subject to adjustment upon the occurrence of such events as a stock dividend, stock split, or stock combination. The Warrant Agreement does not expressly provide that the warrants are subject to adjustment upon the occurrence of a stock reclassification, such as this one. However, the terms of the current Warrant Agreement allow the board of directors to, without the consent of the warrant holder, make changes to the Warrant Agreement that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the Warrant Agreement, but which changes do not or will not adversely affect, alter, or change the rights, privileges or immunities of the warrant holders. The board believes that the omission of a “stock reclassification” from the events specified in the Warrant Agreement that allow for automatic conversion of the terms of the Warrant Agreement is an ambiguity that allows the board to unilaterally amend the agreement to correct.
          Even though the board of directors believes that it has the power to amend the Warrant Agreement to provide for the occurrence of a stock reclassification, the board is also recommending that the shareholders approve the reclassification, in order to ensure that the reclassification of our common stock warrants is fair to our shareholders. Additionally, the Warrant Agreement may be amended through a written amendment signed by the company and the warrant holder. Accordingly, shareholders who vote “FOR” the proposal to reclassify certain common stock warrants are agreeing to amend their Warrant Agreement by signing the proxy statement or voting in person at the Meeting in favor the proposal to reclassify certain stock warrants.
          The effect of the warrant reclassification will be that shareholders will hold warrants for the same class of stock as they own after the reclassification, which will assist the Bank to maintain its status as a non-reporting company under the Exchange Act.
          Effect on Conduct of Business after the Transaction
          We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.
          Effect on Our Directors and Executive Officers
          It is not anticipated that the reclassification transaction will have any effect on our directors and executive officers, other than with respect to their relative share ownership, and related changes in the book value and earnings per share associated with those shares. We expect that our directors and executive officers will hold more than 2,500 shares of common stock at the effective time of the reclassification transaction. As a result, they will, for the most part, continue to hold the same number of shares of common stock after the reclassification transaction as they did before. (We are aware of certain of our directors who will be required to exchange a portion of their common stock for Class A common stock, Class B common stock, and/or Series A Preferred Stock because of how their shares are held of record.) Because total outstanding shares of common stock will be reduced, however, the board, as a group, will hold a larger relative percentage of the voting common stock of the company. As of the record date, these directors and executive officers collectively beneficially held 521,582 shares, or 22.85% of our common stock, which includes their exercisable options to purchase shares of common stock, and had voting power over 256,985 shares, or 12.73% of our common stock. Based upon our estimates, taking into account the effect of the reclassification transaction on our outstanding shares as described above, the directors and executive officers will beneficially hold 29.83% of our common stock (including exercisable stock options) and will have voting power with respect to 16.79% of our common stock.
          Effect on Certain Shareholders under the Change in Bank Control Act.
          The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board (the “Federal Reserve”) is notice of the proposed acquisition. The Federal Reserve’s regulations establish a rebuttable presumption that the acquisition of voting securities constitutes control if, immediately after the acquisition, the shareholder or group of shareholders “acting in concert” will own or control 10% or more of any class of voting securities, and if one of the following criteria is satisfied: (a) the class of securities is registered under Section 12 of the Exchange Act, or (b) no other single shareholder will own or control a greater percentage of that class of voting securities. After the reclassification transaction, our common stock will cease to be registered under Section 12 of the Exchange Act, and the largest single shareholder of First Freedom common stock will individually hold 50,000 shares of common stock or approximately 3.7% of the then-outstanding common stock.
          For purposes of the Federal Reserve’s regulations under the Change in Bank Control Act, the following persons will be deemed to be “acting in concert:” (1) a company and any controlling shareholder, partner, trustee, or management official of the company, if both the company and the person own stock in the bank holding company; (2) an individual and the individual’s immediate family, regardless of whether the family members reside together; (3) companies under common control; and (4) persons that are parties to any agreement, contract, understanding, relationship, or other arrangement, whether written or otherwise, regarding the acquisition, voting, or transfer of voting securities of a bank holding company.
          Because of the method used by the Federal Reserve to determine “immediate family,” a shareholder will often be deemed to “control” a greater percentage of stock under Federal Reserve regulations than that same shareholder would be deemed to “beneficially own” under Rules 13d-1 or 16a-1 of the Exchange Act. Additionally, when calculating the amount of stock owned by a shareholder, the Federal Reserve will consider both vested and unvested options held by that shareholder, while Rule 13d-1 generally considers options that have vested or will vest within the next 60 days.
          After the reclassification, two shareholder groups which would be deemed to be “acting in concert” under the Change in Bank Control Act may be required to provide notice to the Federal Reserve. The shareholders who hold the largest amounts of stock in these two groups are John Lancaster and John Bradshaw. While Messrs. Lancaster and Bradshaw both currently serve as directors and executive officers of First Freedom and First Freedom Bank, they are not related to one another, parties to an agreement regarding the acquisition of voting securities, or otherwise deemed by the Federal Reserve to be “acting in concert” with one another.
          Members of Mr. Lancaster’s immediate family who will own common stock after the reclassification include Penny Lancaster, Jim K. and Vondell Lancaster, Lucy and Ewin Cowley, Jim E. and Debora Lancaster, Celia and Glenn Oldham, and other members of their respective extended families (the “Lancaster Group”). Members of Mr. Bradshaw’s immediate family who will own common stock after the reclassification include Karen Bradshaw, John C. Bradshaw, Jr, and other members of their respective extended families (the “Bradshaw Group”). After the reclassification transaction, the Lancaster Group will own or control 13.05% of the then-outstanding common stock, and the Bradshaw Group will own or control 11.98% of the then-outstanding common stock for purposes of the Change in Bank in Control Act. This information should not be construed as an admission by Messrs. Lancaster or Bradshaw that either are the beneficial owner, as such term is defined in Rule 13d-1 of the Exchange Act, of stock held by members of their respective family groups.
          First Freedom does not know of any other group of shareholders that would be deemed to be “acting in concert” by the Federal Reserve that will own or control more than 10% of the company’s common stock after the Reclassification.
Effects of the Reclassification Transaction on Shareholders of First Freedom
          The general effects of the reclassification transaction on the shareholders continuing to own common stock and the shareholders who will own Class A common stock, Class B common stock, or Series A Preferred Stock are described below.
Effects of the Reclassification Transaction on Shareholders Receiving Class A common stock, Class B common stock, or Series A Preferred Stock
          The reclassification transaction will have both positive and negative effects on the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction:
Positive Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock will:
•	be entitled to receive a dividend premium; and

•	have dissenters’ rights in connection with the reclassification transaction. See “Dissenters’ Rights” beginning on page ___.

          As a result of the reclassification transaction, the shareholders receiving Series A Preferred Stock will also be entitled to a distribution preference in the event of liquidation; however, it is improbable that the company will liquidate its assets.
Negative Effects:
          As a result of the reclassification transaction, the shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock will:

•	no longer have any voting control over the general affairs of the company and will be entitled to vote only in limited circumstances;

•	have restrictions on your ability to transfer your shares of our common stock and Class A common stock, Class B common stock or Series A Preferred Stock because our shares will be tradable only in privately-negotiated transactions, and there will not be a public market for our common stock or Class A common stock, Class B common stock or Series A Preferred Stock, although, based on the historically low trading volume for the common stock, this factor is expected to have a limited impact;

•	because of the illiquidity of your stock, the shares will not be able to easily liquidate your investment in the company and will have to share in any potential future losses in the company’s value;

•	have reduced access to our financial information once we are no longer an SEC-reporting company, although we do intend to continue to provide all shareholders with our annual reports and periodic information (e.g., shareholder letters which would include information updating our financial performance and any other news affecting First Freedom, such as new offices, acquisitions, economic updates or new product offerings);

•	lose certain statutory safeguards since we will no longer be subject to the requirements of the Sarbanes-Oxley Act, which require our CEO & CFO to certify as to our financial statements and internal controls over financial reporting and as to the accuracy of our reports filed with the SEC; and

•	lose certain protections currently provided under the Securities Exchange Act of 1934, as amended, such as limitations on short-swing transactions by executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended. continue to hold shares that, like our shares of common stock, will not have any public trading market.

          Effects of the Reclassification Transaction on the Shareholders Continuing to Hold Common Stock
          The reclassification transaction will have both positive and negative effects on the shareholders continuing to own common stock. Our board of directors considered each of the following effects in determining to approve the reclassification transaction:
Positive Effects:
          As a result of the reclassification transaction:
•	such shareholders will continue to exercise the sole voting control over the company; and

•	because the number of outstanding shares of common stock will be reduced, such shareholders will own a relative increased voting control over the company.
Negative Effects:
          As a result of the reclassification transaction:
•	the liquidity of our common stock will likely be reduced following the reclassification transaction because of the reduction in the number of our record shareholders of common stock and the fact that our stock will only be tradable in privately-negotiated transactions;

•	holders of our Class A common stock, Class B common stock, and Series A Preferred Stock will have the right to receive certain premiums with respect to any dividends declared by the company; and

•	holders of Series A Preferred Stock will have the right to a distribution preference in the event of liquidation; however, it is improbable that the company will liquidate its assets.
Reports, Opinions, Appraisals and Negotiations
          In connection with the proposed reclassification, Professional Bank Services, Incorporated (“PBS”) was engaged by First Freedom to advise the board of directors as to the fairness of the proposed stock reclassification, from a financial perspective, as described this proxy statement. PBS performed certain analyses and presented its opinion to the board of directors as to the fairness of the proposed stock reclassification in the form of a Fairness Opinion dated October 24, 2008. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix F and should be read in its entirety. For more information on the Fairness Opinion see “Our Position as to the Fairness of the Reclassification Transaction” beginning on page ___.
Plans or Proposals
          Other than as described in this proxy statement, neither we nor our management have any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation, to sell or transfer any material amount of our assets, to change our board of directors or management, to change materially our indebtedness or capitalization, or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the reclassification transaction and becoming a non-SEC reporting company. Although our management does not presently have any intent to enter into any transaction described above, nor is our management in negotiations with respect to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of the shares of our capital stock or entering into any other arrangement or transaction we may deem appropriate. In this event, our shareholders may receive payment for their shares of our common stock, Class A common stock, Class B common stock, or Series A Preferred Stock in any such transaction lower than, equal to or in excess of the amount paid to those shareholders who exercise their dissenters’ rights and receive the fair value of their shares in connection with the reclassification transaction.
Record and Beneficial Ownership of Common Stock
          It is important that our shareholders understand how shares that are held by them in “street name” will be treated for purposes of the reclassification transaction described in this proxy statement. Shareholders who have transferred their shares of our common stock into a brokerage or custodial account are no longer shown on our shareholder records as the record holder of these shares. Instead, the brokerage firms or custodians typically hold all shares of our common stock that their clients have deposited with them through a single nominee; this is what is meant by “street name.” If that single nominee is the record shareholder for 2,500 or more shares, then the stock registered in that nominee’s name will be completely unaffected by the reclassification transaction. Because the reclassification transaction only affects record shareholders, it does not matter whether any of the underlying beneficial owners for whom that nominee acts own less than 2,500 shares. Upon completion of the reclassification transaction, these beneficial owners will continue to beneficially own the same number of shares of our common stock as they did prior to the reclassification transaction, even if the number of shares they own is less than 2,500. If you hold your shares in “street name,” you should talk to your broker, nominee or agent to determine how they expect the reclassification transaction to affect you. Because other “street name” holders who hold through your broker, agent or nominee may adjust their holdings prior to the reclassification transaction, you may have no way of knowing whether you will receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction until it is consummated. However, because we think it is likely that any brokerage firm or other nominee will hold more than 2,500 shares in any one account, we think it is likely that all “street name” holders will remain shareholders of common stock.
          Our board of directors elected to structure the reclassification transaction so that it would take effect at the record shareholder level in part to allow shareholders some flexibility with respect to whether they will continue to own shares of common stock or receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification transaction. See “Purpose and Structure of the Reclassification Transaction” beginning on page ___. Shareholders who would still prefer to remain as holders of common stock of First Freedom, may elect to do so by acquiring sufficient shares so that they hold at least 2,500 shares in their own name immediately prior to the reclassification transaction. In addition, beneficial owners who would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock if they were record owners instead of beneficial owners, and who wish to receive such shares of Class A common stock, Class B common stock, or Series A Preferred Stock from First Freedom as a part of the reclassification transaction, should inquire of their broker or nominee as to the procedure and cost, if any, to transfer their shares into a record account into their own name. In either case, these shareholders will have to act far enough in advance of the reclassification transaction so that any consolidation, purchase or transfer is completed by the close of business (local time) on the day of the effective time.
Interests of Certain Persons in the Reclassification Transaction
          Our executive officers and directors who are also shareholders will participate in the reclassification transaction in the same manner and to the same extent as all of our other shareholders. We anticipate that all of our directors will own more than 2,500 shares of common stock, and therefore continue as shareholders of common stock if the reclassification transaction is approved. We are aware, however, of certain of our directors who will be required to exchange a portion of their common stock for Class A common stock, Class B common stock, or Series A Preferred Stock because of how their shares are held of record. In addition, because there will be fewer outstanding shares of common stock after the reclassification, these directors will own a larger relative percentage of the company’s common stock on a post-reclassification basis. This represents a potential conflict of interest because our directors unanimously approved the reclassification transaction and are recommending that you approve it. Despite these potential conflict of interest, the board believes the proposed reclassification transaction is fair to all of our shareholders for the reasons discussed in the proxy statement.
          The fact that each director’s percentage of our common stock will increase as a result of the reclassification transaction was not a consideration in the board’s decision to approve the reclassification transaction or in deciding its terms, including the 2,500 share cutoff. In this regard, the directors as a group will be treated the same as other shareholders. In addition, the board determined that any potential conflict of interest created by the ownership of our stock by its members is relatively insignificant. The board did not set the 2,500 share cutoff in order to avoid any director receiving shares of Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification. In addition, the increase in each director’s percentage voting ownership of our common stock resulting from the reclassification transaction is expected to be insignificant. As a group, the percentage beneficial ownership of all directors and executive officers would increase almost 7%, from approximately 22.85% to approximately 29.83%, after the reclassification transaction.
          John Bradshaw, the director owning the most shares of our stock, beneficially owns approximately 4.14% of our common stock now, and would beneficially own approximately 5.81% following the reclassification transaction, which does not appreciably affect his ability to control the company. John Lancaster, our President and CEO, owns 3.35% of our common stock now, and would beneficially own approximately 4.71% of our common stock following the reclassification transaction, which does not have any appreciable effect on his ability to control the company. After the reclassification transaction, if First Freedom ever again becomes regulated under the Exchange Act as we are now, then Messrs. Bradshaw and Lancaster would be required to file reports under Rule 13d of the Exchange Act as beneficial owners of 5% or more of our stock. Additional information on how the Reclassification will impact Messrs. Lancaster and Bradshaw can be found on page ___, “Effects of the Reclassification Transaction on First Freedom Bank — Effects on Certain Shareholders under the Change in Bank Control Act.”
          Our board of directors was aware of the actual or potential conflicts of interest discussed above and considered them along with the other matters that have been described in this proxy statement under the captions “Background of the Reclassification Transaction” beginning on page ___, “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page ___ and “Effects of the Reclassification Transaction on Shareholders of First Freedom” beginning on page ___.
          In addition, our board of directors, throughout its consideration of the reclassification transaction, recognized that holders of common stock who will receive Class A common stock, Class B common stock, or Series A Preferred Stock in the transaction may wish to remain voting shareholders of the company. However, the board of directors believes that such relative voting control is not material as compared to the potential value available to such shareholders by retaining an equity interest in the company through their ownership of Class A common stock, Class B common stock, or Series A Preferred Stock. See “Description of Capital Stock” beginning on page ___; “Background of the Reclassification Transaction” beginning on page ___; and “Reasons for the Reclassification Transaction; Fairness of the Reclassification Transaction; Board Recommendation” beginning on page ___.
          None of our executive officers or directors, who beneficially own in excess of an aggregate of 2,500 shares of common stock, has indicated to us that he or she intends to sell some or all of his or her shares of our common stock during the period between the public announcement of the transaction and the effective date. In addition, none of these individuals has indicated his or her intention to divide shares among different record holders so that fewer than 2,500 shares are held in each account, so that the holders would receive shares of Class A common stock, Class B common stock, or Series A Preferred Stock in connection with the conversion of their common stock.
Financing of the Reclassification Transaction
          We expect that the reclassification transaction will cost approximately $70,000, consisting of professional fees and other expenses payable by us related to the reclassification transaction. See “Fees and Expenses” beginning on page ___ for a breakdown of the expenses associated with the reclassification transaction.
Material Federal Income Tax Consequences of the Reclassification Transaction
          The following discusses the material federal income tax consequences to us and our shareholders that would result from the reclassification transaction. No opinion of counsel or ruling from the Internal Revenue Service has been sought or obtained with respect to the tax consequences of the reclassification transaction, and the conclusions contained in this summary are not binding on the Internal Revenue Service. This discussion is based on existing U.S. federal income tax law, which may change, even retroactively. This discussion does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. In particular, it does not address the federal income tax considerations applicable to certain types of shareholders, such as: financial institutions; insurance companies; tax-exempt organizations; dealers in securities or currency; traders in securities that elect mark-to-market; persons who hold our common stock as part of a hedge, straddle or conversion transaction; or persons who are considered foreign persons for U.S. federal income tax purposes. In addition, this discussion does not discuss any state, local, foreign or other tax considerations. This discussion also assumes that you have held and, in the case of continuing shareholders will continue to hold, your shares as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Shareholders are encouraged to consult their own tax advisor as to the particular federal, state, local, foreign and other tax consequences of the reclassification transaction, in light of their individual circumstances.
          Federal Income Tax Consequences to First Freedom
          We believe that the reclassification transaction would be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us.
          Federal Income Tax Consequences to Shareholders Who Continue to Own Common Stock
          If you continue to hold our common stock immediately after the reclassification transaction, you will not recognize any gain or loss or dividend income in the transaction and you will have the same adjusted tax basis and holding period in your common stock as you had in such stock immediately prior to the reclassification transaction. It is anticipated that all of our officers, directors and any affiliated holders will continue to hold our common stock following the transaction and therefore, will not recognize any gain or loss; nor will such holders be able to take advantage of any net operating loss carry forwards.
Federal Income Tax Consequences to Shareholders Who Receive Shares of Class A common stock, Class B common stock, or Series A Preferred Stock
          Shareholders receiving Class A common stock, Class B common stock, or Series A Preferred Stock in exchange for their common stock will not recognize any gain or loss or dividend income in the reclassification. The holding period and adjusted tax basis of the common stock converted will carry over to the Class A common stock, Class B common stock, or Series A Preferred Stock.

          Sale of Stock
          Where the Class A common stock, Class B common stock, or Series A Preferred Stock is received for common stock in a tax-free recapitalization, the company expects the proceeds from a subsequent sale of this Class A common stock, Class B common stock, or Series A Preferred Stock will be treated as capital gain or loss to most shareholders. However, when a company recapitalizes its common stock in exchange for stock that is limited in liquidation and/or dividend rights, but does not participate in corporate growth to any significant extent, the stock received in the liquidation may be considered “Section 306 stock” under the Code if the transaction is substantially the equivalent of a stock dividend. Generally, a transaction will be treated as equivalent to a stock dividend if, had cash instead of stock been delivered to the shareholder, such cash distribution would have been treated as a dividend. A cash distribution in exchange for stock is normally not a dividend if all of the shareholder’s stock is redeemed in the transaction (see discussion below for other instances when a cash distribution will not be considered a dividend). Applying these rules, if cash instead of Class A common stock, Class B common stock, or Series A Preferred Stock was issued in the recapitalization, most shareholders would have all of their stock redeemed in the transaction, and therefore would not be treated as receiving dividend income. However, certain attribution rules can result in a shareholder being deemed to hold stock indirectly through a related party, and in such cases the recapitalization could be treated as equivalent to a stock dividend. In that case, the Class A common stock, Class B common stock, or Series A Preferred Stock received may be classified as Section 306 stock.
          If the Class A common stock, Class B common stock, or Series A Preferred Stock is classified as Section 306 stock, the proceeds from a subsequent sale of the Class A common stock, Class B common stock, or Series A Preferred Stock would be treated as ordinary income (dividend income) to the extent that the fair market value of the stock sold, on the date distributed to the shareholder, would have been a dividend to such shareholder had the company distributed cash in lieu of stock. Any excess of the amount received over the amount treated as ordinary income plus the cost basis of the stock will be treated as a capital gain and no loss, if any, would be recognized. Under current tax law, such dividend income will be taxed at the same rates that apply to net capital gains (i.e., 15%, or 5% to the extent the taxpayer’s taxable income is taxed at a rate below 25%). The current tax law provision in which dividends are taxed at net capital gain rates will not apply for tax years beginning after December 31, 2010. Unless any intervening tax legislation is enacted, ordinary income tax rates will be applicable for dividend income beginning January 1, 2009.
          Federal Income Tax Consequences to Shareholders Who Exercise Dissenters’ Rights
          If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not continue to hold shares of our common stock immediately after the reclassification transaction, you will be treated as having had your shares redeemed by us which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on your situation, will be taxed as either: (1) a sale or exchange of the redeemed shares, in which case you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares; or (2) a cash distribution which is treated: (a) first, as a taxable dividend to the extent of our accumulated earnings and profits; (b) then, if the total amount of cash paid in the reclassification transaction exceeds our accumulated earnings and profits, as a tax-free return of capital to the extent of your tax basis in the redeemed shares; and (c) finally, as gain from the sale or exchange of the redeemed shares.
          Under Section 302 of the Code, a redemption of your shares of our common stock as part of the reclassification transaction will be treated as a sale or exchange of the redeemed shares if any of the following are true:

•	the reclassification transaction results in a “complete termination” of your interest in First Freedom;

•	your receipt of cash is “substantially disproportionate” with respect to other shareholders; or

•	your receipt of cash is “not essentially equivalent to a dividend.”
          These three tests are applied by taking into account not only shares that you actually own, but also shares that you constructively own pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, you are deemed to constructively own shares owned by certain individuals and entities that are related to you in addition to shares you own directly. For example, you are considered to own shares owned by or for your spouse, children, grandchildren, and parents, which is referred to as “family attribution.” In addition, you are considered to own a proportionate number of shares owned by estates or certain trusts in which you have a beneficial interest, by partnerships in which you are a partner, and by corporations in which you own, directly or indirectly, 50% or more (in value) of the stock. Similarly, shares owned directly or indirectly by beneficiaries of estates or certain trusts, by partners of partnerships and, under certain circumstances, by shareholders of corporations may be treated as owned by these entities. This is referred to as “entity attribution.” You are also deemed to own shares which you have the right to acquire by exercise of an option. Furthermore, shares constructively owned by someone may be reattributed to you. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to you through family attribution.
          Complete Termination. If you receive cash as a result of exercising dissenters’ rights in the reclassification transaction and do not constructively own any of our common stock after the reclassification transaction, your interest in First Freedom will be completely terminated by the reclassification transaction, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          If you receive cash in the reclassification transaction and would only constructively own shares of our common stock after the reclassification transaction as a result of family attribution, you may be able to avoid constructive ownership of the shares of our common stock by waiving family attribution and, thus, be treated as having had your interest in First Freedom completely terminated by the reclassification transaction. Among other things, waiving family attribution requires (a) that you have no interest in First Freedom (including as an officer, director, employee, or shareholder) other than an interest as a creditor during the 10-year period immediately following the reclassification transaction and (b) that you include an election to waive family attribution in your tax return for the year in which the reclassification transaction occurs.
          Substantially Disproportionate. If you receive cash in the reclassification transaction and immediately after the reclassification transaction you constructively own shares of our common stock, you must compare (a) your percentage ownership immediately before the reclassification transaction (i.e., the number of shares of common stock actually or constructively owned by you immediately before the reclassification transaction divided by 2,018,528, which is our current number of outstanding shares of common stock) with (b) your percentage ownership immediately after the reclassification transaction (i.e., the number of shares of common stock constructively owned by you immediately after the reclassification transaction divided by 1,424,005, which is our current estimate of the number of shares of common stock outstanding immediately after the reclassification transaction).
          If your post-reclassification transaction ownership percentage is less than 80% of your pre-reclassification transaction ownership percentage, the receipt of cash is “substantially disproportionate”

with respect to you, and you will, therefore, receive sale or exchange treatment with respect to your common stock. Consequently, you will recognize gain or loss equal to the difference between the cash payment and your tax basis in the redeemed shares.
          Not Essentially Equivalent to a Dividend. If (a) you exercise no control over the affairs of First Freedom (e.g., you are not an officer, director, or high ranking employee), (b) your relative stock interest in First Freedom is minimal, and (c) your post-reclassification transaction ownership percentage is less than your pre-reclassification transaction ownership percentage, then your receipt of cash is “not essentially equivalent to a dividend,” and you will, therefore, receive sale or exchange treatment on your shares of our common stock exchanged for cash. For these purposes, constructive ownership of less than 1% of the outstanding shares is clearly a relatively minimal ownership interest, and constructive ownership of less than 5% of the outstanding shares is probably a relatively minimal ownership interest.
          Capital Gain and Loss
          For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will be subject to tax at ordinary income tax rates of up to 35%. In addition, capital gain recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.
          Backup Withholding
          Shareholders who exercise dissenters’ rights and receive cash in the reclassification transaction would be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) in connection with the reclassification transaction to avoid backup withholding requirements that might otherwise apply. The letter of transmittal would require each such shareholder to deliver such information when the common stock certificates are surrendered following the effective time of the reclassification transaction. Failure to provide such information may result in backup withholding at a rate of 28%.
          As explained above, the amounts paid to you as a result of exercising dissenters’ rights in the reclassification transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. The discussion of material U.S. federal income tax consequences of the reclassification transaction set forth above is based upon present law, which is subject to change possibly with retroactive effect. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the reclassification transaction, in light of your specific circumstances.
Dissenters’ Rights
          Under Tennessee law, shareholders who comply with the procedures set forth in Sections 48-23-102 through 48-23-302 of the Tennessee Business Corporation Act (the “TBCA”) relating to dissenters’ appraisal rights are entitled to receive in cash the fair value of their shares of common stock. A shareholder must comply strictly with the procedures set forth in Tennessee law relating to dissenters’ rights, which are set forth in Appendix C to this proxy statement. Failure to follow such procedures will result in a termination or waiver of your dissenters’ rights. A vote in favor of the reclassification transaction or the charter amendment will constitute a waiver of your dissenters’ rights. Additionally, voting against the reclassification transaction and the charter amendment, without compliance with the other requirements, including sending us notice of your intent to dissent prior to the special meeting, does not perfect your dissenters’ rights.
          To perfect dissenters’ appraisal rights, a holder of stock must not vote in favor of those corporate actions listed in Section 48-23-102 of the TBCA, and must deliver to us, before the vote is taken, written notice of the shareholder’s intent to demand payment for his or her shares if the proposed action is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, is the recommended form of transmittal) to John Bradshaw, our Corporate Secretary. A shareholder who does not properly deliver this written notice is not entitled to payment for the shareholder’s shares.
          Within ten (10) days after the corporate action is authorized by the shareholders or effectuated (whichever occurs first), we will send each shareholder who satisfied the requirements above a dissenters’ notice. The dissenters’ notice will include direction as to where the shareholder must send a payment demand, where and when the certificates for the shares must be deposited, and will include a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date. The dissenters’ notice from us will also set a date by which we must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date such dissenters’ notice is delivered. The dissenters’ notice will also be accompanied by a copy of Sections 48-23-101 through 48-23-302 of the TBCA.
          A shareholder asserting his or her appraisal rights must execute and return the payment demand form to us, and deposit his or her certificates in accordance with the terms of the dissenters’ notice before the date specified in the dissenters’ notice.
          A shareholder who does not execute and return the payment demand form and deposit his or her certificates by the date set forth in the dissenters’ notice will no longer be entitled to appraisal rights. A shareholder who does demand payment for his or her shares may not withdraw such demand without our consent.
          A shareholder may assert dissenters’ rights as to fewer than all the shares registered in his or her name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which the partial dissenter dissents and the partial dissenters’ other shares were registered in the names of different shareholders.
          As soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, we will pay each dissenter who complied with the above requirements the amount we estimate to be the fair value of each dissenters’ shares, plus accrued interest. The payment will be accompanied by (i) our most recent balance sheet, income statement, statement of changes in shareholders’ equity, and financial statements; (ii) a statement of our estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenters’ right to demand payment if the shareholder is dissatisfied with our payment or offer; and (v) a copy of Sections 48-23-101 through 48-23-302 of the TBCA.
          A dissenting shareholder may notify us in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of the dissenters’ estimate (less any payment previously made by us), or reject our offer under Section 48-23-208 of the TBCA and demand payment of the fair value of the dissenters’ shares and interest due, if the following conditions are met: (i)

the dissenter believes that the amount paid or offered by us is less than the fair value of the dissenters’ shares or that the interest due is incorrectly calculated; (ii) we fail to make payment for the shares within two (2) months after the date set for demanding payment; or (iii) we, having failed to effectuate the proposed action, do not return the deposited certificates within two (2) months after the date set for demanding payment.
          In order to demand payment under the above paragraph, the dissenter must notify us of the dissenters’ demand in writing within one (1) month after we made or offered payment for the dissenters’ shares.
          If a shareholder makes a demand for payment which remains unsettled, we will commence a proceeding within two (2) months after receiving such payment demand and petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the two-month period, we shall pay each dissenter whose demand remains unsettled the amount demanded. We will make all dissenters whose demands remain unsettled parties to the proceeding as in an action against their shares. In such proceeding, the court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for either the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus accrued interest, exceeds the amount paid by the corporation; or for the fair value, plus accrued interest, of the dissenters’ after-acquired shares for which the corporation elected to withhold payment.
          The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against us and in favor of any or all dissenters if the court finds we did not substantially comply with the requirements of the TBCA with respect to appraisal rights, or against either us or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Section 48-23-209 of the TBCA. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
          The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to the statutory dissenters’ appraisal rights and is qualified in its entirety by reference to the dissenters’ appraisal rights provisions, which are reproduced in full in Appendix C to this proxy statement and which are incorporated herein by reference.
          We plan to determine “fair value” based on the book value of our stock, the value of our stock using a multiple of earnings, or the value of our stock based on a review of comparative financial institutions. Our board may also choose to rely on independent third parties to determine the “fair value” of our shares.
Regulatory Requirements
          In connection with the reclassification transaction, we will be required to make a number of filings with, and obtain a number of approvals from, various federal and state governmental agencies, including:

•	filing of the amendments to our charter with the Tennessee Secretary of State, in accordance with Tennessee law; and

•	complying with federal and state securities laws, including filing of this proxy statement on Schedule 14A and a transaction statement on Schedule 13E-3 with the SEC.
Accounting Treatment
          The accounting treatment of the reclassification transaction will be in accordance with accounting principles generally accepted in the United States of America. Shares of common stock reclassified to Class A common stock, Class B common stock, or Series A Preferred Stock will result in a reduction of the total par value of common stock outstanding and an equal increase in Class A common stock, Class B common stock, and Series A Preferred Stock outstanding. For shares of common stock purchased from dissenters, common stock will be reduced by the par value and additional paid-in capital will be reduced by the excess of the redemption price over the par value.
Fees and Expenses
          We will be responsible for paying the fees and expenses related to the reclassification transaction, which will consist primarily of fees and expenses of our attorneys and accountants and other related charges. We estimate that our expenses will total approximately $70,000, assuming the reclassification transaction is completed. This amount consists of the following estimated fees:

Description	Amount
Legal fees and expenses	$50,000
Accounting fees and expenses	10,000
Printing and mailing costs	10,000

Total	$70,000

          We anticipate that these fees will be paid through dividends from our subsidiary First Freedom Bank. These dividends will be paid out of the existing working capital of the Bank, and we do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow. We expect to be able to pay these expenses as well as the fair value for dissenters’ shares from this source.
          Some or all of the First Freedom shareholders may dissent from the reclassification transaction and receive the fair value of their common stock in cash. First Freedom may also incur legal expenses related to dissenters’ rights proceedings or any litigation challenging the legality of the reclassification. Additional dividends may be required from First Freedom Bank through existing working capital for payments to dissenting shareholders and legal costs related to dissenters’ rights proceeding or any litigation challenging the reclassification. First Freedom may abandon the reclassification transaction at any time prior to the effective date if the board determines that (1) the estimated cost of payments to dissenting shareholders or legal expenses makes the reclassification inadvisable; or (2) the number of dissenting shareholders reflects a material negative reaction among a significant portion of the shareholders. If First Freedom Bank utilizes its working capital for dividend payments to dissenting shareholders or for legal expenses related to litigation in connection with the reclassification transaction, it will have less capital to support future growth of the company and First Freedom Bank. As a result, First Freedom may have to limit its growth or seek additional capital to support its growth. Limiting growth or the inability to obtain new capital may adversely affect First Freedom’s capital adequacy, liquidity, results of operations or cash flow.

PROPOSAL 4
RECLASSIFICATION OF COMMON STOCK WARRANTS AND
REQUEST FOR CONSENTS TO AMEND WARRANT AGREEMENTS
          Subject to the approval of the shareholders at the Meeting, the board of directors has determined that the reclassification of certain of the Bank’s existing and outstanding common stock warrants will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. The board of directors is also requesting that you consent to the amendment of the Common Stock Warrant Agreement. The First Amendment to the Warrant Agreement is attached as Appendix D to this proxy statement.
          Reasons for the Reclassification and Amendment of the Common Stock Warrant Agreements
          After the reclassification transaction, we anticipate having 209 shareholders of record of common stock, 315 holders of Class A Common Stock, 300 holders of Class B Common Stock, and 344 holders of Series A Preferred Stock. Because we will have fewer than 300 holders of record of common stock and fewer than 500 holders of record in other classes of stock, we will be able to “go private” and end our reporting requirements under the Exchange Act. If the number of shareholders of record for the common stock ever rises above 300, then we will again be responsible for making filings in compliance with Section 15(d) of the Exchange Act.
          For every five shares of common stock that a subscriber purchased under our initial stock offering, the subscriber received a warrant to purchase one share of common stock for $12.50 per share. Currently, there are approximately 364,475 warrants outstanding. These warrants will expire on April 3, 2009, and if all of these warrant holders exercised their warrants for common stock, the company would exceed 300 holders of record of common stock and be responsible once more for complying with the Exchange Act. Therefore, the board of directors determined that it is in the best interest of the company to recommend amending all warrant agreements so that those shareholders who receive Class A or Class B Common Stock or Series A Preferred Stock in the reclassification transaction will holder warrants for the same type of stock. This will allow us to keep our number of record holders in each class as low as possible, which will in turn allow us to continue to avoid the expensive reporting requirements of the Exchange Act in the future.
          Accordingly, all warrant holders are asked to consent to an amendment to the warrant agreement which, if approved, will reclassify those common stock warrants in the same manner as shares of common stock will be reclassified. If approved, those common stock warrants held by shareholders who receive Class A common stock, Class B common stock, or Series A Preferred Stock in the reclassification will be converted into an equal number of Class A Common Stock Warrants, Class B Common Stock Warrants, or Series A Preferred Stock Warrants, respectively. Shareholders who hold common stock after the reclassification will continue to hold the same number of common stock warrants following the reclassification transaction. Shareholders who do not hold warrants prior to the reclassification will be unaffected by this reclassification of warrants. Those individuals who hold warrants but are not shareholders of the Bank (if any) will be unaffected by the warrant reclassification.
          The following is a summary of the effects of the reclassification and amendment of our common stock warrants:

IF YOU ARE:	AFTER THE TRANSACTION:

A common stockholder after the reclassification transaction	Your warrant agreement will not be changed and will continue to be exercisable for common stock.

Class A Common Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Class A Common Stock at the same price as your current warrant agreement.

Class B Common Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Class B Common Stock at the same price as your current warrant agreement.

Series A Preferred Stock holder after the reclassification transaction	Your warrant agreement will be exercisable for the same number of Series A Preferred Stock at the same price as your current warrant agreement.
          The effect of the warrant reclassification will be that shareholders will hold warrants for the same class of stock as they own after the reclassification, which will assist the Bank to maintain its status as a non-reporting company under the Exchange Act. The company believes that these amendments are necessary in order to keep our number of common stockholder below 300. We believe that the consent of the holders of certificates representing at least a majority of the outstanding warrants is required for us to enter into the amendment.
          Under the terms of the Warrant Agreement, both the purchase price and the number of shares available for purchase under the Warrant Agreement are subject to adjustment upon the occurrence of such events as a stock dividend, stock split, or stock combination. The Warrant Agreement does not expressly provide that the warrants are subject to adjustment upon the occurrence of a stock reclassification, such as this one. However, the terms of the current Warrant Agreement allow the board of directors to, without the consent of the warrant holder, make changes to the Warrant Agreement that are required to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake in the Warrant Agreement, but which changes do not or will not adversely affect, alter, or change the rights, privileges or immunities of the warrant holders. The board believes that the omission of a “stock reclassification” from the events specified in the Warrant Agreement that allow for automatic conversion of the terms of the Warrant Agreement is an ambiguity that allows the board to unilaterally amend the agreement to correct.
          Even though the board of directors believes that it has the power to amend the Warrant Agreement to provide for the occurrence of a stock reclassification, the board is also recommending that the shareholders approve the reclassification, in order to ensure that the reclassification of our common stock warrants is fair to our shareholders. Additionally, the Warrant Agreement may be amended through a written amendment signed by the company and the warrant holder. Accordingly, shareholders who vote “FOR” the proposal to reclassify certain common stock warrants are agreeing to amend their Warrant Agreement by signing the proxy statement or voting in person at the Meeting in favor the proposal to reclassify certain stock warrants.
          Our board of directors unanimously recommends that you vote “FOR” the reclassification of our warrants and “FOR” consent to amend the warrant agreements.

PROPOSAL NO. 5
CONSENT TO CERTAIN AMENDMENTS TO OUR BYLAWS
          The bylaws of First Freedom Bancshares provide that the bylaws may be altered, amended, or repealed, and any new bylaws may be adopted, by a majority vote of the members present at any regular meeting of the company’s board of directors or any special meeting of the board of directors called for that purpose. At a regular meeting of the board of directors held on October 21, 2008, the board of directors of the company voted, subject to shareholder approval at the Meeting, to amend the bylaws of the company by adding a new Section 5 to Article II of the bylaws which further restricts the transferability of company stock. While the bylaws provide that they can be amended or supplemented by majority vote of the board of directors, the board of directors is requesting that you consent to the amendment of the bylaws. Even though shareholder approval is not required in order to amend the bylaws, including the provisions relating to stock transfer restrictions, the board of directors has decided to submit this matter to a vote of the shareholders given the impact it may have on your ability to transfer stock. The First Amendment to the bylaws is attached as Appendix E to this proxy statement.
          Explanation of Proposed Bylaw Amendment
          The following discussion summarizes the changes to our existing bylaws that would result from the approval by our shareholders of the amendment to our bylaws. This summary is qualified in its entirety by reference to the text of the proposed new Section 5 of Article II of the bylaws, which is included in Appendix E to this proxy statement.
          The company’s bylaws currently provide that, generally, no person may transfer common stock to any transferee if after the transfer the transferee, either alone or together with the transferee’s affiliates in the aggregate, would own more than 9.0% of the company’s total common stock. Exempted from this restriction on transfer are transfers of company stock to a transferee by will or the laws of intestate succession and acquisitions of company stock pursuant to the exercise of options or warrants to acquire company stock. We propose to amend our bylaws by adding additional restrictions on the transfer of our stock. The proposed restrictions would prohibit any transfer of company stock that does not meet one or more of the following conditions: (i) the transfer is of 500 or more shares of the class or series of stock being transferred to one (1) transferee, or of all the transferor’s shares to one (1) transferee if the transferor owns less than 500 shares; (ii) prior to the transfer, the transferee of the shares is a shareholder of the company who owns the same class or series of stock being transferred; (iii) the transfer will not result in an increase in the number of holders of record of any class or series of stock of the company, as determined in accordance with Rule 12g5-1 of the Exchange Act; or (iv) the transfer has been approved by vote of our board of directors. The proposed restrictions would also give the company a right of first refusal with respect to all transfers of company stock, other than lifetimes transfers by gift and transfers upon the death of a shareholder by will or the laws of intestate succession. While the company will have the right to purchase the shares of stock a shareholder proposes to dispose of during the shareholder’s lifetime in any non-gift transfer, the company will have no obligation to repurchase any such stock.
          Effects and Purpose of Proposed Bylaw Amendment
          As a result of the amendment, any company shareholder who wants to transfer company stock during the shareholder’s lifetime to a third party other than by way of gift will be required to give the company notice of the proposed transfer, and the company will have 30 days after receipt of this notice to notify the shareholder that it wishes to exercise its option to purchase the stock to be transferred. In the event the company exercises its option to purchase the stock, the company will, subject to the receipt of all requisite regulatory approvals, if any, required for the purchase of such stock by the company, purchase the stock from the transferring shareholder at the price and upon the terms at which the transferring shareholder would have transferred the stock to the third party. If the company does not exercise its option to purchase the stock, the shareholder will be allowed to proceed with transferring the stock to the third party.
          A primary effect of amending our bylaws to include the additional stock transfer restrictions described will be that the amendment of our bylaws, combined with the absence of an established trading market for our stock, may restrict your ability to transfer your shares of company stock. In addition, subject to regulatory approval, the company will have the right to purchase any stock you propose to transfer to a third party during your lifetime by any means other than gift. Also, once the bylaws are amended, any proposed transfer of company stock by a shareholder in violation of the stock transfer restriction of our bylaws will not be recognized by the company and will have no force or effect.
          The primary purpose of amending the company’s bylaws to include the additional stock transfer restrictions described is to prohibit certain transfers of company stock that could jeopardize our ability to maintain our status as a non-reporting company under the Exchange Act after the reclassification of our common stock.
          Anti-Takeover Effects of the Proposed Amendment
          This proposal will, if approved, supplement and strengthen the company’s existing takeover defenses. The restriction on the transfer of shares of company stock could have, under certain circumstances, the effect of delaying or preventing a change of control of the company should the company chose to exercise its right to first refusal. This could make it more difficult to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise.
          While the proposed amendment to the company’s bylaws may have anti-takeover consequences, the board of directors believes that the benefits it would confer on the company outweigh any disadvantages. In addition to the ability to ensure that certain transfers of stock do not jeopardize our ability to maintain our status as non-reporting company, the company would gain a degree of protection from hostile takeovers that might be contrary to the interests of the company and the shareholders. The board of directors believes it is in the best interest of the company and the shareholders to encourage potential acquirers to negotiate directly with the board of directors rather than taking unilateral action. Only when empowered to negotiate on behalf of the company can the board of directors have the best possible opportunity to secure the terms that best serve the interests of the company and all the shareholders.
          Other Considerations
          The proposal to approve the amendment of our bylaws is not contingent on shareholder approval of the reclassification of our common stock. If the bylaw amendment is approved by our shareholders, the new stock transfer restrictions will become effective regardless of whether the shareholders approve the reclassification transaction. Similarly, the proposal to reclassify our common stock is not contingent on shareholder approval of the amendment of our bylaws.
          As discussed more fully in “Interests of Certain Persons in the Reclassification Transaction” beginning on page                     , most, if not all, of our directors and certain of our executive officers own, and after the reclassification will own, substantial amounts of company stock, generally in excess of 500 shares. Accordingly, the proposed restriction on transfers of company stock providing that no transfer of less than 500 shares of any class or series of company stock will be permitted (absent the applicability of an exception) will in practice have no real effect on most, if not all, of our directors and certain of our executive officers, while it will have an effect on the transferability of stock held by company shareholders owning less than 500 shares of any class or series of company stock. However, transfers of company stock by these directors and executive officers will still be subject to all other restrictions on transfer contemplated by the amendment. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page                     .
          Our board of directors believes that the amendment to our bylaws is in the best interest of the company and our shareholders and unanimously recommends that you vote “FOR” approval of the amendment.
PROPOSAL NO. 6
CONSENT TO ADJOURNMENT OR POSTPONEMENT
          The company may ask its shareholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the adjournment or postponement to approve one or more of proposals (1) through (5). If the proposal to adjourn or postpone the special meeting is submitted to the company’s shareholders for approval at the special meeting, the approval requires that there be more votes in favor of the proposal to adjourn or postpone the special meeting than votes against the proposal to adjourn or postpone the special meeting.
          Our board of directors recommends that our shareholders vote “FOR” approval of the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies.
INFORMATION ABOUT THE COMPANY
Officers and Directors
          Set forth in the table below are the (i) name, (ii) address, (iii) current principal occupation or employment, and the name, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and (iv) material occupations, positions, offices or employment during the past five years, and the name, principal business and address of any corporation or other organization in which the occupation, position, office or employment was carried on, of each of our directors and executive officers. Each person identified below is a United States citizen. Unless otherwise noted, the principal address of each person identified below is 1620 West Main Street, Lebanon, Tennessee 37088.

Current Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Director, President & CEO

John Robert Lancaster	Mr. Lancaster is the President and CEO of First Freedom Bank and First Freedom Bancshares, Inc, and he has worked in the banking industry for 20 years. Before serving as an organizer of First Freedom Bank, he was the Wilson County Chairman of SunTrust Bank. He graduated from the University of Tennessee with a B.S. degree in Business Administration in 1988, and he holds an M.A. degree in Management from Trevecca Nazarene University.

Kenneth Cecil Howell	Chairman

Current Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Mr. Howell began a career in the banking industry in 1972, and he has worked with many financial institutions in Middle Tennessee. He holds a B.S. degree in chemistry and mathematics from Middle Tennessee State University. Mr. Howell is also the co-founder of All American Classics of Tennessee (dba Classic Cars Southeast), which sells and restores antique cars.

Director, COO

John High Bradshaw	Mr. Bradshaw is the COO of First Freedom Bancshares, Inc. and First Freedom Bank. He has nearly twenty years of banking experience. He earned his finance degree with University of Tennessee, and he holds a Masters of Business Administration from Cumberland University.

Director

Donald Madison Turner	Mr. Turner has over 35 years of restaurant, retail and business experience. He recently retired from Cracker Barrel Old County Store, Inc., in Lebanon, Tennessee, where he held multiple positions, including President and COO. Currently, he is involved in real estate ventures, private investments and other business interests.

Director

Robert Cameron Woods	Dr. Woods currently practices with the St. Thomas Heart Group. Previously, he served as the Chief of Cardiology at University Medical Center. He graduated from Washington & Lee University in Lexington, Virginia, and earned his medical degree at the Medical College of Virginia in Richmond.

Director

Veronica Rochell Bender	Ms. Bender has over 30 years’ experience as a teacher and principal in the Wilson County School system.

Director

Charles Richard Haskins	Mr. Haskins has been the co-owner of Lebanon Chemical, Inc., a family-owned and operated business, for 40 years. Mr. Haskins is also in the farming business, operating “Triple HHH Farms” for 38 years.

Director

Margaret Ann Dixon	Ms. Dixon has over 30 years’ experience as a Realtor, and she is currently an agent with Crye-Leike Realtors, Inc. She is active on the local and national levels of the Association of Realtors.

Director

Jackie Waldon Gaither	Mr. Gaither is the owner and affiliate broker of Cumberland Real Estate & Auction. He is active in the Wilson County Chamber of Commerce.

Current Principal Occupation or Employment
Name	and Material Positions Held During the Past Five Years

Director

Matthew Juddson Sellars	Mr. Sellars is the owner of Sellars Funeral Home and Sellars Cremation Service in Lebanon, Tennessee. He is a native of Mt. Juliet, Tennessee and a licensed Funeral Director and a licensed Embalmer.

Director

Randy Gill Laine	Mr. Laine has worked in the field of Civil Engineering and Development for over 25 years. He is currently a vice-president of The Laine Company, Inc., a family-owned and operated engineering, design, and construction company. Mr. Laine is a licensed Civil Engineer in the State of Tennessee.

Director

Hardie Vaughan Sorrels	Dr. Sorrels has practiced internal medicine in his hometown of Lebanon, Tennessee since 1989. He earned his B.S. degree from Middle Tennessee State University in 1982, and he graduated from the University of Tennessee Medical School in Memphis in 1986.

CFO

Mike Wiggington	Mr. Wiggington has several years’ experience in the banking and financial industries. Prior to joining First Freedom Bank, he served as the vice-president and senior lending officer in Wilson County for National Bank of Commerce. Mr. Wiggington earned his B.S. in mathematics from Ball State University and his MBA from Vanderbilt University.

Description of Capital Stock
Common Stock
          We currently have 10,000,000 shares of authorized common stock, par value $1.00 per share. As of the record date, we had 1,168 registered shareholders of record and 2,036,213 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable. The holders of our common stock have one vote per share in all proceedings in which action shall be taken by our shareholders.
Rights to Dividends
          The holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. The payment of any such dividends is subject to the rights granted to holders of the shares of Class A common stock, Class B common stock, and Series A Preferred Stock issued in the reclassification transaction, discussed below. Under Tennessee law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities.
          The payment of dividends by First Freedom depends to a great extent on the ability of First Freedom Bank to pay dividends to First Freedom. First Freedom Bank is subject to the Tennessee Banking Act, which provides that the Bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the approval of the Tennessee Department of Financial Institutions. Thereafter, 10% of net profits must be transferred to capital surplus prior to payment of dividends until capital surplus equals capital stock. First Freedom Bank is also subject to the minimum capital requirements of the FDIC which impact its ability to pay dividends. If First Freedom Bank fails to meet these standards, it may not be able to pay dividends or to accept additional deposits because of regulatory requirements.
          If, in the opinion of the applicable federal bank regulatory authority, a depository institution is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be such an unsafe and unsound banking practice. Moreover, the Federal Reserve Board, the Comptroller of the Currency and the FDIC have issued policy statements which provide that bank holding companies and insured depository institutions generally should only pay dividends out of current earnings.
General Voting Requirements
          The holders of our common stock have sole voting control over the company. Except for such greater voting requirements as may be required by law, the affirmative vote of the holders of a majority of the shares of common stock voting on a matter is required to approve any action for which shareholder approval is required. In the event the Class A common stock, Class B common stock, or Series A Preferred Stock is entitled to vote, the common stock votes together with the Class A common stock, Class B common stock and/or Series A Preferred Stock.

Rights Upon Liquidation
          In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, and then, the holders of Series A Preferred Stock will be entitled to a distribution of assets (i) on a pro rata basis with the holders of our common stock, Class A common stock and Class B common stock, or (ii) in an amount equal to the book value of the common stock, whichever is greater, and then, the holders of the common stock, Class A common stock and Class B common stock on a pro rata basis. It is improbable, however, that the Bank, and thus the company, will liquidate its assets.
Class A Common Stock, Class B Common Stock, blank check preferred stock, and Series A Preferred Stock
          Our charter does not currently authorize us to issue any shares of Class A common stock, Class B common stock, or Preferred Stock. The amendments to our charter that you will consider at the special meeting will provide for: (a) The authorization of blank check preferred stock; (b) the authorization of 1,000,000 shares of Class A common stock; (c) the authorization of 1,000,000 shares of Class B common stock; (d) the authorization of Series A Preferred Stock; and (e) the reclassification of shares of common stock held by shareholders who own between 900 and 2,500 shares of common stock into shares of Class A common stock; the reclassification of shares of common stock held by shareholders who own between 225 and 899 shares of common stock into shares of Class B common stock, and the reclassification of shares of common stock held by shareholders who own 224 shares of common stock or less into shares of Series A Preferred Stock. The shareholders will also consider proposals for: (x) the reclassification of common stock warrants held by shareholders who own between 900 and 2,500 shares of common stock into Class A common stock warrants; (y) the reclassification of warrants of common stock held by shareholders who own between 225 and 899 shares of common stock into Class B common stock warrants; and (z) the reclassification of warrants held by shareholders who own 224 shares of common stock or less into Series A Preferred Stock warrants. The reclassification of shares and of warrants will be made on the basis of one share of or warrant for Class A common stock, Class B common stock, or Series A Preferred Stock for each share of or warrant for common stock held.
          As to the remaining authorized shares of preferred stock which will not be issued in the reclassification transaction, our board of directors has the authority, without approval of our shareholders, from time to time to authorize the issuance of such stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as our board of directors may determine. The relative rights, preferences and limitations that our board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because our board of directors has the power to establish the relative rights, distributions and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock, as well as the shares of Class A common stock, Class B common stock, or Series A Preferred Stock to be issued in the reclassification transaction. The board of directors could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares. We have applied for funding from the Treasury Department under the Capital Purchase Program, which, if approved, will require the board of directors to issue additional shares of preferred stock. See “Rationale for Creating Blank Check Preferred Stock,” beginning on page                     .

Description of Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to be Issued in Reclassification Transaction
General
          The shares of Class A common stock, Class B common stock, and Series A Preferred Stock to be issued in the reclassification transaction will be fully paid and nonassessable shares of Class A common stock, Class B common stock, and Series A Preferred Stock.
Rank
          The Class A common stock, Class B common stock, and Series A Preferred Stock, with respect to dividend rights, ranks senior to the common stock and to all other classes and series of equity securities of the company, other than any classes or series of equity securities that we subsequently issue ranking on a parity with, or senior to the Class A common stock, Class B common stock, or Series A Preferred Stock, as to dividend rights. The relative rights and preferences of the Class A common stock, Class B common stock, and Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of capital stock and equity securities designated by our board of directors; provided, however, that the holders of Series A Preferred Stock shall be entitled to vote in connection with the issuance of any stock having such superior rights. The Class A common stock, Class B common stock, and Series A Preferred Stock is junior to indebtedness issued from time to time by the company, including notes and debentures.
Dividend Rights
          In the event that dividends are paid on our common stock, holders of Class A common stock shall be entitled to receive dividends which are 3% more than dividends paid on our common stock. We are not required to pay any dividends on the Class A common stock, and no cumulative dividends will be paid on Class A common stock.
          In the event that dividends are paid on our common stock, holders of Class B common stock shall be entitled to receive dividends which are 5% more than dividends paid on our common stock. We are not required to pay any dividends on the Class B common stock, and no cumulative dividends will be paid on Class B common stock.
          In the event that dividends are paid on our common stock, holders of Series A Preferred Stock shall be entitled to receive dividends which are 10% more than dividends paid on our common stock. We are not required to pay any dividends on the Series A Preferred Stock, and no cumulative dividends will be paid on Series A Preferred Stock.
Voting Rights
          Holders of Class A common stock shall have no general voting control over the company and shall be entitled to vote only upon any merger, share exchange, sale of substantially all of the assets, voluntary dissolution of the company and as otherwise required by law. On those matters on which the holders of the Class A common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class A common stock vote together with the holders of common stock on matters to which they are entitled to vote.

          Holders of Class B common stock shall have no general voting control over the company and shall have no voting rights except as may be required by law. Specifically, Section 48-20-104 of the TBCA requires that a class or series of shares with no voting rights be nonetheless entitled to vote on any proposed amendment to the charter of the company that would result in any of the following actions: 1) increase or decrease the aggregate number of authorized shares of that class; 2) effect an exchange or reclassification of all or part of the shares of that class into shares of another class; 3) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of that class; 4) change the designation, rights, preferences, or limitations of all or part of the shares of that class; 5) change the shares of all or part of that class into a different number of shares of the same class; 6) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of that class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of that class; 7) limit or deny an existing preemptive right of all or part of the shares of that class; 8) authorize the issuance as a share dividend of shares of such class in respect of shares of another class; or 9) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of that class. On those matters on which the holders of Class B common stock are entitled to vote, the holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Class B common stock vote together with the holders of common stock and Class A common stock on matters to which they are entitled to vote.
          Holders of Series A Preferred Stock shall have no general voting control over the company and shall have no voting rights except as may be required by law, as described above, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock. On those matters on which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. Except as may otherwise be provided for by law, the holders of Series A Preferred Stock vote together with the holders of common stock, and to the extent entitled to vote on such matters, together with the holders of Class A common stock and Class B common stock.
Conversion Rights
          The shares of Class A common stock, Class B common stock, and Series A Preferred Stock shall be convertible into shares of common stock upon a change in control. A “change in control” shall mean (i) a merger, consolidation or reorganization of the company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the company), or (ii) a sale of substantially all of the assets of the company.
Liquidation Rights
          Holders of Class A common stock and Class B common stock are entitled to a distribution of assets of First Freedom in the event of any voluntary or involuntary liquidation, dissolution or winding-up of First Freedom, on a basis equivalent with the holders of common stock. The holders of Series A Preferred Stock will be entitled to a distribution preference and shall be entitled to a distribution of assets of First Freedom (i) on a pro rata basis with the holders of our common stock, Class A common stock and Class B common stock, or (ii) in an amount equal to the book value of the common stock, whichever is greater. It is improbable, however, that the Bank, and thus the company, will liquidate its assets.

Preemptive Rights
          Holders of Class A common stock, Class B common stock, and Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Class A common stock, Class B common stock, or Series A Preferred Stock, or shares of any other class of our capital stock that may be issued in the future.
Redemption Rights
          Holders of Class A common stock, Class B common stock, and Series A Preferred Stock have no right to require that we redeem their shares, nor do we have the right to require the holders of Class A common stock, Class B common stock, or Series A Preferred Stock to sell their shares to us.
Description of Blank Check Preferred Stock and the Potential Issuance of Senior Preferred Stock
          Blank Check Preferred Stock — General
          The proposed amendment to the company’s charter would grant the board of directors the authority to issue a class of preferred stock, consisting of 2,500,000 shares of preferred stock with no par value per share without further shareholder approval. The preferred stock would be issuable in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the board of directors.
          Capital Purchase Program
          The following is a brief description of the terms of the shares of preferred stock that the company may issue to the Treasury Department through the CPP including the Warrant Preferred and Senior Preferred (collectively, the “Shares”), the only shares of preferred stock that the company contemplates issuing in the proximate future. With the exception of the initial dividend rate, the terms of the Warrant Preferred shares will be the same as the terms of the Senior Preferred shares issued to the Treasury Department at the initial closing and the description below applies to both the Senior Preferred shares and the Warrant Preferred shares. This description is based upon information currently available to the company concerning the terms of the CPP and does not purport to be complete in all respects. The final terms of the Shares will be approved by the company’s board of directors, or an authorized committee thereof, and will be reflected in a subsequent amendment to the company’s charter that will be adopted without shareholder approval.
          Under the company’s charter, as proposed to be amended, the company will have authority to issue a class of preferred stock, consisting of up to 2,500,000 shares of preferred stock, with no par value per share. Pending approval of the amendment to the charter described in this Proxy Statement and the approval of the Treasury Department, the company anticipates initially issuing between approximately 5,900 and 17,800 shares of Senior Preferred stock for an aggregate purchase price of between approximately $5.9 million and $17.8 million pursuant to the CPP based on the company’s risk-weighted assets as of September 30, 2008, together with between approximately 295 and 895 shares of Warrant Preferred. Subject to limitations on use of proceeds that may be specified by the Treasury Department, the company intends to use the proceeds of the issuance of the Shares for general corporate purposes. When issued, the Shares will be validly issued, fully paid and nonassessable. Holders of the Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Shares by the company’s board of directors or a duly authorized committee of the board of directors in their sole discretion. Dividends will be cumulative.
          Prior to the issuance of the Shares, the company will have filed Articles of Amendment to the company’s charter with respect to the Shares with the Secretary of State of Tennessee. When issued, the Shares will have a fixed liquidation preference of $1,000 per share. If the company liquidates, dissolves or winds up its affairs, holders of the Shares will be entitled to receive, out of the company’s assets that are available for distribution to shareholders, an amount per Share equal to the liquidation preference per Share plus any accrued but unpaid dividends to the date of payment of the liquidation preference. The Shares will not be convertible into the company’s common stock or any other class or series of the company’s securities and will not be subject to any sinking fund or any other obligation of the company for their repurchase or retirement.
          Ranking
               With respect to the payment of dividends and the amounts to be paid upon liquidation, the Shares will rank:

•	senior to the company’s common stock, Class A common stock, Class B common stock, and Series A Preferred Stock, and all other equity securities designated as ranking junior to the Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

               For as long as any Shares remain outstanding, unless all accrued and unpaid dividends for all past Dividend Periods (as defined below) are fully paid:

•	no dividend whatsoever may be paid or declared on the company’s common stock, Class A common stock, Class B common stock, and Series A Preferred Stock or other junior stock or other equity securities designated as ranking pari passu with the Shares as to payment of dividends, other than, in the case of shares ranking pari passu with the Shares, dividends paid on a pro rata basis with the Shares and in the case of common stock and shares ranking pari passu with the Shares, dividends payable solely in shares of common stock; and

•	no Common Stock or other junior stock or pari passu with the Shares may be purchased, redeemed or otherwise acquired for consideration by the company.

          Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by the our board of directors (or a duly authorized committee of the board) may be declared and paid on the our common stock and any other stock ranking pari passu with or junior to the Shares from time to time out of any funds legally available for such payment, and the Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury Department will be required for any increase in the dividends paid to the Common Stock until the earlier of (i) the third anniversary of the date of issue of the Shares; and (ii) the date on which the Shares have been redeemed in whole or the Treasury Department has transferred all Shares to third parties. From the third anniversary of the initial date of issue of the Shares until the tenth anniversary of the initial date of issue of the Shares, unless the Treasury Department has transferred all of the Shares to third parties or the Shares have been redeemed in total, the company may increase the dividends paid to holders of the company’s common stock by up to 3% in the aggregate per year over the amount paid in the prior year without the Treasury

Department’s consent; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or any similar transactions. After the tenth anniversary of the initial date of issue of the Shares, the company can not pay any common dividends until all equity securities issued by the company and held by the Treasury Department have been redeemed in whole or the Treasury Department has transferred all of such securities to third parties.
          Dividends
          Holders of Shares, in preference to the holders of the common stock, Class A common stock, Class B common stock, Series A Preferred Stock and of any other shares of the company’s stock ranking junior to the Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by the company’s board of directors, out of assets legally available for payment, cash dividends. These dividends will be payable at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum; provided that the dividend rate for the Warrant Preferred shall always be 9% per annum (the “Dividend Rate”), applied in each case to the $1,000 liquidation preference per share. These dividends will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Shares will commence upon the date of original issuance of the Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by the company’s board of directors or a committee thereof in advance of payment of each particular dividend.
          The amount of dividends payable per Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
          The company is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as the company, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, the company is subject to Tennessee state laws, and its subsidiary bank is subject to the terms and regulations of the TDFI relating to the payment of dividends.
          Conversion Rights
          The Shares will not be convertible into shares of any other class or series of the company’s stock.
          Redemption
          The Shares may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, except with the proceeds of a Qualified Equity Offering (as defined below) that results in proceeds to the company of not less than 25% of the issue price of the Shares. A “Qualified Equity Offering” is the sale by the company for cash, following the date of issuance of the Shares, of Common Stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. On any date after the first Dividend Payment Date falling on or after the third anniversary of the date of issuance, the Shares may be redeemed, in whole or in part, at the company’s option, from any source of funds. Any such redemption will be at a cash redemption price of $1,000 per Share, plus any accrued and unpaid dividends for all prior Dividend Periods for that Share. Holders of Shares will have no right to require the redemption or repurchase of the

Shares. The Warrant Preferred may not be redeemed prior to the shares of preferred stock issued to the Treasury Department at the initial closing.
          Any redemption of the Shares is subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, the company or its affiliates may from time to time purchase any outstanding Shares by tender, in the open market or by private agreement.
          Liquidation Rights
          In the event that the company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of Shares will be entitled to receive an amount per Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Share, plus any accrued and unpaid dividends to the date of payment of the Total Liquidation Amount. Holders of the Shares will be entitled to receive the Total Liquidation Amount out of the company’s assets that are available for distribution to shareholders, after payment or provision for payment of the company’s debts and other liabilities but before any distribution of assets is made to holders of the company’s common stock or any other shares ranking, as to that distribution, junior to the Shares.
          If the company’s assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Shares and all holders of any shares of the company’s stock ranking as to any such distribution pari passu with the Shares, the amounts paid to the holders of Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Share has been paid in full to all holders of Shares and the liquidation preference of any other shares ranking on parity with the Shares has been paid in full, the holders of the company’s Common Stock or any other shares ranking, as to such distribution, junior to the Shares will be entitled to receive all of the company’s remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of the company’s property and assets, nor the consolidation or merger by the company with or into any other corporation or by another corporation with or into the company will constitute a liquidation, dissolution or winding up of the company’s affairs.
          Voting Rights
          Except as indicated below or otherwise required by law, holders of the Shares will not have any voting rights.
          If, and whenever, the dividends on the Shares have not been declared and paid for an aggregate of at least six Dividend Periods (whether or not consecutive), the number of directors then constituting the company’s board of directors will be increased by two. Holders of the Shares will be entitled to elect the two additional members of the company’s board of directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of the Shares.
          Whenever all dividends on the Shares have been paid in full then the right of the holders of the Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the company’s board of directors will be reduced accordingly.
          The Shares shall have the right to vote separately as a class (with approval requiring the affirmative vote of holders owning at least 66 2/3% of the Shares) on (1) any authorization or issuance of shares ranking senior to the Shares; (2) any amendment to the rights of the Shares so as to adversely affect the rights, preferences, privileges or voting power of the Shares; or (3) consummation of any merger, share exchange or similar transaction unless the Shares remain outstanding, or if the company is not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the Shares remaining outstanding or such preference securities have such rights, preferences, privileges and voting power as are not materially less favorable to the holders than the rights, preferences, privileges and voting power of the Shares. Under Tennessee law, holders of the Shares will be entitled to vote as a separate voting group on certain amendments to the company’s charter and in connection with certain mergers. When voting as a separate class on these matters, Tennessee law provides that the vote of holders of a majority of the Shares outstanding is required.
          Regulatory Capital Treatment
          The company expects the Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.
          Transferability
          The Shares will not be subject to any contractual restrictions on transferability, and the company will, if requested by the Treasury Department, be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Shares to the Treasury Department. The Treasury Department may transfer the Shares to third parties at any time.
Transactions Involving Our Securities
          Set forth below are transactions of our common stock involving our directors, officers, or affiliates during the past 60 days:
Exercise of Options
          There has been no exercise of options for our common stock during the past 60 days.
Stock Trades
          There have been no trades in our common stock during the past 60 days.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Some directors and officers of First Freedom and First Freedom Bank and members of their immediate families are customers of First Freedom Bank and have had and expect to have loan transactions with First Freedom Bank in the ordinary course of business. In addition, some of the directors and officers of First Freedom Bank are, at present, as in the past, affiliated with businesses which are customers of First Freedom Bank and which have had and expect to have loan transactions with First Freedom Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of our board of directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features. In the normal course of business, First Freedom Bank has made loans at prevailing interest rates and terms to its executive officers, directors and their affiliates aggregating $7,353,496 as of June 30, 2008 or 42.8% of shareholders’ equity. As of June 30, 2008 the outstanding balance of loans made by First Freedom Bank to these directors and executive officers was $5,247,823 or 30.5% of our shareholder equity. No loan to any officer or director exceeds 10% of our equity capital.

PRO FORMA AND SELECTED HISTORICAL FINANCIAL INFORMATION (UNAUDITED)
          Set forth below are our pro forma financial information for the company and selected historical financial information for the Bank. First Freedom is the successor registrant to First Freedom Bank, pursuant to an 8-K filed with the SEC on October 20, 2008. On October 17, 2008, the company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction. As a result, the Bank became a subsidiary of the company, the company became the holding company for the Bank, and the shareholders of the Bank became shareholders of the company.
          Accordingly, the numbers presented below are based on the audited financial statements included in the Bank’s Annual Report filed with the FDIC on Form 10-KSB for the fiscal year ended December 31, 2007 (the “Annual Report”), from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “Quarterly Report”), from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report and in all other information filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, copies of which may be obtained as set forth below under the caption “Other Matters - Where You Can Find More Information” on page                     .
Pro Forma Financial Information Reflecting Participation in the Capital Purchase Program
          The following unaudited pro forma financial information for the fiscal year ended December 31, 2007 and for the nine month period ended September 30, 2008: (1) assumes that the company will participate in the Capital Purchase Program on the same terms as those offered to “private” companies, and (2) shows the effects of a minimum of $1.6 million and a maximum of $4.8 million of Preferred Stock that would be issued to the Treasury in connection with the Capital Purchase Program.
          The pro forma financial data presented may change materially under either the “Minimum” or “Maximum” scenario based upon the actual proceeds received under the Capital Purchase Program if the company’s application is approved by the Treasury Department, the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in the company’s common stock price, and the discount rate used to determine the fair value of the Senior Preferred Stock. Accordingly, the company can provide no assurance that the “Minimum” or “Maximum” pro forma scenarios included in the following unaudited pro forma financial data will ever be achieved. The company has included the following unaudited pro forma condensed consolidated data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend the company’s charter to add a class of blank check preferred stock.
          The information should be read in conjunction with the Ban’s audited financial statements and the related notes as filed with the FDIC as part of the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and the company’s unaudited consolidated financial statements and the related notes filed as part of the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
          The following unaudited pro forma condensed consolidated financial data is not necessarily indicative of the company’s financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of the company’s financial position or results of operations that will be achieved in the future. In addition, as noted above, the company’s application to participate in the Capital Purchase Program has not been approved by the Treasury Department. Accordingly, the company can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma condensed consolidated financial data will ever be received.
          The company has included the following unaudited pro forma condensed consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend the company’s charter to add a class of blank check preferred stock. The company’s future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond the company’s control. These factors include, without limitation, those described in this proxy statement and those described in the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2007.
First Freedom Bancshares, Inc.
Pro Forma Balance Sheet

		Pro forma
	Historical	September 30, 2008
In Thousands, Except Per Share Information	September 30, 2008	Minimum	Maximum

BALANCE SHEET DATA
ASSETS
Cash and cash equivalents	$1,501	$1,501	$1,501
Investment securities available-for-sale	32,747	34,347	37,547
Loans receivable, net	142,855	142,855	142,855
Other assets	8,088	8,088	8,088

Total assets (2)	$185,191	$186,791	$189,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$166,208	$166,208	$166,208
Borrowed Funds	330	330	330
Other liabilities	482	482	482

Total liabilities	167,020	167,020	167,020

Preferred stock		1,680	5,040
Common stock – par value $1 per share	2,036	2,036	2,036
Warrants
Discount on preferred		(80)	(240)
Additional paid-in capital	18,802	18,802	18,802
Deficit	(3,123)	(3,123)	(3,123)
Accumulated other comprehensive income	456	456	456

Total stockholders’ equity	18,171	19,771	22,971

Total liabilities and stockholders’ equity	$185,191	$186,791	$189,991

Common shares outstanding	2,036,213	2,036,213	2,036,213

(1)	The balance sheet data gives effect to the equity proceeds as of the balance sheet date.

(2)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a rate of 5%, which was available on September 30, 2008

(3)	The pro forma financial information reflects the issuance of a minimum of $1,600,000 and a maximum of $4,800,000 aggregate liquidation value of the Company’s Preferred Stock in connection with the Capital Purchase Program.

(4)	Assumes warrants for preferred stock equal to 5% of the Treasury Department’s investment are issued and immediately exercised.

(5)	The carrying values of the preferred stock are based on the liquidation value, including the liquidation value of the warrant preferred shares.

(6)	The discount on the preferred stock is amortized over a five-year period via the straight line method.

First Freedom Bancshares, Inc.

		Pro Forma (7)
	Historical	Nine Months Ended
	Nine Months Ended	September 30, 2008
In Thousands, Except Per Share Information	September 30, 2008	Minimum	Maximum
Net interest income (8)	$2,827	$2,887	$3,007
Provision for loan and lease losses	1,028	1,028	1,028

Net interest income after provision for loan and lease losses	1,799	1,859	1,979

Non-interest income	559	559	559
Non-interest expense	2,848	2,848	2,848

Loss before income taxes	(490)	(430)	(310)
Income taxes	0	0	0

Net loss	(490)	(430)	(310)
Less Preferred dividends	0	65	196

Net Income (loss) available to common shareholders	$(490)	$(495)	(506)

Basic loss per share of existing common share	$(0.24)	$(0.24)	$(0.25)

Diluted loss per share of existing common shares	$(0.24)	$(0.24)	$(0.25)

Weighted average shares outstanding
Basic	2,024,875	2,024,875	2,024,875
Diluted	2,024,875	2,024,875	2,024,875
Return on average equity — annualized	(2.49)%	(2.34)%	(2.10)%

(7)	The income statement data gives effect to the equity proceeds at the beginning of the period.

(8)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a rate of 5%, which was available on September 30, 2008. The actual impact to net interest income would be different as First Freedom Bancshares, Inc. expects to utilize the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

First Freedom Bancshares, Inc.

	Historical	Pro Forma(9)
	Year Ended	Year Ended December 31, 2007
In Thousands, Except Per Share Information	December 31, 2007	Minimum	Maximum
Net interest income(10)	$3,006	$3,086	$3,246
Provision for loan and lease losses	986	986	986

Net interest income after provision for loan and lease losses	2,020	2,100	2,260

Non-interest income	379	379	379
Non-interest expense	2,738	2,738	2,738

Loss before income taxes	(339)	(259)	(99)
Income taxes	0	0	0

Net loss	(339)	(259)	(99)
Less Preferred dividends	0	87	262

Net Income (loss) available to common shareholders	$(339)	$(346)	(361)

Basic loss per share of existing common share	$(0.17)	$(0.17)	$(0.18)

Diluted loss per share of existing common shares	$(0.17)	$(0.17)	$(0.18)

Weighted average shares outstanding
Basic	2,010,746	2,010,746	2,010,746
Diluted	2,010,746	2,010,746	2,010,746
Return on equity — annualized	(3.55)%	(3.30)%	(2.72)%

(7)	The income statement data gives effect to the equity proceeds at the beginning of the period.

(8)	Assumes that all of the proceeds will be initially invested in government agency mortgage backed securities earning a rate of 5%, which was available on September 30, 2008. The actual impact to net interest income would be different as First Freedom Bancshares, Inc. expects to utilize the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

	Historical	Pro Forma		Pro Forma
	September	September 30, 2008		December 31, 2007
In Thousands, Except Per Share Information	30, 2008	Minimum	Maximum	Minimum	Maximum
Tier 1 average assets	10.06%	10.87%	12.45%	14.98%	18.14%
Tier 1 to risk weighted assets	11.07%	12.00%	13.84%	17.29%	21.11%
Total risk based capital to risk-weighted assets ratio	12.32%	13.24%	15.07%	18.49%	22.29%

Selected Historical Financial Information
          Set forth below is our selected historical financial information, which was derived from the audited financial statements included in the Annual Report and the Quarterly Report and from other information and data contained in the Annual Report and the Quarterly Report. More comprehensive financial information is included in the Annual Report and the Quarterly Report. The financial information that follows is qualified in its entirety by reference to, and should be read in conjunction with, the Annual Report, the Quarterly Report and all of the financial statements and related notes contained in the Annual Report and the Quarterly Report and in all other information filed with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, copies of which may be obtained as set forth below under the caption “Other Matters — Where You Can Find More Information” on page                     .
          The following schedule presents the financial position, results of operations, selected ratios and per share information for First Freedom Bank as of and for the nine months ended September 30, 2008 and 2007 and for the years ended December 31, 2007 and December 31, 2006:

FIRST FREEDOM BANK FINANCIAL HIGHLIGHTS (UNAUDITED) *
In Thousands, Except Per Share Information

				As of and
	As of and for the		As of and for	for the Year
	Nine Months	As of and for the	the Year Ended	Ended
	Ended September	Nine Months Ended	December 31,	December
	30, 2008	September 30, 2007	2007	31, 2006
BALANCE SHEETS:
End of period:
Total assets	185,191	128,868	141,668	73,879
Loans, net	142,855	78,271	95,428	31,746
Securities, at market	32,747	35,853	35,545	19,939
Deposits	166,208	110,266	122,662	55,176
Shareholders’ equity	18,171	17,927	18,420	18,122
STATEMENTS OF OPERATIONS:
Interest income	7,023	5,043	7,409	2,011
Interest expense	4,196	3,019	4,403	783

Net interest income	2,827	2,024	3,006	1,228
Provision for possible loan losses	1,028	724	986	491

Net interest income after provision for possible loan losses	1,799	1,300	2,020	737
Non-interest income	599	277	379	69
Non-interest expense	2,848	1,995	2,738	2,433

Loss before income taxes	(490)	(418)	(339)	(1,627)
Income tax	0	0	0	0

Net Loss	(490)	(418)	(339)	(1,627)

Comprehensive (loss) earnings	(508)	(382)	49	(1,541)

PER SHARE DATA:
Basic loss per common share	(0.24)	(0.21)	(0.17)	(1.09)

Diluted loss per common share	(0.24)	(0.21)	(0.17)	(1.09)

Cash dividends per share	0.00	0.00	0.00	0.00

Book value per share, end of period	8.97	8.61	9.12	9.05

RATIOS:
Return on average shareholders’ equity annualized	-3.59%	-3.14%	-1.90%	-11.59%

Return on average assets	-0.41%	-0.55%	-0.31%	-5.02%

Average shareholders’ equity to average assets	11.35%	17.47%	16.30%	43.27%

*	Because the holding company was not formed before June 30, 2008, the financial highlights presented here are derived from the Bank’-only financial statements.

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Balance Sheet
September 30, 2008
(In Thousands, Except Per Share and Ratio Data)

	Bank Only	Pro Forma Adjustments				Consolidated
	Historical	Debit		Credit		Pro Forma
ASSETS
Loans, net of allowance for loan losses of $2,176	$142,855					$142,855
Securities available-for-sale, at market (amortized cost $32,291)	32,747					32,747
Federal funds sold	—					—
Restricted equity securities	518					518
Interest-bearing deposit in financial institution	—					—

Total earning assets	176,120					176,120
Cash and due from banks	1,501			70	(1)	1,431
Bank premises and equipment, net of accumulated depreciation	5,917					5,917
Accrued interest receivable	887					887
Deferred tax asset, net	—					—
Other real estate	—					—
Other assets	766					766
Goodwill	—					—

Total Assets	$185,191					$185,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$166,208					$166,208
Accrued interest payable	310					310
Short-term borrowings	330					330
Accounts payable and other liabilities	172					172

Total liabilities	$167,020					$167,020

Shareholders’ equity:
Series A preferred stock	—			48	(2)	48
Common stock, par value $1 per share, 10,000,000 shares authorized and 2,036,213 shares issued and outstanding	2,036	600	(2)			1,428
Class A common stock	—			404	(2)	405
Class B common stock	—			148	(2)	146
Additional paid-in capital	18,802	3,193	(3)			15,493
Retained deficit	(3,123)	70	(1)	3,193	(3)	—
Accumulated other comprehensive loss	456					456

Total shareholders’ equity	18,171					18,101

Total liabilities and shareholders’ equity	$185,191					$185,121

(1)	To record Bank Holding Company organization expenses of $20,000, which was formed subsequent to June 30, 2008, and the proposed stock reclassification expenses of $50,000.

(2)	To record the reclassification of Class A, B and preferred stock.

(3)	To record the acquisition of the Bank stock by the Bank Holding Company.

Book value Per Preferred, Common, Class A and Class B Share	$8.92	$8.89

Capital Ratios:

Total Risk-Based Capital	12.32%	12.27%
Tier 1 Risk-Based Capital	11.07%	11.02%
Leverage Ratio	10.06%	10.02%

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Statement of Operations
For The Nine Months Ended September 30, 2008
(In Thousands – Except Per Share Data and Ratio)

	Nine Months			Nine Months
	Ended September	Pro Forma		Ended September
	30, 2008	Adjustments		30, 2008
	Historical	Debit	Credit	Pro Forma(1)
Interest income:
Interest and fees on loans	5,586			5,586
Interest and dividends on securities — taxable	1,359			1,359
Interest and dividends on restricted equity securities	2			2
Interest on federal funds sold	76			76

Total interest income	7,023			7,023

Interest expense:
Interest on negotiable order of withdrawal accounts	113			113
Interest on money market demand and savings accounts	305			305
Interest on certificates of deposit	3,774			3,774
Interest on short-term borrowings	4			4

Total interest expense	4,196			4,196

Net interest income	2,827			2,827
Provision for loan and lease losses	1,028			1,028

Net interest income after provision for loan and lease losses	1,799			1,799

Non-interest income	559			559
Non-interest expense	2,848			2,848

Loss before income taxes	(490)			(490)
Income taxes	0			0

Net loss	(490)			(490)

Basic loss per preferred, common, class A and class B share	(0.24)			(0.24)

Diluted loss per preferred, common, class A and class B share	(0.24)			(0.24)

Dividends per share:
Preferred shares	$—			—

Common shares	$—			—

Class A shares	$—			—

Class B shares	$—			—

(1)	The proposed transaction would not have a material effect on the historical income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

FIRST FREEDOM BANCSHARES, INC.
Consolidating Pro Forma Statement of Operations
For The Year Ended December 31, 2007
(In Thousands – Except Per Share Data and Ratio)

	For the Year Ended			For the Year Ended
	December 31, 2007	Pro Forma Adjustments		December 31, 2007
	2007 Actual	Debit	Credit	Pro Forma (1)
Interest income:
Interest and fees on loans	5,122			5,122
Interest and dividends on securities — taxable	1,648			1,648
Interest and dividends on restricted equity securities	1			1
Interest on federal funds sold	638			638

Total interest income	7,409			7,409

Interest expense:
Interest on negotiable order of withdrawal accounts	145			145
Interest on money market demand and savings accounts	255			255
Interest on certificates of deposit	3,998			3,998
Interest on short-term borrowings	5			5

Total interest expense	4,403			4,403

Net interest income	3,006			3,006
Provision for loan and lease losses	986			986

Net interest income after provision for loan and lease losses	2,020			2,020

Non-interest income	379			379
Non-interest expense	2,738			2,738

Loss before income taxes	(339)			(339)
Income taxes	0			0

Net loss	(339)			(339)

Basic loss per preferred, common, class A and class B share	(0.17)			(0.17)

Diluted loss per preferred, common, class A and class B share	(0.17)			(0.17)

Ratio of earnings to fixed charges	92.44%			92.44%

Dividends per share:
Preferred shares	$—			—

Common shares	$—			—

Class A shares	$—			—

Class B shares	$—			—

(1)	The proposed transaction would not have a material effect on the historical income statement as all transaction costs would be financed with existing non-interest bearing cash. Most of the anticipated savings will occur on a prospective basis.

MARKET PRICE OF FIRST FREEDOM BANCSHARES, INC.
COMMON STOCK AND DIVIDEND INFORMATION
Market for Common Stock
          Our common stock is not traded through an organized exchange nor is there a known active trading market. At November 1, 2008, the number of shareholders of record of our common stock, our only class of equity security issued and outstanding, was 1,168. There were also outstanding, vested options to purchase 275,888 shares of common stock, and outstanding warrant to purchase 364,475 shares of common stock. All of the purchases and sales of the common stock of which management is aware within the last 18 months for the company’s common stock and the Bank’s common stock, as applicable, have occurred in a price range of $18 to $25 per share. This sale price represents transactions which management is aware of, but does not necessarily represent all trading transactions for the period. Most transfers of our stock involved the joint transfer or sale of warrants together with common stock, which may impact the trading prices.
Dividends
          Our ability to pay dividends is dependent on cash dividends paid to us by First Freedom Bank. The ability of First Freedom Bank to pay dividends to us is restricted by applicable regulatory requirements. First Freedom Bank was formed in 2006 and is prohibited under state law from paying any dividends during the first three years of its existence. Beginning in 2009, the Bank will be legally able to pay dividends if it has retained earnings. It is anticipated that the cost savings effected by the stock reclassification will enable the Bank to pay dividends sooner than would otherwise be the case. However, dividends may never be paid if the Bank lacks sufficient earnings or if retention of earnings is determined by management of the Bank to be in its best interests. No assurances can be given that any dividend will be declared or, if declared, what the amount of such dividend would be or whether such dividends would continue in future periods.
          Securities Authorized for Issuance Under Equity Compensation Plans
          We currently have a stock option plan under which our officers, directors, and employees may purchase shares of our common stock, which was approved by our shareholders, effective April 3, 2006. The reclassification will not affect any outstanding options and each option, after the reclassification transaction, will continue to be exercisable for one share of common stock. As of September 30, 2008, there are outstanding, vested options to purchase 272,825 shares of common stock at $10.00 per share. Additionally, there were vested options to purchase 3,063 shares of common stock at prices ranging from $12.50 to $12.83 per share.
          Prior Public Offerings and Stock Purchases
          We have not made an underwritten public offering of our common stock during the past three years. Also, we have made no purchases of shares of our common stock during the past two years.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information concerning the beneficial ownership of shares of our common stock beneficially owned by (i) directors and executive officers of First Freedom, and (ii) directors and executive officers of First Freedom as a group. There is no person known to First Freedom to be the beneficial owner of more than 5% of the outstanding common stock of First Freedom. The information shown in this table is based on information provided to First Freedom as of March 1,

2008 and based on information available to First Freedom and the Bank through beneficial ownership filings under Section 16 of the Exchange Act. The percentage calculations below are based on our common stock outstanding as of November 1, 2008 and on the assumption that we will have 1,424,005 shares of common stock outstanding after the reclassification. This table also assumes that all directors will continue to hold only common stock after the reclassification.
          There are no arrangements known to us, the operation of which may at a subsequent date result in a change of control of First Freedom.

		% of
		common
	Number of shares of	stock	% of common stock
Name and address of	common stock	currently	following
beneficial owner	beneficially owned (1)	held	reclassification
John Robert Lancaster 753 Old Shannon Road Lebanon, TN 37090	68,960 (2)	3.35%	4.71%

Kenneth Cecil Howell 2020 Arlington Road Lebanon, TN 37087	58,020 (3)	2.83%	3.98%

John High Bradshaw 115 Oak Hill Circle Lebanon, TN 37087	85,202 (4)	4.14%	5.81%

Donald Madison Turner PO Box 338 Lebanon, TN 37088	42,000 (5)	2.06%	2.91%

Robert Cameron Woods 203 Vineyard Way Lebanon, TN 37087	54,000 (6)	2.65%	3.74%

Veronica Rochell Bender 1810 Longview Drive Mt. Juliet, TN 37122	18,480 (7)	0.91%	1.15%

Charles Richard Haskins 922 Phelan Drive Lebanon, TN 37090	31,320 (8)	1.54%	2.18%

Margaret Ann Dixon 2038 Breckenridge Drive Mt. Juliet, TN 37122	31,200 (9)	1.53%	2.08%

Jackie Waldon Gaither 1622 Smith Drive Lebanon, TN 37087	36,000 (10)	1.77%	2.50%

Matthew Juddson Sellars 1102 Fairways Drive Lebanon, TN 37087	20,400 (11)	1.00%	1.42%

Randy Gill Laine 2205 Palmer Road Lebanon, TN 37090	27,600 (12)	1.36%	1.84%

		% of
		common
	Number of shares of	stock	% of common stock
Name and address of	common stock	currently	following
beneficial owner	beneficially owned (1)	held	reclassification
Hardie Vaughan Sorrels 2565 Big Spring Road Lebanon, TN 37087	36,000 (13)	1.77%	2.50%

Michal R. Wiggington 717 Washington Drive Lebanon, TN 37087	12,400 (14)	0.61%	0.70%

TOTAL	521,582	22.85%	29.83%

(1)	The information shown above is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in Rule 13d-1 of the Exchange Act. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days of the Record Date. In accordance with SEC rules, percentages were calculated based on the amount of outstanding shares plus, for each such person or group, any shares that person or group has the right to acquire within 60 days through stock options or other rights.

(2)	Includes 12,000 Organizer Options, 6,040 Warrants jointly-owned with his wife, 20,720 Management Options, and 5,326 shares of common stock owned jointly with his wife. Mr. Lancaster disclaims beneficial ownership of common stock owned jointly with his wife.

(3)	Includes 12,000 Organizer Options, 17,760 Management Options, and 4,200 Warrants.

(4)	Includes 12,000 Organizer Options, 20,720 Management Options, 6,327 Warrants, 12,100 shares as trustee and 2,420 Warrants as trustee.

(5)	Includes 12,000 Organizer Options and 5,000 Warrants.

(6)	Includes 12,000 Organizer Options, 2,000 Warrants, 25,000 shares of common stock jointly-owned with his wife, and 5,000 Warrants jointly-owned with his wife. Dr. Woods disclaims beneficial ownership of common stock owned jointly with his wife.

(7)	Includes 12,000 Organizer Options, 380 Warrants, 3,500 shares of common stock and 700 warrants owned jointly with her husband. Ms. Bender disclaims beneficial ownership of common stock and Warrants owned jointly with her husband.

(8)	Includes 12,000 Organizer Options and 3,220 Warrants.

(9)	Includes 12,000 Organizer Options and 3,000 Warrants.

(10)	Includes 12,000 Organizer Options and 4,000 Warrants.

(11)	Includes 12,000 Organizer Options and 1,400 Warrants.

(12)	Includes 12,000 Organizer Options and 2,400 Warrants.

(13)	Includes 12,000 Organizer Options and 4,000 Warrants.

(14)	Includes 10,000 Management Options and 400 Warrants.
OTHER MATTERS
Forward Looking Statements
          Statements contained herein that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this proxy statement. The forward-looking statements are made as of the date of this proxy statement, and except as required by law, we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
          We caution you not to place undo reliance on any forward-looking statements made by or on behalf of us in this proxy statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “Where You Can Find More Information” below.
Where You Can Find More Information
          We are subject to the information requirements of the Exchange Act and in accordance with those requirements, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings obtained through the SEC’s Internet Website (http://www.sec.gov).
          Additionally, prior to forming First Freedom, the Bank filed periodic reports, proxy statements and other information required by securities laws with the Federal Deposit Insurance Corporation (FDIC) instead of the SEC. You can receive paper copies of these filings from the FDIC by emailing the FDIC’s filing desk at mfields@fdic.gov or by fax at (202) 898-8505 or by calling (202) 898-8908 or (202) 898-8913. Written requests should be sent to: Federal Deposit Insurance Corporation, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Rm. F-6043, Washington, D.C. 20429. You can also receive copies of reports by writing to the Bank at 1620 West Main Street, Lebanon, Tennessee 37088 or by calling the Bank at (615) 444-1280.
Householding
          The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our shareholders, unless we have received contrary instructions from one or more of the shareholders. This delivery method is referred to as “householding” and can result in significant cost savings to the company and its shareholders. However, upon written or oral request, we will deliver promptly a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to the CEO of the company, John Lancaster, at P.O. Box 100, Lebanon, Tennessee 37088, Telephone: (615) 444-1280. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth above.
Information Incorporated by Reference
          In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC or, for information filed before we reorganized to form a bank holding company on October 17, 2008, with the or with the Federal Deposit Insurance Information (“FDIC”). The information incorporated by reference should be considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. The following documents are incorporated by reference herein:

•	the Annual Report of First Freedom Bank filed with the FDIC on Form 10-KSB for fiscal year ended December 31, 2007, including audited financial information; and

•	our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2008.

          We have supplied all information contained in or incorporated by reference in this document relating to First Freedom, provided that any reference to any claim of reliance on the Private Securities Litigation Reform Act’s forward looking statement safe harbor contained in any such document is excluded, and is not incorporated herein by reference. You may have been sent some of the reports and other information incorporated by reference in this document by us, but you can also obtain any of them through the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information incorporated by reference in this document by us. You should direct your request to the following address: First Freedom Bancshares, Inc P.O. Box 100, Lebanon, Tennessee 37088, Telephone: (615) 444-1280. Attention: John Lancaster, President and CEO.
By order of the board of directors
December ___, 2008

APPENDIX A
ARTICLES OF AMENDMENT TO THE CHARTER OF
FIRST FREEDOM BANCSHARES, INC.
     Adopted in accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
     FIRST. The name of the corporation (the “Corporation”) is First Freedom Bancshares, Inc.
     SECOND. The charter of the Corporation is hereby amended by deleting current Section 5 in its entirety and inserting the following in lieu thereof:
     Stock
     (a) Authorized Shares. The number of shares of stock the Corporation is authorized to issue is:
     (1) 10,000,000 shares of Common Stock, par value of $1.00 per share;
     (2) 2,500,000 shares of Preferred Stock, no par value per share. Except as otherwise limited by law, the board of directors shall be empowered to issue such Preferred Stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the board of directors shall determine, and specifically, the board of directors is authorized to issue 2,500,000 shares of Series A Preferred Stock.
     (b) Provisions Applicable to the Common Stock. The Common Stock shall have unlimited voting rights. There shall be no preemptive rights for holders of Common Stock.
     THIRD. These Articles of Amendment were adopted by the board of directors of the Corporation on                                         , 2008 and by the shareholders of the Corporation on                                          , 2008.

FIRST FREEDOM BANCSHARES, INC.

By:
Name:
Title:

A-1

APPENDIX B
ARTICLES OF AMENDMENT TO THE CHARTER OF
FIRST FREEDOM BANCSHARES, INC.
     Adopted in accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:
     FIRST. The name of the corporation (the “Company”) is First Freedom Bancshares, Inc.
     SECOND. The charter of the Company is hereby amended by deleting current Section 5 in its entirety and inserting the following in lieu thereof:
     Stock
     (c) Authorized Shares. The number of shares of stock the Company is authorized to issue is:
     (1) 10,000,000 shares of Common Stock, par value of $1.00 per share;
     (2) 1,000,000 shares of Class A Common Stock, par value of $1.00 per share;
     (3) 1,000,000 shares of Class B Common Stock, par value of $1.00 per share;
     (4) 2,500,000 shares of Preferred Stock, no par value per share. Except as otherwise limited by law, the board of directors shall be empowered to issue such Preferred Stock in one or more series, and with such rights and preferences and upon such terms, including convertibility, as the board of directors shall determine, and specifically, the board of directors is authorized to issue 2,500,000 shares of Series A Preferred Stock.
     (d) Provisions Applicable to the Common Stock. The Common Stock shall have unlimited voting rights. There shall be no preemptive rights for holders of Common Stock.
     (e) Provisions Applicable Only to Class A Common Stock.
     (1) Voting Rights.
(i) Each outstanding share of Class A Common Stock shall have no voting rights, except as may be required by law, and with respect to the following matters:
A. Voting on a merger or share exchange, to the extent shareholder approval is required, as described in Section 48-21-104 of the Tennessee Business Corporation Act;
B. Voting on the sale of assets other than in the regular course of business, to the extent shareholder approval is required, as described in Section 48-22-102 of the Tennessee Business Corporation Act; and
C. Voting on the voluntary dissolution of the Company, to the extent shareholder approval is required, as described in Section 48-24-102 of the Tennessee Business Corporation Act.
(ii) With respect to those matters on which the holders of the Class A Common Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Class A Common Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class B Common Stock, and Series A Preferred Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Company.
     (2) Dividends. Dividends shall be paid on the Class A Common Stock before dividends may be paid on the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class A Common Stock shall be equal to 3% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Class A Common Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (f) Provisions Applicable Only to Class B Common Stock.
     (1) Voting Rights. Each outstanding share of Class B Common Stock shall have no voting rights, except as may be required by law. With respect to those matters on which the holders of the Class B Common Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Class B Common Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class A Common Stock, and Series A Preferred Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Company.
     (2) Dividends. Dividends shall be paid on the Class B Common Stock before dividends may be paid on the Class A Common Stock and the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Class B Common Stock shall be equal to 5% more than is paid on the Common Stock.

     (3) Conversion/Redemption. The Class B Common Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (g) Provisions Applicable Only to Series A Preferred Stock.
     (1) Voting Rights. Each outstanding share of Series A Preferred Stock shall have no voting rights, except as may be required by law, and in connection with the issuance of any stock having rights superior to the Series A Preferred Stock. With respect to those matters on which the holders of the Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each such share. Pursuant to Section 48-11-201(30) of the Tennessee Business Corporation Act, holders of shares of Series A Preferred Stock and Common Stock (and to the extent entitled to vote on such matters, the holders of Class A Common Stock and Class B Common Stock) shall be considered as a single voting group and shall be entitled to vote and be counted together collectively, and shall be entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with the bylaws of the Company.
     (2) Dividends. Dividends shall be paid on the Series A Preferred Stock before dividends may be paid on the Class A Common Stock, the Class B Common Stock, and the Common Stock, but there shall be no requirement to pay dividends, and there shall be no cumulative dividends. If dividends are paid on the Common Stock, the dividends payable on the Series A Preferred Stock shall be equal to 10% more than is paid on the Common Stock.
     (3) Conversion/Redemption. The Series A Preferred Stock shall be convertible to shares of Common Stock upon a change in control but shall have no redemption rights. A “change in control” shall mean (i) a merger, consolidation or reorganization of the Company (except in the event of a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company), or (ii) a sale of substantially all of the assets of the Company.
     (4) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Stock shall be entitled to be paid in full (on a per share basis) the greater of: (i) the net book value of the shares of Common Stock as determined under generally accepted accounting principles; or (ii) the amount paid to the holders of Common Stock. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock, all other series of preferred stock and any parity stock, the remaining assets and funds of the Company shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock, share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a change of control nor any purchase or redemption of stock of the Company of any class shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of the provisions of this Section 5.
     (h) Reclassification of Common Stock.
     (1) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 900 and 2,499 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of such shareholder, be reclassified as Class A Common Stock, on the basis of one share of Class A Common Stock per each share of Common Stock so reclassified, which shares of Class A Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (2) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns between 225 and 899 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part such shareholder, be reclassified as Class B Common Stock, on the basis of one share of Class B Common Stock per each share of Common Stock so reclassified, which shares of Class B Common Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (3) Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder of record who owns 224 or fewer shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of such shareholder, be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock per each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable.
     (4) Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder of record who owns 2,500 or more shares of such Common Stock shall not be reclassified and shall continue to be classified as Common Stock.
     THIRD. These Articles of Amendment were adopted by the board of directors of the Company on                                         , 2008 and by the shareholders of the Company on                                       , 2008.

FIRST FREEDOM BANCSHARES, INC.

By:
Name:
Title:

APPENDIX C
TENNESSEE DISSENTERS’ RIGHTS STATUTES
48-23-101. Chapter definitions. — As used in this chapter, unless the context otherwise requires:
(a) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;
(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;
(c) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;
(d) “Fair value”, with respect to a dissenters’ shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;
(e) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;
(f) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and
(g) “Shareholder” means the record shareholder or the beneficial shareholder. [Acts 1986, ch. 887, § 13.01.]
48-23-102. Right to dissent.
(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:
(1) Consummation of a plan of merger to which the corporation is a party:
(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or
(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;
(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;
(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenters’ shares because it:
(A) Alters or abolishes a preferential right of the shares;
(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or
(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
(6) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(7) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended. [Acts 1986, ch. 887, § 13.02.]
48-23-103. Dissent by nominees and beneficial owners.
(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenters’ other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:
(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote. [Acts 1986, ch. 887, § 13.03.]
48-23-201. Notice of dissenters’ rights.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
(b) If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.
(c) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action. [Acts 1986, ch. 887, § 13.20.]
48-23-202. Notice of intent to demand payment.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:
(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and
(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter. [Acts 1986, ch. 887, § 13.21.]
48-23-203. Dissenters’ notice.
(a) If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.
(b) The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:
(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and
(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201. [Acts 1986, ch. 887, § 13.22.]
48-23-204. Duty to demand payment.
(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.
(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto. [Acts 1986, ch. 887, § 13.23.]
48-23-205. Share restrictions.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.
(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action. [Acts 1986, ch. 887, § 13.24.]
48-23-206. Payment.
(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenters’ shares, plus accrued interest.
(b) The payment must be accompanied by:
(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;
(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;
(4) A statement of the dissenters’ right to demand payment under § 48-23-209; and
(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203. [Acts 1986, ch. 887, § 13.25.]
48-23-207. Failure to take action.
(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure. [Acts 1986, ch. 887, § 13.27.]
48-23-208. After-acquired shares.
(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.
(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenters’ demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment under § 48-23-209. [Acts 1986, ch. 887, § 13.28.]
48-23-209. Procedure if shareholder dissatisfied with payment or offer.
(a) A dissenter may notify the corporation in writing of the dissenters’ own estimate of the fair value of the dissenters’ shares and amount of interest due, and demand payment of the dissenters’ estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenters’ shares and interest due, if:
(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenters’ shares or that the interest due is incorrectly calculated;
(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or
(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenters’ right to demand payment under this section unless the dissenter notifies the corporation of the dissenters’ demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenters’ shares. [Acts 1986, ch. 887, § 13.28.]
48-23-301. Court action.
(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
(e) Each dissenter made a party to the proceeding is entitled to judgment:
(1) For the amount, if any, by which the court finds the fair value of the dissenters’ shares, plus accrued interest, exceeds the amount paid by the corporation; or
(2) For the fair value, plus accrued interest, of the dissenters’ after-acquired shares for which the corporation elected to withhold payment under § 48-23-208. [Acts 1986, ch. 887, § 13.30.]
48-23-302. Court costs and counsel fees.
(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:
(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. [Acts 1986, ch. 887, § 13.31.]

APPENDIX D
FIRST AMENDMENT TO THE
FIRST FREEDOM BANK/FIRST FREEDOM BANCSHARES, INC.
COMMON STOCK WARRANT

FIRST AMENDMENT TO
FIRST FREEDOM BANK
COMMON STOCK WARRANT
     THIS FIRST AMENDMENT TO STOCK WARRANT (the “Amendment”) is made and entered into as of the ___day of ___, 2008, by and between First Freedom Bancshares, Inc., Lebanon, Tennessee, the bank holding company (the “Company”) of First Freedom Bank (the “Bank”), and the undersigned warrant holder (the “Warrant Holder”)
     WHEREAS, the Bank and the Warrant Holder are parties to a Common Stock Warrant agreement of dated April 3, 2006 (the “Agreement”); and
     WHEREAS, pursuant to Section 10 of the Agreement and to Article V of the Agreement and Plan of Share Exchange by and between the Company and the Bank, dated April 15 2008, the Company assumed the Warrant Agreement; and
     WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended in writing signed by an authorized officer of the Bank and the Warrant Holder or his or her duly appointed attorney-in-fact; and
     WHEREAS, at a special meeting of the shareholders of the Bank on December ___, 2008 (the “Meeting”), a majority of the holders of the Company’s common stock voted to reclassify certain shares of common stock into Class A Common Stock, Class B Common Stock, and Series A Preferred Stock to reduce the total number of Company’s common stockholders below 300 in order to avoid the registration requirements of Section 12 of the Securities Exchange Act of 1934; and
     WHEREAS, at the Meeting, a majority of the shareholders of the Company voted to reclassify certain common stock warrants into Class A Common Stock, Class B Common Stock, and Series A Preferred Stock, for the purpose of ensuring that the number of common stockholders remains below 500 in the future; and
     WHEREAS, the Warrant Holder authorized amendment to his or her Agreement by his or her signature on that certain Proxy Card, executed and effective as of ___, 2008.
     NOW, THEREFORE, in consideration of the premises, mutual covenants, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto do hereby agree as follows:
     1. Amendment of Section 4. The parties agree that the following text shall be added after the last paragraph of Section 4:
In the event of a reclassification of some or all of the outstanding shares of any class of stock, then as part of any such reclassification, the board of directors shall be authorized to amend the terms of this Common Stock Warrant. Such authority shall include, but not be limited to, the power to alter the class of stock issuable upon the exercise of this Common Stock Warrant by the Warrant Holder.
     2. Ratification. Except as expressly amended in this Amendment, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.
     3. Definitions. Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Agreement.
     4. Counterparts. This Amendment may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same instrument.
     5. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the substantive laws of the State of Tennessee, without regard to choice of law rules or principles.
     IN WITNESS WHEREOF, the parties have caused this First Amendment to be executed by their duly authorized representatives as of the date first above written.

FIRST FREEDOM BANCSHARES, INC.

By:
John Lancaster, President & CEO

WARRANT HOLDER

By:

APPENDIX E
FIRST AMENDMENT TO THE BYLAWS OF
FIRST FREEDOM BANCSHARES, INC

FIRST AMENDMENT
TO
THE BYLAWS
OF
FIRST FREEDOM BANCSHARES, INC.
     The board of directors (the “board”) of First Freedom Bancshares, Inc., Lebanon, Tennessee, a Tennessee corporation (the “Company”), pursuant to the authority granted the board by Article XII of the Bylaws of the Company, and with the consent of shareholders of the Company representing at least a majority of the shares entitled to vote on the amendment of the Bylaws of the Company, does hereby amend the Bylaws of the Company by adding the following as a new Section 5 to Article II of said Bylaws:
     Section 5. Restrictions on Transfer.
     (A) General Restrictions on Transfer. No Shareholder shall have the right or power to sell, convey, assign, pledge, hypothecate, devise, bequest, transfer, or otherwise dispose of or encumber in any manner, whether by inter vivos transfer or at death by Will or operation of the laws of intestate succession (collectively, “Transfer”) any shares of any class or series of stock of the Company held by such Shareholder unless the Transfer satisfies one (1) or more of the following conditions:
          (i) The Transfer is of five hundred (500) or more shares of the class or series of stock of the Company being transferred by such Shareholder to one (1) transferee, or, in the event such Shareholder owns less than five hundred (500) shares of the class or series of stock being transferred, such Shareholder Transfers all of the shares of the class or series of stock held of record by such Shareholder to one (1) transferee;
          (ii) Prior to the Transfer, the proposed transferee(s) of such shares is, or are, as appropriate, Shareholder(s) of the Company and hold the same class or series of stock of the Company as is being transferred by such transferring Shareholder;
          (iii) The Transfer will not result in an increase in the number of holders of record of any class or series of stock of the Company, as determined in accordance with Rule 12g5-1 promulgated under the Securities Exchange Act of 1934 (17 C.F.R. § 240.12g5-1), as the same may be amended from time to time; or
          (iv) The Transfer is approved by majority vote of the members of the board of directors present at a meeting of the board at which a quorum is present.
     (B) Right of First Refusal. Notwithstanding the provisions of subsection (A) of this Section 5, no Shareholder shall Transfer any or all of the shares of any class or series of stock of the Company held by such Shareholder without first offering such stock for sale to the Company in accordance with the following procedure:
          (i) In the event that a Shareholder (hereinafter referred to as the “Selling Shareholder”) receives a bona fide offer (as hereinafter defined) to purchase any or all of such Selling Shareholder’s shares of any class or series of stock of the Company and such Selling Shareholder desires to accept such bona fide offer, such Selling

Shareholder shall give written notice to the Company of the proposed transfer, specifying the name and address of the third-party purchaser and the price and terms of the proposed transfer (the “Transfer Notice”), and shall offer to sell such Selling Shareholder’s shares to the Company in accordance with this subsection (B) at the same price and on the same terms and conditions as contained in the bona fide offer. The offer shall be irrevocable for a period of thirty (30) days from receipt by the Company of the Transfer Notice. The Transfer Notice shall be accompanied by a true and complete copy of the written offer submitted to the Selling Shareholder by the third-party purchaser setting forth the price, terms, and conditions of such offer, or, in the event the offer submitted to the Selling Shareholder is made orally, a summary of the price, terms, and conditions of such oral offer, as well as the name(s) and address(es) of the third-party purchaser(s). A Transfer Notice that does not contain all such requisite information shall not be considered a “Transfer Notice” for purposes of this subsection (B).
          (ii) As used in this subsection (B), the term “bona fide offer” shall mean a legally enforceable written or oral offer made and, as appropriate, signed by a third-party purchaser, or third-party purchaser(s), financially capable of carrying out the terms of such bona fide offer.
          (iii) Whenever a bona fide offer to purchase shares of the Company has been received by a Selling Shareholder and written notice thereof has been given to the Company in accordance with subsection (B)(i), the Company shall have the option to accept the offer of the Selling Shareholder to purchase such shares within thirty (30) days by giving written notice of such acceptance to the Selling Shareholder and, thereafter, subject to the receipt of all requisite regulatory approvals, if any, required for the purchase of such shares by the Company, tendering payment for the shares which are the subject of the bona fide offer at the price and upon the terms at which the shares are offered for sale.
          (iv) In the event that any shares subject to the conditions outlined in subsection (B)(iii) above have not been purchased by the Company pursuant to the provisions of subsection (B)(iii), then the Selling Shareholder shall be free to dispose of the shares of stock so offered to the third-party purchaser named in the Transfer Notice provided under subsection (B)(i), at the price and upon the terms and conditions set forth in such offer; provided, however, that such disposition shall be made within thirty (30) days following the termination of the offer to the Company to purchase such shares, and if such disposition is not made within such period, then such shares shall again become subject to all of the provisions and restrictions of this subsection (B). The Selling Shareholder shall be prohibited from transferring such shares to the third-party purchaser on terms or conditions (including price and terms of payment) more favorable than those contained in the written offer to the Company provided for in subsection (B)(i).
          (v) If the Selling Shareholder wishes to modify such Selling Shareholder’s offer during the option period specified in subsection (B)(iii), the option period of the Company will recommence upon written notice of such modified offer being provided by the Selling Shareholder to the Company.
          (vi) Notwithstanding anything in this Section 5 to the contrary, the provisions of this subsection (B) shall not apply to any Transfer of shares of any class or series of stock of the Company by gift or upon the death of a deceased Shareholder pursuant to the terms of the last will and testament of such deceased Shareholder or the laws of intestate succession.
          (vii) The right of first refusal granted the Company by this subsection (B) shall continue to apply to any shares of the Company which a Selling Shareholder may sell to a third-party purchaser (if the Company does not exercise its right to purchase such shares as provided herein) in the event such third-party purchaser should subsequently elect to resell any or all of such shares of the Company.
     (C) Board Oversight and Non-Permissible Transfers. The board shall be the sole judge of whether any Transfer of stock of the Company is in compliance with this Section 5, including, without limitation, whether or not a given Transfer will have the effect of increasing the number of holders of record of any class or series of stock of the Company, as determined in accordance with Rule 12g5-1 promulgated under the Securities Exchange Act of 1934 (17 C.F.R. § 240.12g5-1), as the same may be amended from time to time. Any purported Transfer of shares of any class or series of stock of the Company by a Shareholder in contravention of the terms and provisions of this Section 5 shall be null and void and of no force or effect.
     (D) Delivery of Shares. Upon payment of the purchase price for shares purchased by the Company pursuant to subsection (B) of this Section 5, the Selling Shareholder, or such Selling Shareholder’s legal representative, shall deliver to the Company properly endorsed certificates representing such shares and execute such transfer receipts and releases as shall reasonably be required by the Company for the protection of all parties concerned.
     Certified this       day of                                         , 2008, as a true and correct amendment to the Bylaws of First Freedom Bancshares, Inc., Lebanon, Tennessee, by the Secretary of the board of directors of the Company.

                                                            , Secretary

APPENDIX F
FAIRNESS OPINION OF FINANCIAL ADVISOR DATED OCTOBER 24, 2008

F-1

PROXY CARD
FIRST FREEDOM BANCSHARES, INC.
SPECIAL MEETING OF SHAREHOLDERS
REVOCABLE PROXY

1620 West Main Street	December ___, 2008
P.O. Box 100
Lebanon, Tennessee 37088
PLEASE SIGN AND RETURN PROMPTLY IN THE SELF-ADDRESSED ENVELOPE.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned appoints John Lancaster or Ken Howell as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all of the shares of common stock of First Freedom Bancshares, Inc. to which the undersigned is entitled to vote at the special meeting of shareholders to be held at First Freedom Bank, 1620 West Main Street, Lebanon, Tennessee 37088, on December ___, 2008, at 10:30 a.m. Central Standard Time, or any adjournment thereof.
THIS PROXY IS SOLICITED BY OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER ___, 2008.
The proxies will vote on the proposals in the notice of special meeting and proxy statement in the manner that you specify on this card. If you do not specify how you want the proxies to vote, the proxies will in favor of the proposals listed below. If any other matters properly come before the special meeting, the proxies will vote on such matters in accordance with the recommendations of the board of directors (except to the extent that such matters would include substantive matters presented by the company that would otherwise be required to be separately set out by the company on the proxy card).
UNLESS PROPOSALS 2, 3, AND 4 ARE ALL APPROVED, NONE OF THESE THREE PROPOSALS WILL BE EFFECTUATED. HOWEVER, PROPOSAL S 1, 5 AND 6 ARE NOT CONTINGENT ON THE APPROVAL OF ANY OTHER PROPOSAL, AND WILL BE EFFECTUATED EVEN IF THE OTHER PROPOSALS ARE NOT APPROVED.

1.
To consider and act upon a proposal to amend the Charter of First Freedom Bancshares, Inc. to authorize a class of blank check preferred stock, consisting of two million five-hundred thousand (2,500,000) authorized shares, which may be issued in one or more series, with such rights, preferences, privileges and restrictions as shall be fixed by the Company’s board of directors;

            FOR                                  AGAINST                                 ABSTAIN

2.	For approval of an amendment to the charter of First Freedom Bancshares, Inc. to authorize two new classes of stock and one new a of preferred stock: Class A common stock, Class B common and Series A Preferred Stock.

           FOR                                AGAINST                              ABSTAIN

Proxy Card - 1

3.
For approval of the reclassification of shares of common stock held by shareholders who own between 900 and 2,499 shares into shares of Class A common stock, shares of common stock held by shareholders who own between 225 and 899 shares into Class B common stock, and shares of common stock held by shareholders who own 224 shares or less into Series A Preferred Stock.

            FOR                                AGAINST                              ABSTAIN

4.
For approval of the reclassification of common stock warrants held by shareholders who own between 900 and 2,499 shares into Class A common stock warrants, warrants of common stock held by shareholders who own between 225 and 899 shares into Class B common stock warrants, and warrants held by shareholders who own 224 shares or less into Series A Preferred Stock warrants; and additionally to approve the amendment to my warrant agreement, if applicable, as specified in Appendix D.

            FOR                                AGAINST                              ABSTAIN

5.
For the approval of the amendment of the bylaws of First Freedom Bancshares, Inc. by the addition of additional stock transfer restrictions to the bylaws in the manner specified in the First Amendment to the Bylaws of First Freedom Bancshares, Inc. attached as Appendix E.

            FOR                                AGAINST                              ABSTAIN

6.
To consider and vote on any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the foregoing proposals if there are insufficient votes at the time of such adjournment or postponement to approve one or more of them.

            FOR                                AGAINST                              ABSTAIN
PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.
Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both joint tenants should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature of Shareholder

Date:

Signature of Joint Shareholder
Please mark here if you intend to attend the special meeting of shareholders.
      YES                  NO

Proxy Card - 2